Execution Version

AGREEMENT AND PLAN OF REORGANIZATION

by and among

WASHINGTONFIRST BANKSHARES, INC.,
1ST PORTFOLIO HOLDING CORPORATION,
and
JOHN OSWALD, solely in his capacity as the FP Representative

Dated as of May 13, 2015

Page

ARTICLE I	THE MERGER	1

1.1	Merger	1
1.2	Name	1
1.3	Articles of Incorporation; Bylaws	2
1.4	Board of Directors; Officers	2
1.5	Effect of the Merger	2
1.6	Closing; Effective Time	2
1.7	Alternative Acquisition Structure	2
1.8	FP Representative	3

ARTICLE II	CONSIDERATION AND CONVERSION OF SHARES	3

2.1	Definitions	3
2.2	Conversion of Shares	5
2.3	Treatment of FP Warrants and FP Director Options	7
2.4	Treatment of FP Employee Options	7
2.5	Exchange Procedures	8
2.6	Escrow	10
2.7	Appraisal Rights	11
2.8	Transfer Taxes	11
2.9	Reorganization Status	11
2.10	FP Representative	12

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF WFBI	14

3.1	Organization and Authority	14
3.2	Capitalization of WFBI	14
3.3	Authorization	15
3.4	WFBI Internal Controls	16
3.5	WFBI Financial Statements	16
3.6	Books of Account; Corporate Records	17
3.7	Regulatory Reports	17
3.8	WF Bank	17
3.9	Absence of Certain Changes	17
3.10	Litigation and Other Proceedings	18
3.11	Regulatory Submissions, Etc	18
3.12	Tax and Regulatory Treatment	18
3.13	Taxes	18
3.14	Absence of Undisclosed Liabilities	20
3.15	Compliance with Laws	20
3.16	Consents	20
3.17	Environmental Matters	21
3.18	Brokers and Finders	21
3.19	Anti-Money Laundering	21

i

(continued)
Page

3.20	Cash Resources	21
3.21	SEC Reports	21
3.22	Non-Reliance	21

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF FP HOLDING	22

4.1	Organization and Authority	22
4.2	FP Subsidiaries	22
4.3	Capitalization of FP Holding	23
4.4	Authorization	24
4.5	FP Holding Financial Statements	25
4.6	Books of Account; Corporate Records	26
4.7	FP Reports and Offering Documentation	26
4.8	Absence of Certain Changes	26
4.9	Insurance	26
4.10	Properties, Leases and Other Agreements	27
4.11	Taxes	27
4.12	Intangible Property	30
4.13	Employee Relations	31
4.14	Employee Benefits	32
4.15	Contracts; Consents; Notices	34
4.16	Related Party Transactions	35
4.17	Loans	35
4.18	Absence of Certain Changes	37
4.19	Environmental Matters	37
4.20	Litigation and Other Proceedings	38
4.21	Absence of Undisclosed Liabilities	38
4.22	Compliance with Laws; Regulatory Examinations and Reports	38
4.23	Accuracy of Information	39
4.24	Anti-Takeover Provisions	39
4.25	Derivative Instruments	40
4.26	Tax and Regulatory Treatment	40
4.27	Brokers and Finders	40
4.28	Investment Advisory Business of FP Wealth	40
4.29	Non-Reliance	41
4.30	Accredited Investors	42

ARTICLE V	CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME	42

5.1	Forbearance by FP Holding	42
5.2	Conduct of Business by FP Holding	44
5.3	Approval of FP Holding Shareholders	46
5.4	Conduct of Business by WFBI	46

ARTICLE VI	ADDITIONAL AGREEMENTS	47

(continued)
Page

6.1	Access and Information	47
6.2	Applications; Cooperation	47
6.3	Notice of Actual or Threatened Breach	48
6.4	Current Information	48
6.5	Expenses	49
6.6	Filing with the SCC	49
6.7	Miscellaneous Agreements and Consents	49
6.8	Press Releases and Public Disclosures	49
6.9	FP Employees	49
6.10	D&O Indemnification	50
6.11	Disclosure	52
6.12	Indemnification of WFBI	52
6.13	Summary Balance Sheet	56

ARTICLE VII	CONDITIONS	57

7.1	Conditions to WFBI’s and FP Holding’s Obligation to Effect the Merger	57
7.2	Conditions to Obligation of WFBI to Effect the Merger	57
7.3	Conditions to Obligation of FP Holding to Effect the Merger	59

ARTICLE VIII	TERMINATION, AMENDMENT AND WAIVER	60

8.1	Termination	60
8.2	Effect of Termination	61
8.3	Amendment	61
8.4	Waiver	62

ARTICLE IX	GENERAL PROVISIONS	62

9.1	Investigation; Survival of Agreements	62
9.2	Notices	62
9.3	Material Adverse Effect	64
9.4	Certain Definitions	64
9.5	Severability	65
9.6	Headings	65
9.7	Attorneys’ Fees	65
9.8	Schedules and Exhibits	65
9.9	Attorney-Client Privilege	65
9.10	Conflict of Interest	66
9.11	Miscellaneous	66

EXHIBITS
Exhibit A        Plan of Merger                        A-1
Exhibit B        Articles of Merger                        B-1
Exhibit C        Letter of Transmittal                        C-1
Exhibit D        Shareholder Representation Letter                D-1
Exhibit E        Escrow     Agreement                         E-1

SCHEDULES

Schedule A        FP Warrants                            Sch. A-1
Schedule B        Director $5.78 Options                    Sch. B-1
Schedule C        Director $7.00 Options                    Sch. C-1
Schedule D        Director $7.55 Options                    Sch. D-1
Schedule E        Employee FP Options                     Sch. E-1

DISCLOSURE SCHEDULES

WFBI Disclosure Schedule
FP Disclosure Schedule
Article VII Disclosure Schedule

INDEX TO DEFINED TERMS

A Increment	4	FICA	19
Accredited Investor	6	FNMA	34
Advisory Client	40	FP Benefit Plans	32
Affiliate	64	FP Director Option	5
Agent Losses	13	FP Disclosure Schedule	22
Agreement	1	FP Draft Financial Statements	25
B Increment	4	FP Employee Option	7
Base Consideration	3	FP Holding	1
Base FP Shares	3	FP Holding 401(k) Plan	45
Belief	64	FP Holding Certificate	57
BHCA	14	FP Holding Common Stock	5
C Increment	4	FP Holding Consolidated Financial
Certificate	6	Statements	25
Closing	2	FP Holding Sold Loans	36
Closing Date	2	FP Holding Written Consent	46
COBRA	33	FP Indemnity Securityholder	10
Code	1	FP Leases	27
Continuing Employees	49	FP Lending	22
Conversion Ratio	5	FP Reports	26
Converted Option	7	FP Representative	1
Cooley	65	FP Returns	27
D Increment	5	FP Share Equivalent	5
Diluted FP Share Value	5	FP Shareholder Approval	57
Director $5.78 Options	4	FP Stock Incentive Plan	7
Director $7.00 Options	4	FP Subsidiaries	22
Director $7.55 Options	5	FP Warrants	4
Dissenting Shares	11	FP Wealth	22
Dodd-Frank Act	20	GAAP	3
Effective Time	2	Hired Participants	50
ERISA	32	Indemnified Person	50
Escrow Agent	10	Indemnity Escrow Amount	10
Escrow Agreement	10	Individual Shareholder Claim	13
Escrow Cash	10	Intellectual Property	31
Escrow Fund	10	Investment Advisory Agreement	40
Escrow Shares	10	IRS	33
Excess Capital	3	knowledge	64
Exchange Act	15	Letter of Transmittal	9
Exchange Agent	8	Loans	16
Excluded Shares	3	Material adverse change	64
FDIC	9	Material adverse effect	64
Federal Reserve Board	17	Material Contract	34
FHA	34	Merger	1
FHLMC	34	Merger Consideration	6

v

NASDAQ	15	Taxes	30
Non-Accredited Share	6	Third Party Claim	55
Person	9	Unresolved Claims	53
Plan of Merger	1	VA	34
Pre-Closing Period	42	VBFI	17
Pre-Closing Tax Period	55	VFIC	15
Preliminary FP Share Value	3	VHDA	34
Pro Rata Share	10	VSCA	1
RESPA	20	WF Bank	14
RHS	34	WFBI	1
SCC	2	WFBI Benefit Plans	50
Section 409A	33	WFBI Claim	54
Securities Act	15	WFBI Claim Response	54
Shareholder Representation Letter	46	WFBI Common Stock	6
Step A Share Value	4	WFBI Consolidated Financial Statements	16
Step B Share Value	4	WFBI Disclosure Schedule	14
Step C Share Value	4	WFBI Indemnification Period	52
Step D Share Value	5	WFBI Indemnified Parties	52
Summary Balance Sheet	56	WFBI Losses	52
Surviving Corporation	1	WFBI Reports	17
Takeover Laws	10	WFBI Returns	18
Tangible Equity Capital	3	WFBI SEC Reports	21
Tax Claim	56	WFBI Sold Loans	16

AGREEMENT AND PLAN OF REORGANIZATION
This Agreement and Plan of Reorganization (the “Agreement”), made as of this 13th day of May, 2015, is by and among WashingtonFirst Bankshares, Inc. (“WFBI”), a corporation organized and existing under the laws of the Commonwealth of Virginia, 1st Portfolio Holding Corporation (“FP Holding”), a corporation organized and existing under the laws of the Commonwealth of Virginia, and, solely with respect to Sections 1.8, 2.6, 2.10, 6.12, 8.3 and Article IX, John Oswald, solely in his capacity as the agent and representative of the FP Indemnity Securityholders with respect to this Agreement and the matters and transactions contemplated herein (the “FP Representative”).
WHEREAS, the respective Boards of Directors of WFBI and FP Holding deem it advisable and in the best interests of their respective shareholders that WFBI acquire FP Holding through the merger of FP Holding with and into WFBI, on the terms, and subject to the conditions, set forth in this Agreement; and
WHEREAS, the respective Boards of Directors of WFBI and FP Holding have each approved the merger of FP Holding with and into WFBI (the “Merger” ), upon the terms, and subject to the conditions, hereinafter set forth, including the Plan of Merger in substantially the form attached as Exhibit A hereto (the “Plan of Merger”);
WHEREAS, for federal income Tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement constitutes a plan of reorganization within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3; and
WHEREAS, concurrently with the execution of this Agreement, the non-employee directors of FP Holding and each FP Subsidiary have entered into a Non-competition and Non-solicitation Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1    Merger.  Subject to the terms and conditions hereafter set forth, at the Effective Time, FP Holding shall be merged with and into WFBI with WFBI being the surviving corporation (the “Surviving Corporation”), in accordance with this Agreement, the Plan of Merger and the applicable provisions of the Virginia Stock Corporation Act (the “VSCA”).
1.2    Name.  The name of the Surviving Corporation shall be “WashingtonFirst Bankshares, Inc.”

1.3    Articles of Incorporation; Bylaws.  (a) The Articles of Incorporation of WFBI in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.
(b)    The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.
1.4    Board of Directors; Officers.  From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.
1.5    Effect of the Merger.  At the Effective Time, the separate corporate existence of FP Holding shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of FP Holding shall be vested in, and all debts, liabilities, and obligations of FP Holding shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.
1.6    Closing; Effective Time.  (a) Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) shall occur at the principal offices of WFBI, or at such other place designated by the parties in writing, at a time and on a date specified in writing by the parties, which date shall be on the earliest practicable business day, but not more than three business days, after the satisfaction or waiver of the conditions set forth in Article VII hereto (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment of such conditions); provided that in no case shall the Closing occur earlier than July 1, 2015. The date at which the Closing occurs is referred to herein as the “Closing Date”.
(b)    The Merger shall become effective at the later of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger filed with the SCC in the form attached as Exhibit B (the “Effective Time”). Except as otherwise agreed in writing by WFBI and FP Holding, the Effective Time shall be on the Closing Date.
1.7    Alternative Acquisition Structure.  Notwithstanding any provision in this Agreement to the contrary, WFBI shall be permitted, in its sole and absolute discretion, to restructure the method by which WFBI accomplishes the acquisition of FP Holding as contemplated by this Agreement; provided, however, that WFBI agrees not to make any changes with respect to the acquisition of FP Holding that will: (i) vary the form or amount of consideration paid to FP Holding securityholders pursuant to Section 2.2 hereof or the treatment of FP Options pursuant to Section 2.3 hereof, (ii) require FP Holding to resolicit shareholder approval of the Merger, or (iii) adversely affect the treatment of the Merger as a reorganization under Section 368(a) of the Code. FP Holding agrees to execute or cause to be executed any amendments, agreements or further documentation reasonably required to effect such alternate structure.

1.8    FP Representative. By virtue of the approval and consummation of the Merger, each of the FP Indemnity Securityholders shall accept and be bound by the appointment of the FP Representative as set forth in, and authorized to act in accordance with, Section 2.10 of this Agreement.
ARTICLE II
CONSIDERATION AND CONVERSION OF SHARES
2.1    Definitions.
The “Base Consideration” shall be equal to $7,663,152.
“Base FP Shares” means the number of shares of FP Holding Common Stock outstanding on the Closing Date (excluding Excluded Shares).
“Excluded Shares” means shares of FP Holding Common Stock that are cancelled and retired pursuant to Section 2.2(a).
“Excess Capital” means the excess of Tangible Equity Capital over $2,500,000, provided that Excess Capital shall not exceed $7,000,000.
“Tangible Equity Capital” means a dollar amount equal to the total shareholders’ equity of FP Holding (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) measured as of the Closing) minus goodwill and any other intangible assets (calculated in accordance with GAAP); provided, however, that the following items shall be deducted in calculating Tangible Equity Capital if not otherwise reflected on the books of FP Holding as of the Closing:
(i)    expenses payable to third-parties that have been incurred by FP Holding, but not paid, incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby;
(ii)    expenditures in excess of $425,485 (if any) in connection with the tenant improvements to and “build-out” of the premises leased by FP Lending pursuant to the lease, dated as of July 28, 2014, between SRI Seven Fair Lakes LLC and FP Lending; and
(iii)    the cost of any tail insurance coverage obtained pursuant to Section 6.10; provided, however, that the amount of such cost shall, for this purpose, be reduced by the lesser of 50% of such cost or $15,000.
The “Preliminary FP Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital by (ii) the Base FP Shares; i.e., for clarity:

Base Consideration + Excess Capital
Base FP Shares

“FP Warrants” means the warrants to purchase shares of FP Holding Common Stock issued and outstanding immediately prior to the Effective Time, as set forth on Schedule A attached hereto (which Schedule A shall be adjusted as necessary to reflect any decreases between the date of this Agreement and the Closing). The “A Increment” means the product obtained by multiplying the aggregate number of FP Warrants by $3.62. The “Step A Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment by (ii) the sum of the Base FP Shares plus the FP Warrants; i.e., for clarity:

Base Consideration + Excess Capital + A Increment
Base FP Shares + FP Warrants
“Director $5.78 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP Holding, at an exercise price of $5.78 per share, as set forth on Schedule B attached hereto (which Schedule B shall be adjusted as necessary to reflect any decreases between the date of this Agreement and the Closing). The “B Increment” means the product obtained by multiplying the aggregate number of Director $5.78 Options by $5.78. The “Step B Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment
Base FP Shares + FP Warrants + Director $5.78 Options
“Director $7.00 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP Holding, at an exercise price of $7.00 per share, as set forth on Schedule C attached hereto (which Schedule C shall be adjusted as necessary to reflect any decreases between the date of this Agreement and the Closing). The “C Increment” means the product obtained by multiplying the aggregate number of Director $7.00 Options by $7.00. The “Step C Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment plus the C Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options plus the Director $7.00 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment + C Increment
Base FP Shares + FP Warrants + Director $5.78 Options + Director $7.00 Options

“Director $7.55 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP Holding, at an exercise price of $7.55 per share, as set forth on Schedule D attached hereto (which Schedule D shall be adjusted as necessary to reflect any decreases between the date of this Agreement and the Closing). The “D Increment” means the product obtained by multiplying the aggregate number of Director $7.55 Options by $7.55. The “Step D Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment plus the C Increment plus the D Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options plus the Director $7.00 Options plus the Director $7.55 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment + C Increment + D Increment
Base FP Shares + FP Warrants + Director $5.78 Options + Director $7.00 Options + Director $7.55 Options
“FP Director Option” means any of the Director $5.78 Options, the Director $7.00 Options or the Director $7.55 Options.
The “Diluted FP Share Value” means the least of the Preliminary FP Share Value, the Step A Share Value, the Step B Share Value, the Step C Share Value, and the Step D Share Value.
The “Conversion Ratio” means the quotient obtained by dividing (i) the Diluted FP Share Value by (ii) $16.00; i.e., for clarity:

Diluted FP Share Value
$16.00
The “FP Share Equivalent” means, for any FP Warrant or FP Director Option, (i) the number of shares of FP Holding Common Stock covered by such FP Warrant or FP Director Option, multiplied by (ii) the difference, if positive, between the Diluted FP Share Value and the exercise price per share of FP Holding Common Stock covered by such FP Warrant or FP Director Option (otherwise zero), divided by (iii) the Diluted FP Share Value; i.e., for clarity:

(Number of Shares) x (Diluted FP Share Value – Exercise Price)
Diluted FP Share Value
2.2    Conversion of Shares.  Subject to this Article II, at the Effective Time, by virtue of the Merger and without any action on the part of WFBI, FP Holding or the holder of any of the shares thereof:
(a)    All shares of common stock, no par value per share, of FP Holding (“FP Holding Common Stock”), owned directly or indirectly by WFBI or any of WFBI’s or FP Holding’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration (as defined below).
(b)    Each share of FP Holding Common Stock (other than Dissenting Shares and Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of WFBI (the “WFBI Common Stock”) equal to the Conversion Ratio, subject to adjustment in accordance with Section 2.2(f) (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 2.2(e), is hereinafter referred to as the “Merger Consideration”);
(c)    Notwithstanding the provisions of Section 2.2(b), each share of FP Holding Common Stock held by a shareholder of FP Holding who is not an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) (such share, a “Non-Accredited Share”) as of the date of the Effective Time shall not be converted into and shall not become the right to receive any shares of WFBI Common Stock and each such share shall instead be converted into and shall become the right to receive cash in an amount equal to the product of (i) the number of shares of WFBI Common Stock that otherwise would have been issuable as Merger Consideration for such share and (ii) $16.00.
(d)    Effective as of the Effective Time, each share of FP Holding Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of FP Holding Common Stock (each a “Certificate”) (other than holders of Certificates representing Dissenting Shares and Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 2.5.
(e)    No fractional shares of WFBI Common Stock shall be issued in respect of shares of FP Holding Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Dissenting and Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 2.2(b) and 2.5 an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of FP Holding Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 2.5) by (ii) $16.00.
(f)    If, on or after the date of this Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Merger Consideration and any dependent items shall be appropriately adjusted to provide to the holders of FP Holding Common Stock the same economic effect as contemplated by this Agreement prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
(g)    Anything herein to the contrary notwithstanding, the portion of the Merger Consideration payable in cash pursuant to Article II of this Agreement (including as Merger Consideration, for this purpose, payments with respect to Dissenting Shares) shall not exceed 55% of the aggregate Merger Consideration. In the event the maximum cash payment threshold shall be reached, the balance of the Merger Consideration payable to shareholders of FP Holdings who are not Accredited Investors shall be paid in WFBI Common Stock.
2.3    Treatment of FP Warrants and FP Director Options.  (a) At the Effective Time, each FP Warrant and FP Director Option issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and without any action on the part of any holder of an FP Warrant or FP Director Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time a number of shares of WFBI Common Stock equal to the product of (i) the Conversion Ratio multiplied by (ii) the FP Share Equivalent of such FP Warrant or FP Director Option (with cash in lieu of fractional shares of WFBI Common Stock pursuant to Section 2.2(e)); provided that if such product is equal to or less than zero, such FP Warrant or FP Director Option will be cancelled as of the Effective Time without being exchanged for the right to receive any shares of WFBI Common Stock or any other consideration.
(b)        Notwithstanding the provisions of Section 2.3(a), each FP Warrant or FP Director Option held by a person who is not an Accredited Investor as of the Effective Time shall not be converted into and shall not become the right to receive any shares of WFBI Common Stock and each such option or warrant shall instead be converted into and shall become the right to receive cash in an amount equal to the product of (i) the Conversion Ratio multiplied by (ii) the FP Share Equivalent of such FP Warrant or FP Director Option, multiplied by (iii) $16.00.
2.4    Treatment of FP Employee Options.  (a) At the Effective Time, each option to purchase shares of FP Holding Common Stock held by an employee of FP Holding (or any affiliate thereof) as set forth on Schedule E hereto (which Schedule E shall be adjusted as necessary to reflect any decreases between the date of this Agreement and the Closing) (each, an “FP Employee Option”) that is outstanding under the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan (the “FP Stock Incentive Plan”) immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by WFBI and converted into an option to purchase shares of WFBI Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FP Employee Option immediately before the Effective Time (including expiration date, vesting conditions and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of WFBI Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of FP Holding Common Stock subject to the FP Employee Option immediately before the Effective Time and (B) the Conversion Ratio, subject to adjustment in accordance with Section 2.2(f); and (ii) the per share exercise price for each share of WFBI Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing

(A) the exercise price per share of FP Holding Common Stock of such FP Employee Option immediately before the Effective Time by (B) the Conversion Ratio, subject to adjustment in accordance with Section 2.2(f); provided, however, that the exercise price and the number of shares of WFBI Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any FP Employee Option to which Section 422 of the Code applies, the exercise price and the number of shares of WFBI Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
(b) As soon as practicable after the Effective Time, WFBI shall deliver to the holders of the Converted Options appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards in accordance with this Section 2.4.
(c)    Before the Effective Time, FP Holding shall provide such notice, if any, to the extent required under the terms of the FP Stock Incentive Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; and take all other appropriate actions to: (a) effectuate the provisions of this Section 2.4; and (b) ensure that after the Effective Time, neither any holder of Converted Options, any beneficiary thereof, nor any other participant in the FP Stock Incentive Plan shall have any right thereunder to acquire any securities of WFBI or to receive any payment or benefit with respect to any award previously granted under the FP Stock Incentive Plan, except as provided in this Section 2.4; provided that FP Holding shall not pay any amounts for such consents, waivers or releases without the prior written consent of WFBI. At the Effective Time, WFBI shall assume the FP Stock Incentive Plan, provided that all references to FP Holding in the FP Stock Incentive Plan and the documents governing the Converted Options after the Effective Time will be deemed references to WFBI and the number of shares of WFBI Common Stock available for awards under the FP Stock Incentive Plan shall be determined by adjusting the number of shares of FP Holding Common Stock available for awards under the FP Stock Incentive Plan immediately before the Effective Time in accordance with the Conversion Ratio, subject to adjustment in accordance with Section 2.2(f), and provided further that such assumption shall only be with respect to the Converted Options and WFBI shall have no obligation to make any additional grants or awards under the FP Stock Incentive Plan.
(d)    WFBI will (a) reserve for issuance the number of shares of WFBI Common Stock that will become subject to the Converted Options, (b) issue or cause to be issued the appropriate number of shares of WFBI Common Stock upon the exercise of the Converted Options, and (c) file with the Securities and Exchange Commission a registration statement on Form S-8 (or any successor form), if available for use by WFBI, relating to the shares of WFBI Common Stock issuable with respect to the Converted Options that are eligible for registration on Form S-8.
2.5    Exchange Procedures.  (a) WFBI shall appoint (at its expense) its transfer agent, Computershare Trust Company, N.A., or, with the written consent of FP Holding, which shall not be unreasonably withheld, another agent independent of and unaffiliated with WFBI or FP Holding (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of FP Holding Common Stock and for exchange in accordance with this Article II, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 2.5 of (i) certificates representing the shares of WFBI Common Stock that constitute the Merger Consideration (less the Escrow Shares) and (ii) an amount of cash necessary to pay the Merger Consideration (less the Escrow Cash) payable pursuant to Section 2.2(c) and cash in lieu of fractional shares pursuant to Section 2.2(e).
(b)    As promptly as commercially practicable following the date of the FP Shareholder Approval, FP Holding shall cause to be mailed to (i) each holder of FP Holding Common Stock a letter of transmittal in substantially the form attached hereto as Exhibit C (the “Letter of Transmittal”) and (ii) with respect to any holder of FP Holding Common Stock, FP Warrants or FP Director Options who has not returned a completed Shareholder Representation Letter, a Shareholder Representation Letter. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Letter of Transmittal and any Certificates to the Exchange Agent. FP Holding shall mail the Letter of Transmittal and, as applicable, the Shareholder Representation Letter to all Persons who are record holders of shares of FP Holding Common Stock as of the record date for the FP Holding Written Consent. A “Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or any governmental entity. The good faith determination of the Exchange Agent (or the joint determination of WFBI and FP Holding, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Letter of Transmittal has been properly submitted pursuant to this Section 2.5. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Letters of Transmittal.
(c)    Any share of FP Holding Common Stock (other than Excluded Shares) (including those underlying FP Warrants and FP Director Options) with respect to which a properly completed and signed Shareholder Representation Letter has not been received by the Exchange Agent at its designated office by close of business one business day prior to the Closing Date shall, at the election of WFBI, be deemed to be a Non-Accredited Share. WFBI will determine, in its reasonable judgment, whether or not a Shareholder Representation Letter has been properly and timely submitted pursuant to this Section 2.5, and such judgment shall be conclusive and binding.
(d)    All Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of FP Holding shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be canceled and an amount of cash equal to the product of the number of such shares canceled multiplied by the closing sales price of the WFBI Common Stock as quoted on NASDAQ on the day of cancelation, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WF Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of FP Holding, without interest, upon proper surrender of his or her Certificates.
(e)    All dollar amounts payable to any securityholder as a result of the payment of cash pursuant to Section 2.2(c) or Section 2.3(b) or cash in lieu of fractional shares will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.
(f)    Following the Effective Time, Certificates which formerly represented shares of FP Holding Common Stock which are to be converted into the Merger Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 2.5, the holders of such shares shall not be paid any dividends or other distributions or payments in respect of WFBI Common Stock.
(g)    If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of FP Holding Common Stock represented by such Certificate.
(h)    Any portion of the aggregate Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to WFBI upon demand.
2.6    Escrow. (a) At the Effective Time, a portion of the Merger Consideration in an amount equal to 10% of the Base Consideration (consisting, more specifically, of 10% of the shares of WFBI Common Stock that comprise the Base Consideration (the “Escrow Shares”), together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 2.2(e), and 10% of the cash that comprises the Base Consideration (the “Escrow Cash”), and together with the Escrow Shares, the “Indemnity Escrow Amount”, and together with interest and earnings thereon, the “Escrow Fund”) shall be deposited into escrow with Computershare Trust Company, N.A. (the “Escrow Agent”) pursuant to an escrow agreement in substantially the form attached hereto as Exhibit E (the “Escrow Agreement”), as security for the indemnification obligations of the holders of FP Holding Common Stock (other than holders of Dissenting Shares or Excluded Shares), FP Warrants and FP Director Options (each, an “FP Indemnity Securityholder”) and to make the payments contemplated by Section 6.12. A pro rata portion (the “Pro Rata Share”) of the Indemnity Escrow Amount shall be allocated to each FP Indemnity Securityholder, with such allocation comprising either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 2.2(e)), as would be payable to each FP Indemnity Securityholder pursuant to Section 2.2 of this Agreement. The portion of the Indemnity Escrow Amount attributable to each FP Indemnity Securityholder shall be withheld from the portion of the Merger Consideration payable to the FP Indemnity Securityholders at the Effective Time pursuant to Sections 2.2 and 2.3.

(b)    In the event that there is a distribution of a portion of the Indemnity Escrow Amount to WFBI pursuant to Section 6.12, then the amount of such distribution shall be allocated in the form of Escrow Cash and Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 2.2(e)) in the same proportion as the Escrow Cash and Escrow Shares were deposited with respect to each FP Indemnity Securityholder, in order to proportionately reduce the Pro Rata Share allocated to each FP Indemnity Securityholder.
2.7    Appraisal Rights. (a) Notwithstanding anything in this Agreement to the contrary and unless otherwise provided by applicable law, each share of FP Holding Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder of FP Holding who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of FP Holding Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of FP Holding Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Agreement.
(b)    FP Holding will provide WFBI (i) prompt notice of any written demands received by FP Holding for appraisal of shares of FP Holding Common Stock, attempted withdrawals of such demands and any other instruments served on and received by FP Holding pursuant to the VSCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. FP Holding shall not, except with the prior written consent of WFBI, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.
2.8    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions shall be paid by WFBI when due, and WFBI will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, a holder of FP Holding Common Stock will join in the execution of any such Tax Returns and other documentation.
2.9    Reorganization Status. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3, which the parties adopt by executing this Agreement. None of the parties hereto will take any action or fail to take any action, except as specifically contemplated by this Agreement, that reasonably would be expected to cause the Merger to fail to qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each party hereto shall cause all Tax Returns relating to the Merger to be filed on the basis of treating the Merger as a “reorganization” within the meaning of Section 368(a)(1) of the Code.
2.10    FP Representative.
(a)    By approving this Agreement and the transactions contemplated hereby, each FP Indemnity Securityholder shall have irrevocably authorized and appointed John Oswald as the FP Representative, to act as the agent and representative of the FP Indemnity Securityholders to take the applicable actions as set forth in this Agreement. All such actions shall be deemed to be facts ascertainable outside this Agreement and shall be binding on the FP Indemnity Securityholders. The FP Representative is hereby authorized to: (i) give and receive notices and communications to or from WFBI (on behalf of itself or any other FP Indemnity Securityholder) relating to this Agreement and the Escrow Agreement or any of the transactions and other matters contemplated hereby or thereby (except to the extent that this Agreement or the Escrow Agreement expressly contemplates that any such notice or communication shall be given or received by an FP Indemnity Securityholder individually); (ii) consent or agree to, negotiate, enter into settlements and compromises of, demand arbitration of and represent the interests of the FP Indemnity Securityholders in the arbitration of any dispute relating to, and comply with orders of courts or arbitrators with respect to, any claims for indemnification of WFBI Losses and to otherwise act on behalf of FP Indemnity Securityholders with respect to Section 6.12 of this Agreement; (iii) subject to the terms and conditions hereof and thereof, consent or agree to any amendment to, or waiver of any provision of, this Agreement or the Escrow Agreement that requires the consent, agreement or approval of the FP Representative, or with respect to which the FP Representative is authorized to waive, respectively; and (vi) take all actions necessary or appropriate in the judgment of the FP Representative for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. The Person serving as the FP Representative may be replaced from time to time by a vote of the FP Indemnity Securityholders who held a majority of the issued and outstanding shares of FP Holding Common Stock (including, for this purpose, the shares of FP Holding Common Stock underlying the FP Warrants and the FP Director Options) as of the Closing Date. No bond shall be required of the FP Representative, and the FP Representative shall receive no compensation for his services.
(b)    The FP Representative shall not be liable to any FP Indemnity Securityholder for any act done or omitted hereunder as the FP Representative while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The FP Indemnity Securityholders shall severally and not jointly and in accordance with their respective Pro Rata Share indemnify the FP Representative and hold the FP Representative harmless against any loss, liability or expense incurred without gross negligence, willful misconduct or bad faith on the part of the FP Representative and arising out of or in connection with the acceptance or administration of the FP Representative’s duties hereunder, including any out-of-pocket costs and expenses and legal fees and other legal costs reasonably incurred by the FP Representative (collectively, “Agent Losses”); provided, that in the event that any such Agent Loss is finally adjudicated to have been directly caused by the gross negligence, willful misconduct or bad faith of the FP Representative, the FP Representative will reimburse the FP Indemnity Securityholders the amount of such indemnified Agent Loss to the extent attributable to such gross negligence or willful misconduct.
(c)    If not paid directly to the FP Representative by the FP Indemnity Securityholders or from any expense fund set up for the benefit of the FP Representative, the Agent Losses shall be satisfied from each FP Indemnity Securityholder, severally and not jointly and in proportion to its or his Pro Rata Share in an amount not to exceed the proceeds actually received by such FP Indemnity Securityholder in the Merger; provided that, this does not relieve the FP Indemnity Securityholders from their obligation to promptly pay such Agent Losses as they are suffered or incurred, nor does it prevent the FP Representative from seeking any remedies available to it at law or otherwise. For the avoidance of doubt, in no event shall the FP Representative be required to wait for future releases of funds prior to recovering Agent Losses directly from the FP Indemnity Securityholders. In no event will the FP Representative be required to advance its own funds on behalf of the FP Indemnity Securityholders or otherwise. The FP Indemnity Securityholders acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the FP Representative or the termination of this Agreement.
(d)    Any notice or communication given or received by, and any decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of, the FP Representative that is within the scope of the FP Representative’s authority under this Agreement shall constitute a notice or communication to or by, or a decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction of all the FP Indemnity Securityholders and shall be final, binding and conclusive upon each such FP Indemnity Securityholder; and each WFBI Indemnified Party shall be entitled to rely upon any such notice, communication, decision, action, failure to act (whether or not within a designated period of time), agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of each and every such FP Indemnity Securityholder.
(e)    The authority of the FP Representative, in his capacity as such, is limited to the authority conferred by this Section 2.10 and otherwise explicitly conferred by this Agreement or the Escrow Agreement. Notwithstanding the foregoing provisions of this Section 2.10, the FP Representative shall not have any power or authority to act for or on behalf of any FP Indemnity Securityholder, or any heirs, successors or assigns of a FP Indemnity Securityholder, with respect to a claim that a FP Indemnity Securityholder, in its capacity as such, committed willful misrepresentation or fraud (each, an “Individual Shareholder Claim”). The FP Representative shall have no right to act as a representative of or as an agent for the service of process for any FP Indemnity Securityholder with respect to an Individual Shareholder Claim.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF WFBI
Except as set forth in the disclosure schedule delivered by WFBI to FP Holding on the date hereof (the “WFBI Disclosure Schedule”), WFBI represents and warrants to FP Holding as follows:
3.1    Organization and Authority.  WFBI is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia, is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHCA”) and meets the applicable qualification as such and has the corporate power and authority to own its properties and assets and to carry on its business, and the business of its subsidiaries, as now being conducted and to enter into and carry out its obligations under this Agreement. WFBI is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on WFBI and Washington First Bank, a Virginia chartered commercial bank and wholly-owned subsidiary of WFBI (“WF Bank”), taken as a whole. WFBI has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on WFBI and WF Bank, taken as a whole.
3.2    Capitalization of WFBI.  (a) As of the date of this Agreement, the authorized capital stock of WFBI consists of 50,000,000 shares of common stock, par value $.01 per share, of which 7,779,326 shares were issued and outstanding, 10,000,000 shares of non-voting common stock, par value $.01 per share, issuable in series of which 1,817,842 shares of Series A non-voting common stock were issued and outstanding, and 10,000,000 shares of preferred stock, par value $5.00 per share, issuable in series of which 8,898 shares of Senior Non-Cumulative Perpetual Preferred Stock, Series D, are outstanding. As of the date of this Agreement, there were outstanding options to purchase 583,941 shares (and outstanding restricted stock awards with respect to 41,760 shares) of WFBI Common Stock pursuant to the WFBI 2010 Equity Compensation Plan and outstanding warrants to purchase 60,657 shares of WFBI Common Stock. As of the date hereof, there are no other shares of capital stock or other equity securities of WFBI outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of WFBI, or contracts, commitments, understandings, or arrangements by which WFBI was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.
(b)    All of the outstanding shares of WFBI Common Stock have been duly authorized and validly issued and are fully paid and nonassessable under the VSCA. When issued in accordance with the provisions of this Agreement, all of the shares of WFBI Common Stock to be issued as Merger Consideration will be duly authorized and validly issued shares of WFBI Common Stock and will be fully paid and nonassessable under the VSCA. No shares of WFBI Common Stock have been, and none of the shares of WFBI Common Stock to be issued as

Merger Consideration will be, issued in violation of the preemptive or preferential rights of any holder of WFBI capital stock. WFBI has reserved a sufficient number of shares of WFBI Common Stock for the purpose of issuing shares of WFBI Common Stock in accordance with the provisions of Article II hereof. None of the outstanding shares of WFBI Common Stock were issued in violation of the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (“Securities Act”) or applicable state securities or blue sky laws.
3.3    Authorization.  (a)  The execution, delivery and performance of this Agreement by WFBI and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of WFBI, and no other corporate proceedings on the part of WFBI are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to any approvals of government agencies having regulatory authority over WFBI or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of WFBI, enforceable against it in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.
(b)    Neither the execution, delivery and performance of this Agreement by WFBI, nor the consummation of the transactions contemplated hereby, nor compliance by WFBI with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of WFBI under any of the terms, conditions or provisions of: (x) the Articles of Incorporation or Bylaws (or similar organizational and governing documents) of WFBI, or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which WFBI is a party or by which it may be bound, or to which WFBI or any of its properties or assets may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to WFBI or any of its properties or assets.
(c)    Other than in connection or in compliance with the applicable provisions of the VSCA, Title 6.2. Financial Institutions and Services of the Code of Virginia (the “VFIC”), the Securities Act, the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”), the rules and regulations of The Nasdaq Stock Market (“NASDAQ”), the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under the BHCA or the Federal Deposit Insurance Act or any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or authority is necessary for the consummation by WFBI of the transactions contemplated by this Agreement.
(d)    WFBI has no reason to believe that any required regulatory consent or approval will not be received or will be received with conditions or restrictions which WFBI would deem unduly burdensome, or which would have an adverse impact on its capacity to consummate the transactions contemplated hereby.
3.4    WFBI Internal Controls.  WFBI has established and maintains, and at all times through the Closing Date will maintain, a system of internal control over financial reporting that is effective to provide reasonable assurance regarding the reliability of WFBI’s financial reporting and the preparation of WFBI’s financial statements for external purposes in accordance with GAAP. WFBI has no knowledge of (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information or (ii) any fraud, whether or not material, that involves management or other employees who have a role in WFBI’s internal control over financial reporting.
3.5    WFBI Financial Statements.  (a) The audited consolidated balance sheets of WFBI as of December 31, 2014 and 2013 and the related audited consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the three years ended December 31, 2014 included in WFBI’s Annual Report to Shareholders for the year ended December 31, 2014 (the “WFBI Consolidated Financial Statements”) have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its financial position and its consolidated results of operations, shareholders’ equity and cash flows. The audited consolidated statements of condition of WFBI as of future dates and the related audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows for the periods then ended, which may be provided by WFBI to FP Holding subsequent to the date hereof, will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, changes in shareholders’ equity and cash flows for such periods. The unaudited interim statements of condition and statements of operations which may be provided to FP Holding subsequent to the date hereof will be prepared in accordance with GAAP applied on a consistent basis, and will present fairly, in all material respects, the consolidated financial position of WFBI at the dates and the consolidated results of operations of WFBI for the periods stated therein, except that the WFBI unaudited interim financial statements will not include statements of shareholders equity and cash flows, will omit the footnote disclosures, and will be subject to normal year end adjustments, required by GAAP.
(b)    Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the statements of financial condition included in the WFBI Consolidated Financial Statements were calculated in accordance with GAAP; WFBI believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of WFBI, and recourse obligations in respect of loans, including loans held for sale (“Loans”), which were held for sale and which have previously been sold in the ordinary course of WFBI’s mortgage origination/brokerage business (whether or not such loans have subsequently been reacquired by WFBI or WF Bank) since December 31, 2012 (“WFBI Sold Loans”), in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of WFBI which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date.
3.6    Books of Account; Corporate Records.  The books of account of WFBI and WF Bank are maintained in compliance in all material respects with all applicable legal and accounting requirements. Not in limitation of the foregoing, the books and records of account of WF Bank contain sufficient information, in reasonably accessible form and format, to enable it to conduct business in the ordinary course with respect to the assets and liabilities of WF Bank, including but not limited to information which would enable it to make any required filings under the Bank Secrecy Act and regulations promulgated thereunder. The minute books of WFBI and WF Bank constitute an accurate record of all material corporate actions of their respective shareholders and Boards of Directors and of all committees thereof.
3.7    Regulatory Reports.  As of March 31, 2015, WFBI and WF Bank had timely filed, since that date have timely filed, and subsequent to the date hereof will timely file, all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with (i)  the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), (ii) the FDIC, and (iii) the Virginia Bureau of Financial Institutions (“VBFI”) (all such reports and statements are collectively referred to herein as the “WFBI Reports”). As of their respective dates, the WFBI Reports complied and will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed.
3.8    WF Bank.  WFBI directly or indirectly owns all the shares of the outstanding capital stock of WF Bank and all of the outstanding common securities of Alliance Virginia Capital Trust I. Neither WFBI nor WF Bank has any other subsidiaries. No equity securities of WF Bank are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of WF Bank, and there are no other contracts, commitments, understandings or arrangements by which any WF Bank is bound to issue, or WFBI is bound to cause WF Bank to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the shares of capital stock of WF Bank so owned by WFBI are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. WF Bank is a commercial bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the corporate power and authority and all necessary federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted. The deposits of WF Bank are insured to the applicable legal limits by the Deposit Insurance Fund of the FDIC.
3.9    Absence of Certain Changes.  Except for events or circumstances disclosed in the WFBI Reports, since December 31, 2014, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner or conduct of the business of WFBI and WF Bank that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on

WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby. Nothing herein contained shall be deemed to admit or give rise to any implication that any events disclosed in the WFBI Reports have had, or may be reasonably expected to have, a material adverse effect on WFBI and WF Bank, taken as a whole, or on the ability of WFBI to consummate the transactions contemplated hereby.
3.10    Litigation and Other Proceedings.  As of the date of this Agreement, neither WFBI nor WF Bank is a party to any pending, or, to the knowledge of WFBI, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, cannot reasonably be anticipated to have a material adverse effect on the ability of WFBI to consummate the transactions contemplated hereby or the financial condition, prospects, results of operations, business, or properties of WFBI or WF Bank, taken as a whole, and, to the knowledge of WFBI, there is no basis for any of the foregoing.
3.11    Regulatory Submissions, Etc.  None of the information supplied or to be supplied by and relating to WFBI for inclusion, or included, in any documents to be filed with or submitted to any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents which WFBI is responsible for filing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.
3.12    Tax and Regulatory Treatment.  Neither WFBI nor WF Bank has taken or agreed to take any action, or, after consultation with its Tax advisors, has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.
3.13    Taxes.  (a) WFBI and WF Bank have duly filed, or will file, all federal, state, local and foreign Tax Returns (“WFBI Returns”) required by applicable law to be filed on or before the Effective Time (all such WFBI Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by such WFBI Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. WFBI reasonably believes that neither it nor WF Bank has or will have any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established. WFBI and WF Bank are not delinquent in the payment of any material Tax, assessment or governmental charge and have not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed.
(b)    No material deficiencies for any Tax, assessment or governmental charge have been assessed (tentatively or definitively) or, to WFBI’s knowledge, proposed or asserted against WFBI or WF Bank which have not been settled and paid and, as of the date of this

Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted, and WFBI and WF Bank do not have in effect any currently effective power of attorney or authorization to any Person to represent it in connection with any Taxes. No issue has been raised with WFBI by any federal, state, local or foreign taxing authority in connection with an audit or examination of the WFBI Returns, or the business or properties of WFBI and WF Bank which has not been settled, resolved and fully satisfied. No claim has ever been made by any taxing authority in a jurisdiction where WFBI or WF Bank does not file Tax Returns that WFBI or WF Bank is or may be subject to taxation by that jurisdiction.
(c)    Each of WFBI and WF Bank has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which WFBI and WF Bank ordinarily record items on their respective books. WFBI and WF Bank have withheld or collected from each payment made to its employees the amount of all Taxes (including but not limited to federal income Taxes, Federal Insurance Contributions Act (“FICA”) Taxes and federal unemployment Taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax officers or authorized depositories.
(d)    Neither WFBI nor WF Bank is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any Tax or Tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is WFBI) or has any liability for the Taxes of any Person (including any former subsidiary of WFBI or WF Bank), other than WFBI or WF Bank, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.
(e)    Neither WFBI nor WF Bank has any plan or intention to sell or otherwise dispose of any of the assets acquired (directly or indirectly) from FP Holding in the transactions contemplated hereby, except for sales or dispositions made in the ordinary course of business or for the payment of expenses incurred by FP Holding pursuant to the transactions contemplated hereby and for sales or dispositions described in Section 368(a)(2)(C) of the Code and Treasury Regulation Sections 1.368-2(k)(1)(i) or 1.368-2(k)(1)(ii). WFBI or a member of its qualified group (including through a partnership meeting the requirements of Treasury Regulation Section 1.368-1(d)(4)(iii)) will continue FP Holding’s historic business or use a significant portion of FP Holding’s historic business assets in a business.
(f)    WFBI has no present plan or present intention to reacquire any of the WFBI Common Stock issued in the Merger. Neither WFBI nor any person related to WFBI within the meaning of Treasury Regulation Section 1.368-1(e)(3), will, in connection with the transaction, redeem, purchase or otherwise acquire, directly or indirectly, shares of WFBI Common Stock to be issued in the Merger.
(g)    WFBI is not an investment company within the meaning of Section 368(a)(2)(F) of the Code.

3.14    Absence of Undisclosed Liabilities.  Except as (i) reflected, noted and/or adequately reserved against in the WFBI Consolidated Financial Statements as of December 31, 2014, and (ii) incurred since December 31, 2014 in the ordinary course of business consistent with past practice, WFBI and WF Bank have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required to be reflected, noted or reserved against in the balance sheet included therein under GAAP.
3.15    Compliance with Laws.  (a) WFBI and WF Bank have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of WFBI, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. WFBI and WF Bank are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the BHCA, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act, the USA Patriot Act, the Real Estate Settlement Practices Act (“RESPA”), the Flood Disaster Protection Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, suspicious activity reporting and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on WFBI and WF Bank, taken as a whole. Neither WFBI nor WF Bank is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on WFBI and WF Bank, taken as a whole.
(b)    Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of WFBI or WF Bank which reasonably could be expected to have a material adverse effect on the business of WFBI and WF Bank taken as a whole. Neither WFBI nor WF Bank is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither WFBI nor WF Bank has been advised that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.
3.16    Consents.  Except as set forth in Section 3.16 to the WFBI Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any third party is required to permit WFBI to consummate the transactions contemplated hereby.

3.17    Environmental Matters.  To the knowledge of WFBI and WF Bank, no environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by WFBI or WF Bank, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by WFBI or WF Bank, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to WFBI.   Neither WFBI nor WF Bank has received written notice of, nor to the knowledge of WFBI or WF Bank has WFBI or WF Bank received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that could result in the imposition, on WFBI or WF Bank of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither WFBI nor WF Bank is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.
3.18    Brokers and Finders.  Except for the fees set forth in Section 3.18 of the WFBI Disclosure Schedule, neither WFBI or WF Bank, nor any of their respective officers, directors, employees or shareholders, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees in connection with this Agreement or the transactions contemplated hereby.
3.19    Anti‑Money Laundering.  WFBI and its subsidiaries have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification certification procedures in accordance with anti-money laundering laws in all material respects and have complied in all material respects with anti‑money laundering laws.
3.20    Cash Resources.  WFBI has sufficient cash resources to pay the cash portion of the Merger Consideration, if and when applicable, to shareholders of FP Holdings in exchange for their shares of FP Holding Common Stock pursuant to the terms hereof.
3.21    SEC Reports. A true and complete copy of each annual, quarterly and other report, registration statement, and definitive proxy statement filed by WFBI with the SEC since January 1, 2014 (the “WFBI SEC Reports”) is available on the web site maintained by the SEC at http://www.sec.gov. As of their respective filing dates, the WFBI SEC Reports complied in all material respects with the requirements of the Securities Act and Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such WFBI SEC Reports, and none of the WFBI SEC Reports, as of their respective filing dates, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed amendment to the WFBI SEC Reports.
3.22    Non-Reliance. Except as expressly set forth in Article III of this Agreement, neither WFBI nor WF Bank nor any of WFBI’s agents, employees or representatives have made,

nor are any of them making any representation or warranty, written or oral, express or implied, in respect of WFBI, WF Bank or WFBI’s business, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. FP Holding expressly acknowledges and agrees that neither FP Holding nor any of FP Holding’s agents, employees or representatives is relying on any other representation or warranty of WFBI or WF Bank or any of their agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties or the omission of any material information, whether express or implied.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FP HOLDING
Except as set forth in the disclosure schedule delivered by FP Holding to WFBI on the date hereof (the “FP Disclosure Schedule”), FP Holding represents and warrants to WFBI as follows:
4.1    Organization and Authority.  FP Holding is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia. FP Holding has the corporate power and authority to own its properties and assets and to carry on its business, and the business of the FP Subsidiaries (as defined in Section 4.2), as now being conducted and to enter into and carry out its obligations under this Agreement. FP Holding is qualified to do business as a foreign corporation in each jurisdiction where such qualification is necessary, except where the failure to obtain such qualification would not have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole. FP Holding has all necessary governmental authorizations to own or lease its properties and assets, and carry on its business as now being conducted, with the exception of those authorizations which the failure to obtain would not have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole.
4.2    FP Subsidiaries.  (a) FP Holding directly owns all outstanding shares of the capital stock of 1st Portfolio Lending Corporation, a corporation organized and existing under the laws of the Commonwealth of Virginia (“FP Lending”) and 1st Portfolio, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia (“FP Wealth” and, together with FP Lending the “FP Subsidiaries” ). FP Holding (other than FP Lending and FP Wealth), FP Lending and FP Wealth do not have any subsidiaries, including financial subsidiaries, and do not own any capital stock or other equity interests in any entity (including, without limitation, active or inactive corporations, partnerships, joint ventures, trusts and limited liability companies). FP Lending and FP Wealth are referred to on occasion as “FP Subsidiaries” and each individually as an “FP Subsidiary”. No equity securities of any FP Subsidiary are or may become required to be issued by reason of any options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever, relative to, or concerning securities or rights convertible into, or exchangeable for, shares of any class of capital stock or other equity security of any FP Subsidiary, and there are no other contracts, commitments, understandings or arrangements by which any FP Subsidiary is bound to issue, or FP Holding is bound to cause any FP Subsidiary to issue, additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. Each FP Subsidiary, including its jurisdiction of organization, ownership, and nature of business is set forth in Section 4.2 of the FP Disclosure Schedule.
(b)    All of the shares of capital stock or other equity interests of each FP Subsidiary so owned by FP Holding are fully paid and non-assessable and are owned by it free and clear of any claim, lien, encumbrance or agreement with respect thereto. Each FP Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the power and authority and all necessary material federal, state, local and foreign authorizations to own or lease its properties and assets and to carry on its business as it is now being conducted.
4.3    Capitalization of FP Holding.  (a) As of the date of this Agreement, the authorized capital stock of FP Holding consisted of 10,000,000 shares of FP Holding Common Stock, no par value shares, of which 1,565,018 shares were issued and outstanding. As of the date of this Agreement, there were outstanding FP Options to purchase 307,550 shares of FP Holding Common Stock pursuant to the FP Stock Incentive Plan and FP Warrants to purchase 257,074 shares of FP Holding Common Stock. Section 4.3 of the FP Holding Disclosure Schedule describes each outstanding FP Option and FP Warrant, as of the date of this Agreement, including the holder, grant date, exercise price, expiration date, number of shares subject to the FP Options and designation as an incentive or non-qualified stock option. Each FP Option has an exercise price per share equal to at least 100% of the fair market value of the FP Holding Common Stock as of the date of grant. No award other than incentive stock options or non-qualified stock options has been issued under the FP Stock Incentive Plan. As of the date hereof, there are no other shares of capital stock or other equity securities of FP Holding outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity security of FP Holding, or contracts, commitments, understandings, or arrangements by which FP Holding was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip, rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security. All of the outstanding shares of FP Holding Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable under the VSCA. No shares of FP Holding Common Stock have been issued in violation of the preemptive or preferential rights of any holder of FP Holding capital stock. None of the outstanding shares of FP Holding Common Stock were issued in violation of the Securities Act, applicable state securities or blue sky laws.
(b)    As of the date of this Agreement, the authorized capital stock of FP Lending consisted of 2,000 shares of common stock, no par value per share, of which 400 shares were issued and outstanding. As of the date hereof, there are no other shares of capital stock or other equity securities of FP Lending outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity securities of FP Lending, or contracts, commitments, understandings, or arrangements by which FP Lending was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip or rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.
(c)    As of the date of this Agreement, the authorized capital stock of FP Wealth consisted of 1,000 shares of common stock, no par value per share, of which 500 shares were issued and outstanding. As of the date hereof, there are no other shares of capital stock or other equity securities of FP Wealth outstanding and no other outstanding options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of capital stock or other equity securities of FP Wealth, or contracts, commitments, understandings, or arrangements by which FP Wealth was or may become bound to issue additional shares of its capital stock or other equity security or options, warrants, scrip or rights to purchase or acquire, or securities or rights convertible into or exchangeable for, any additional shares of its capital stock or other equity security.
4.4    Authorization.  (a) The execution, delivery and performance of this Agreement by FP Holding and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of FP Holding and except for the approval by the shareholders of FP Holding, no other corporate proceedings on the part of FP Holding are necessary to authorize this Agreement and the transactions contemplated hereby. Subject to shareholder approval and any required approvals of government agencies having regulatory authority over FP Holding or any FP Subsidiary or the Merger as may be required by statute or regulation, this Agreement is the valid and binding obligation of FP Holding enforceable against them in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or moratorium or other similar laws or equitable principles affecting creditors’ rights generally and subject to general equitable principles which may limit the enforcement of certain remedies.
(b)    Neither the execution, delivery and performance of this Agreement by FP Holding, nor the consummation of the transactions contemplated hereby, nor compliance by FP Holding with any of the provisions of this Agreement, will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of FP Holding or any FP Subsidiary under any of the terms, conditions or provisions of: (x) its Articles of Incorporation or Association or Bylaws or similar organizational or governing document, or (y) any Material Contract; or (ii) subject to compliance with the statutes and regulations referred to in Section 4.4(c), violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to FP Holding or any FP Subsidiary or any of their respective properties or assets.
(c)    Other than in connection or in compliance with the applicable provisions of the VSCA, the VFIC, the Securities Act, the securities or blue sky laws of the various states and consents, authorizations, approvals or exemptions required under any applicable federal or state banking statute (including those relating to mortgage banking, brokerage or lending activities), no notice to, filing with, authorization of, exemption by, or consent or approval of, any public body or public authority is necessary for the consummation by FP Holding of the transactions contemplated by this Agreement.
4.5    FP Holding Financial Statements.  (a) The audited consolidated balance sheets of FP Holding as of December 31, 2014 and 2013 and the related audited consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years ended December 31, 2013 and December 31, 2014 have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its consolidated financial position and its consolidated results of operations, changes in shareholders’ equity and cash flows. The unaudited interim financial statements of FP Holding as of and for the period ended March 31, 2015 have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, the consolidated financial position of FP Holding at the date, and the consolidated results of operations, changes in shareholders’ equity and cash flows of FP Holding for the period stated therein except that the FP Holding unaudited consolidated interim financial statements omit the footnote disclosures, and are subject to normal year end audit adjustments, required by GAAP. Together, the audited and unaudited consolidated financial statements referred to in this Section 4.5 are referred to as the “FP Holding Consolidated Financial Statements”.
(b)    Without limitation of the foregoing, the allowances for loan losses and the reserves for representations and warranties reflected in the consolidated balance sheets included in the FP Holding Consolidated Financial Statements were calculated in accordance with GAAP; FP Holding believes that such allowances and reserves were, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of FP Holding, and recourse obligations in respect of FP Holding Sold Loans (as defined in Section 4.17) in light of the size and characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of FP Holding which would cause it to restate in any material way the amount of the allowance for loan losses or reserve for representations and warranties as of any such date. For the purposes of this Section, “recourse obligations in respect of FP Holding Sold Loans” shall include, but not be limited to, losses due to (x) puts for repurchase by FP Holding, FP Lending or any other FP Subsidiary of any FP Holding Sold Loan, and (y) claims for indemnification related to any FP Holding Sold Loan.
(c)    FP Holding has provided to WFBI a copy of its internal consolidated balance sheets and internal consolidated statements of operations, for the quarter ended March 31, 2015, in draft form (the “FP Draft Financial Statements”). The consolidated balance sheets of FP Holding as of March 31, 2015 (unaudited) and December 31, 2014, and the related unaudited consolidated statements of operations for the three months ended March 31, 2015 and 2014, respectively, included in the FP Draft Financial Statements have been prepared in accordance with GAAP applied on a consistent basis, and present fairly, in all material respects, its consolidated financial position as of such dates and its consolidated results of operations, for such periods. Without limitation of the foregoing, the allowances for loan losses and reserves for representations and warranties reflected in the consolidated balance sheets included in the FP Draft Financial Statements were calculated in accordance with GAAP; FP Holding believes that such allowances and reserves are, as of such dates, adequate to absorb all reasonably anticipated losses in the loan portfolio of FP Holding and FP Lending, and recourse obligations in respect of FP Holding Sold Loans in light of the size characteristics of such portfolios, economic conditions, borrower capacity and other pertinent factors, and no facts have subsequently come to the knowledge of FP Holding or which would cause it to modify in any material way the amount of the allowance for loan losses or reserve for representations and warranties contained in the FP Draft Financial Statements.
4.6    Books of Account; Corporate Records.  The books of account of FP Holding, FP Lending and FP Wealth are maintained in compliance in all material respects with all applicable legal requirements. Not in limitation of the foregoing, the books and records of account of FP Holding, FP Lending and FP Wealth contain sufficient information, in reasonably accessible form and format, to enable each entity to conduct business in the ordinary course with respect to its assets and liabilities. The minute books of FP Holding, FP Lending and FP Wealth constitute an accurate record of all material corporate actions of their respective shareholders and Boards of Directors and of all committees thereof.
4.7    FP Reports and Offering Documentation.  (a) Between December 31, 2011 and the date of this Agreement, FP Holding, FP Lending and FP Wealth have timely filed all reports, registrations and statements, if any, together with any amendments required to be made with respect thereto, that were and are required to be filed with any federal, state or local governmental department, agency or authority (all such reports and statements are collectively referred to herein as the “FP Reports”). As of their respective dates, the FP Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they were filed. Each prospectus, offering circular, private placement memorandum or other securities offering document used by FP Holding, FP Lending or FP Wealth, or any of their respective predecessors, in connection with the sale of securities of FP Holding, FP Lending or FP Wealth, or any of their respective predecessors, respectively, and all other sales documentation relating thereto, did not contain any untrue or misleading statement of a material fact, and did not omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances in which they were made, not misleading.
4.8    Absence of Certain Changes.  Between December 31, 2014 and the date of this Agreement, there has not been any change in the nature of the business, results of operations, assets, financial condition, method of accounting or accounting practice, or manner of conducting the business of FP Holding or the FP Subsidiaries, that has had, or may reasonably be expected to have, individually or in the aggregate, a material adverse effect on FP Holding and the FP Subsidiaries taken as a whole, or on the ability of FP Holding to consummate the transactions contemplated hereby.
4.9    Insurance.  All policies of insurance maintained by FP Holding or any FP Subsidiary, including the identity of the carrier, type of coverage, policy limits, expiration, and claims made within the past three years, are set forth in Section 4.9 of the FP Disclosure Schedule. All such policies are in full force and effect and no written notices, or to the knowledge of FP Holding oral notices, of cancellation have been received in connection therewith. Such policies are in accordance with customary and reasonable practice in the mortgage banking and financial advisory services industries in respect of amounts, types and risks insured, for the business in which FP Holding and the FP Subsidiaries are engaged, and, except as would cause a material adverse effect on FP Holding and the FP Subsidiaries taken as a whole, or on the ability of FP Holding to consummate the transactions contemplated hereby, are sufficient for compliance with all legal requirements and all agreements to which FP Holding or any FP Subsidiary is a party. Neither FP Holding nor any FP Subsidiary is in default with respect to any such policy which defaults, taken as a whole, are material to FP Holding and the FP Subsidiaries, taken as a whole.
4.10    Properties, Leases and Other Agreements.  Except (i) as may be reflected in the FP Holding Consolidated Financial Statements, (ii) for any lien for current Taxes not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings, provided an appropriate reserve is established therefor in the FP Holding Consolidated Financial Statements, and (iii) for imperfections of title, encumbrances and easements, if any, as are not material in character, amount or extent and do not materially detract from the value, or interfere with the present or proposed use of, such properties or assets, FP Holding and each FP Subsidiary has good title, free and clear of any liens, claims, charges, options or other encumbrances, to all of the personal and real property reflected in the consolidated balance sheet of FP Holding as of December 31, 2014, and all personal and real property acquired since such date, except such personal and real property as has been disposed of for fair value in the ordinary course of business. All leases pursuant to which FP Holding or any FP Subsidiary, as lessee, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by FP Holding or any FP Subsidiary or any event which with notice or lapse of time or both would constitute a default by FP Holding or any FP Subsidiary. All leases pursuant to which FP Holding or any FP Subsidiary, as sublessor, leases real property, are valid and effective in accordance with their respective terms, and there is not, under any of such real property leases, any existing default by FP Holding or any FP Subsidiary, or to FP Holding’s knowledge, any sublessee thereunder, or any event which with notice or lapse of time or both would constitute a default by FP Holding or any FP Subsidiary or to FP Holding’s knowledge, any sublessee thereunder. There are no leases pursuant to which FP Holding or any FP Subsidiary leases personal property. Section 4.10 of the FP Disclosure Schedule sets forth a complete list of all real estate owned or leased by FP Holding or any FP Subsidiary (including real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any creditor’s right) and all real estate subleases where FP Holding or any FP Subsidiary is sublessor or sublessee (such leases and subleases, the “FP Leases”). Each item of real estate described in Section 4.10 of the FP Disclosure Schedule is in good repair; no written notice, or to the knowledge of FP Holding oral notice, of violation of zoning laws, building or fire codes or other statutes, ordinances or regulations relating to the use or operation by FP Holding or any FP Subsidiary of such property has been received by FP Holding or any FP Subsidiary, and FP Holding has no knowledge of any such violation; and there are no condemnation or similar proceedings pending or, to FP Holding’s knowledge, threatened against any such property or any portion thereof.
4.11    Taxes.  (a) FP Holding and each FP Subsidiary have duly filed, or will file, all federal, state, local and foreign Tax Returns (“FP Returns”) required by applicable law to be filed by any of them on or before the Effective Time (all such FP Returns being accurate and complete in all material respects), and have paid or have set up adequate reserves or accruals for the payment of all Taxes required to be paid in respect of the periods covered by such FP Returns, and will pay, or where payment is not yet due, will set up adequate reserves or accruals adequate in all material respects for the payment of all Taxes for any subsequent periods ending on or prior to the Effective Time or Taxes properly allocable to any portion of a subsequent period which includes the Effective Time and ends subsequent thereto. FP Holding reasonably believes that neither it nor any FP Subsidiary has or will have any material liability for any such Taxes in excess of the amounts so paid or reserved or accruals so established. FP Holding and the FP Subsidiaries are not delinquent in the payment of any material Tax or assessment in the nature of a Tax and have not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed.
(b)    No material deficiencies for any Tax or assessment in the nature of a Tax have been assessed (tentatively or definitively), or to FP Holding’s knowledge, proposed or asserted, against FP Holding or any FP Subsidiary which have not been settled and paid and, as of the date of this Agreement, no requests for waivers of the time to assess any Tax, or waivers of the statutory period of limitation, are pending or have been granted, and FP Holding and the FP Subsidiaries do not have in effect any currently effective power of attorney or authorization to any Person to represent it in connection with any Taxes. No issue has been raised with FP Holding or any FP Subsidiary by any federal, state, local or foreign taxing authority in connection with an audit or examination of the FP Returns, or the business or properties of FP Holding and the FP Subsidiaries which has not been settled, resolved and fully satisfied. No written claim has ever been made by any taxing authority in a jurisdiction where FP Holding and each FP Subsidiary does not file Tax Returns that FP Holding or any FP Subsidiary is or may be subject to taxation by that jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of FP Holding or any FP Subsidiary.
(c)    FP Holding and each FP Subsidiary has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate taxing authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf) in accordance with GAAP an adequate accrual for all Taxes through the end of the last period for which FP Holding and the FP Subsidiaries ordinarily record items on their respective books. The unpaid Taxes of FP Holding and each FP Subsidiary (A) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of FP Holding and each FP Subsidiary in filing their FP Returns. Since the date of the most recent balance sheet, neither FP Holding nor any of the FP Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.
(d)    Neither FP Holding nor any FP Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under applicable law with respect to Taxes for any Taxable period for which the statute of limitations has not expired (other than a group of which FP Holding is the common parent, and no other corporation was a parent of FP Holding).
(e)    FP Holding and each FP Subsidiary have withheld or collected from each payment made to its employees, independent contractors, creditors, stockholders or other third parties the amount of all Taxes (including but not limited to federal income Taxes, FICA Taxes and federal unemployment Taxes) required to be withheld or collected therefrom, and have paid the same to the proper Tax officers or authorized depositories.
(f)    The income and franchise Tax Returns of FP Holding and the FP Subsidiaries through the Tax year ended December 31, 2009 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.
(g)    Other than pursuant to commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Tax, neither FP Holding nor any current FP Subsidiary is a party to, or bound by, any agreement or arrangement relating to the apportionment, sharing, assignment, or indemnification or allocation of any Tax or Tax assets (other than an agreement or arrangement solely among the current members of a group the common parent of which is FP Holding) or has any liability for the Taxes of any Person (including any former subsidiary of FP Holding or any FP Subsidiary), other than FP Holding or any FP Subsidiary, under (i) Treasury Regulation Section 1.1502-6 (or similar provision of federal, state or local law), (ii) any contract, (iii) any agreement, or (iv) any other arrangement.
(h)    Neither FP Holding nor any FP Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Effective Time as a result of any of the following that occurred or exists on or prior to the Effective Time: (i) a “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law) executed prior to the Effective Time, (ii) an installment sale or open transaction disposition made on or prior to the Effective Time, (iii) a prepaid amount received on or prior to the Effective Time, (iv) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19, (v) election under Section 108(i) of the Code, or (vi) change in the accounting method of FP Holding or any FP Subsidiary pursuant to Section 481 of the Code or any similar provision of the Code or the corresponding Tax laws of any nation, state or locality.
(i)    During the 5 year period ending on the date hereof, neither FP Holding nor any FP Subsidiary was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.
(j)    Neither FP Holding nor any FP Subsidiary is or has been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).
(k)    Neither FP Holding nor any FP Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.
(l)    Neither FP Holding nor any FP Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any ‘‘excess parachute payment’’ within the meaning of Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law) and (ii) any amount that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local, or non-U.S. Tax law). Each of FP Holding and any FP Subsidiary have disclosed on their federal income FP Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.
(m)    Neither FP Holding nor any FP Subsidiary has requested, received or executed with any Taxing authority any ruling or binding agreement which could have a material adverse effect in a post-Closing period on the business, operations, assets, financial condition, prospects or results of operations of FP Holding and the FP Subsidiaries taken as a whole, or on the ability of FP Holding and any FP Subsidiary to consummate the transactions contemplated hereby.
(n)    “Taxes” means all foreign, federal, state, provincial, county, local and other taxes, levies, assessments, and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital gain, gross receipts, profits, goods and services, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and all other taxes and import duties, and shall include any interest, penalties or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental agency in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any requirement of law relating to any Tax, including, without limitation, any report required in connection with foreign financial accounts.
(o)    No representation or warranty contained in this Section 4.11 shall be deemed to apply directly or indirectly with respect to any Taxable period (or portion thereof) ending after the Closing Date. Notwithstanding anything to the contrary in this Section 4.11, FP Holding makes no representation as to the amount of, or limitations on the use of, any net operating losses, capital losses, deductions, Tax credits and other Tax attributes of FP Holding or any FP Subsidiary.
4.12    Intangible Property.  (a) FP Holding and each FP Subsidiary own or possess the right, free of the claims of any third party, to use all material Intellectual Property, and licenses currently used by them in the conduct of their respective businesses, each of which is described in Section 4.12 of the FP Disclosure Schedule. Neither FP Holding nor any FP Subsidiary is aware of any other Person infringing or misappropriating any Intellectual Property used by them. To the knowledge of FP Holding, no material product or service offered and no material Intellectual Property, license or similar right owned by FP Holding or any FP Subsidiary infringed or infringes any rights of any other Person, and, as of the date hereof, neither FP Holding nor any FP Subsidiary has received written or, to its knowledge, oral notice of any claim of such infringement. FP Holding and each FP Subsidiary are not, and as a result of the execution and delivery of this Agreement or the performance of their obligations hereunder they will not be, in violation of any material licenses, sublicenses and other agreements as to which FP Holding or any FP Subsidiary is a party and pursuant to which FP Holding or such FP Subsidiary is authorized to use any third-party Intellectual Property, which violation would reasonably be expected to have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole.
(b)    As used in this Agreement, the term “Intellectual Property” means all United States and non-United States: (a) patents and patent applications; (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, domain names or uniform resource locators and corporate names (and all translations, adaptations, derivations and combinations of the foregoing), together with the goodwill associated with each of the foregoing, and all applications, registrations and renewals thereof; (c) designs and design rights; (d) copyrights (registered or unregistered), works of authorship, software source code, Internet website content, and registrations and applications for registration thereof; (e) trade secrets, know-how, formulae, patterns, compilations, devices, methods, techniques or processes, technical data, financial and marketing plans, customer and supplier lists and confidential or proprietary information; and (f) other than those programs featuring non-negotiated or “click through” licenses, all material computer programs, databases and compilations, descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, the technology supporting and content contained on any owned or operated Internet sites, and all documentation, including user manuals and training materials, relating to any of the foregoing.
4.13    Employee Relations.  As of the date hereof, FP Holding and each FP Subsidiary are in all material respects in compliance with all federal, state and local laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours, and neither of them is engaged in any unfair labor practice, and there are no pending, or, to the knowledge of FP Holding or any FP Subsidiary, threatened actions, suits or proceedings, administrative, arbitral, civil, criminal or otherwise, seeking to impose on FP Holding or any FP Subsidiary, any penalty, or to recover any damages from FP Holding or any FP Subsidiary or any Person to whom they, or either of them, may be obligated to provide indemnification or defense, as a result of the violation or alleged violation of any of such employment related laws, regulations or orders. As of the date hereof, no dispute exists between FP Holding or any FP Subsidiary and any of their respective employees or employee groups regarding employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of FP Holding or any FP Subsidiary. Section 4.13 to the FP Disclosure Schedule sets forth a description of all pending or to the extent of FP Holding’s or any FP Subsidiary’s knowledge thereof, threatened, claims by or disputes of employees against FP Holding or any FP Subsidiary (other than routine benefit claims made in the ordinary course), or by FP Holding or any FP Subsidiary against any employee. As of the date hereof, there are no labor or collective bargaining agreements (written or oral) binding upon FP Holding or any FP Subsidiary or to which FP Holding or any FP Subsidiary is a party, and, except as set forth in Section 4.14(a) of the FP Disclosure Schedule, no employment, settlement, retention, severance, change in control or consulting agreements are binding upon FP Holding or any FP Subsidiary. As of the date hereof, FP Holding and each FP Subsidiary are not aware of any attempts by any labor organization to organize a collective bargaining unit to represent any of their respective employee groups, any demand for recognition by a labor organization as the representative of any of their respective employee groups or any agreement to recognize any labor organization as the representative of any of their respective employee groups.
4.14    Employee Benefits.  (a) Section 4.14(a) of the FP Disclosure Schedule sets forth each “employee benefit plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other deferred compensation, profit sharing, pension, supplemental income, retirement, split dollar, employment, change in control, severance, commission, bonus, stock option, incentive, health, welfare, fringe benefit, insurance, or other compensatory agreement, contract, policy, plan, or other arrangement covering any current employee, current director, or current independent contractor of FP Holding or any FP Subsidiary (the “FP Benefit Plans”). Except to the extent required under COBRA (as defined in Section 4.14(f)), neither FP Holding nor any FP Subsidiary has any ongoing obligation or liability to any former employee, former director or former independent contractor under arrangements similar to the FP Benefit Plans. FP Holding has no ERISA Affiliates other than the FP Subsidiaries. For this purpose, the term “ERISA Affiliates” means entities included in the group of entities consisting of FP Holding and all other entities that are treated as part of the same controlled group under Section 414(b), (c), (m) or (o) of the Code.
(b)    FP Holding has made available to WFBI a true and correct copy of each FP Benefit Plan and to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter or, if applicable, prototype opinion or advisory letter; (iii) any summary plan description and any summary of material modifications; (iv) for the 3 most recent years the Form 5500 (annual reports) and attached schedules; and (v) for each of the FP Benefit Plans that is a “top hat” plan, a copy of the filing with the U.S. Department of Labor.
(c)    Each FP Benefit Plan has been maintained, funded, operated and administered in compliance, in all material respects, with its terms and all applicable provisions of ERISA, the Code, and all other federal, state, or local laws. All contributions due on or prior to the date hereof to any FP Benefit Plan have been paid or provided for in a timely manner and in accordance with the terms of such FP Benefit Plan, ERISA and all other applicable federal and state statutes and regulations. All contributions, payments, fees or expenses relating to each such FP Benefit Plan that were deducted by FP Holding or any FP Holding Subsidiary for income Tax purposes were properly deductible in the year claimed.
(d)    There are no legal actions, claims (other than routine benefit claims made in the ordinary course), government proceedings or government inquiries, pending or, to FP Holding’s knowledge, threatened, with respect to any such FP Benefit Plans, and FP Holding and the FP Holding Subsidiaries have no knowledge of any fact which could reasonably be expected to give rise to any such legal action, claim, government proceeding or government inquiry. None of FP Holding, any FP Holding Subsidiary, or, to the knowledge of FP Holding, any other person or entity who or which is a “party in interest” (as defined in Section 3(14) of ERISA) or “disqualified person” (as defined in Section 4975(e)(2) of the Code) has acted or failed to act with respect to any such FP Benefit Plans in any manner which constitutes: (i) a breach of fiduciary responsibility under ERISA; (ii) a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code; or (iii) any other material violation of ERISA or the Code.

(e)    Each FP Benefit Plan that was intended to constitute a qualified plan under Section 401(a) of the Code has, at all times, been qualified, in form and operation, under Section 401(a) of the Code (including the adoption of all necessary amendments to maintain such qualification) and has received a favorable determination letter from the Internal Revenue Service (the “IRS”) that such FP Benefit Plan is a qualified plan under Section 401(a) of the Code or, if applicable, may rely upon the prototype opinion or advisory letter issued to the plan document provider of the plan or prototype or volume submitter plan document; any related trust is and has, at all times, been exempt from income Tax, and, to the knowledge of FP Holding, nothing has occurred, or failed to occur, which would reasonably be expected to adversely affect the qualification or status of any such plan. None of FP Holding or any FP Subsidiary has ever maintained or contributed, or has any obligation to contribute to or any liability or potential liability with respect to (i) a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or (ii) a plan subject to Title IV of ERISA. All returns, reports, statements, notices, declarations or documents relating to any FP Benefit Plan that are required by law to be filed with or furnished to any federal, state, or local governmental agency have been timely filed.
(f)    Each FP Benefit Plan that is a “group health plan” as defined in Section 607(1) of ERISA or Code Section 5001(b)(1) has been operated at all times in compliance in all material respects with (i) the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all other applicable federal, state, and local laws relating to continuation coverage (collectively “COBRA”), (ii) the provisions of the Code and ERISA enacted by the Health Insurance Portability and Accountability Act of 1996, as amended, including, without limitation, the privacy and security rules, (iii) the applicable requirements of the Family Medical Leave Act of 1993 and the regulations thereunder, (iv) the provisions of the Patient Protection and Affordable Care Act of 2010 and the Health Care and Education Reconciliation Act of 2010, and (v) all other applicable Law. None of the FP Benefit Plans provides, and there have been no verbal or written commitments to provide, medical, health or life insurance or other similar benefits to former employees, directors, independent contractors or their beneficiaries except to the extent required under COBRA. With respect to any FP Benefit Plan that provides medical, health, life insurance or other similar benefits, all claims under each such FP Benefit Plan are subject to contracts of insurance or are subject to contracts with one (1) or more health maintenance organizations or similar organizations and none of FP Holding or any FP Subsidiary bears any liability for such claims.
(g)    Each benefit provided under any FP Benefit Plan intended to be an “incentive stock option” under Section 422 of the Code has at all times met, and does currently meet, all requirements of Section 422 and 424 of the Code. Each benefit provided under any FP Benefit Plan intended to meet an exemption from Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”) has at all times met, and does currently meet, such exemption. Each benefit provided under any FP Benefit Plan required to comply with the requirements of Section 409A has at all times complied, and does currently comply, with such requirements of Section 409A in operation and any such FP Benefit Plan complies in form with Section 409A. None of FP Holding or any FP Subsidiary will be obligated to report any amount or withhold any amount as includible in income under Section 409A. No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from FP Holding or any FP Subsidiary as a result of the imposition of any Taxes required by Section 409A.
(h)    None of the execution of this Agreement, shareholder approval of this Agreement or consummation of the Transaction, either alone or in connection with a subsequent event, will, directly or indirectly, (i) entitle any current or former employee or any current or former director or independent contractor of FP Holding or any FP Subsidiary to any payment or any increase in any payment upon any termination of employment, whether before or after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the FP Benefit Plans, (iii) result in the triggering or imposition of any restrictions or limitations on the right of WFGI or WF Bank to cause any such FP Benefit Plan to be amended or terminated (or result in any adverse consequences for doing so), (iv) result in any breach or violation of, or a default under, any of the FP Benefit Plans, or (v) result in any payment that would be an “excess parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future.
(i)    All service providers to FP Holding and the FP Subsidiaries have been properly characterized as employees or independent contractors, as applicable, and FP Holding and the FP Subsidiaries have properly reported all payments of compensation on the applicable Forms W-2 or 1099.  Neither FP Holdings nor any of the FP Subsidiaries has any obligation under any FP Benefit Plan to provide benefits to any service provider characterized as an independent contractor.
4.15    Contracts; Consents; Notices.  (a) Section 4.15 of the FP Disclosure Schedule lists, as of the date of this Agreement, each: (i) contract, agreement, commitment, lease, sublease, license, arrangement, understanding or instrument (other than Loans) calling for payments in excess of $50,000 per annum to which FP Holding or any FP Subsidiary is a party, or to which property or assets of FP Holding or any FP Subsidiary is subject, (ii) seller/servicer agreements or similar agreements between FP Holding or any FP Subsidiary and the Federal National Mortgage Association (the “FNMA”), the Federal Home Loan Mortgage Corporation (the “FHLMC”), the Federal Housing Administration (the “FHA”), the U.S. Department of Veteran Affairs (the “VA”), the Rural Housing Service of the U.S. Department of Agriculture (the “RHS”) or the Virginia Housing Development Authority (the “VHDA”) and (iii) correspondent loan purchase agreements, loan investor agreements and similar agreements between FP Holding or any FP Subsidiary and any Person (each of the foregoing, a “Material Contract”). Each such Material Contract is valid and in full force and effect, and FP Holding and each FP Subsidiary, and to the knowledge of FP Holding and each FP Subsidiary, all other parties thereto have in all material respects performed all obligations thereunder required to be performed to date, and are not in material default. No consent of or by, or notice to, any third party is required under any Material Contract or FP Lease to permit FP Holding to consummate the transactions contemplated hereby. Neither the execution, delivery, or performance of this Agreement by FP Holding nor the consummation of the Merger will (with or without notice or lapse of time or both): contravene, conflict with, or result in a violation or breach of, or result in a default under, and provision of any Material Contract or FP Lease, or give any Person the right under such Material Contract or FP Lease to (x) declare a default or exercise any remedy under any such

Material Contract or FP Lease; (y) accelerate the maturity or performance of any such Material Contract or FP Lease; or (z) cancel, terminate or modify any such Material Contract or FP Lease.
(b)    Except for the approval by the requisite vote of holders of FP Holding Common Stock and the governmental approvals set forth in Section 4.15 to the FP Disclosure Schedule, no consent, permission, acquiescence, approval, or authorization of or by any governmental authority is required to permit FP Holding to consummate the transactions contemplated hereby, and for WFBI and WF Bank to have full use and enjoyment of each asset of FP Holding and the FP Subsidiaries.
4.16    Related Party Transactions.  The name of each director and executive officer of FP Holding, FP Lending and FP Wealth, and the name of each holder of five percent or more of the outstanding capital stock of FP Holding, together with the name of each affiliate of each such Person, except for those affiliates that have not had and currently do not have a business relationship or ownership interest in FP Holding or any FP Subsidiary, is set forth in Section 4.16 of the FP Disclosure Schedule. No Person listed in Section 4.16 of the FP Disclosure Schedule has during the period from December 31, 2012 to the date of this Agreement been a party to any transaction with FP Holding or any FP Subsidiary, except as they relate to the issuance of equity to such persons and to payments made in the course of such Person’s service to FP Holding. None of the transactions disclosed in Section 4.16 of the FP Disclosure Schedule have been outside of the ordinary course of business of FP Holding and the FP Subsidiaries, and neither FP Holding nor any FP Subsidiary has any commitment, written or oral, to lend any funds to any Person listed in Section 4.16 of the FP Disclosure Schedule.
4.17    Loans.   (a) Each Loan of FP Lending: (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; (ii) to the extent secured, has been secured by valid liens or security interests which have been perfected; and (iii) represents the legal, valid and binding obligation of the borrowers named therein, enforceable in accordance with its terms (including the validity, perfection and enforceability of any lien, security interest or other encumbrance relating to such Loan), except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the enforcement of creditors’ rights generally, and subject to general principles of equity which may limit the enforcement of certain remedies. For purposes of the foregoing sentence, it is agreed that the phrase “enforceable in accordance with its terms” shall not mean that the borrower or other obligor has the financial ability to repay a loan or that the collateral is sufficient in value to result in payment of the loan secured thereby.
(b)    FP Lending, to the extent required for the conduct of its mortgage lending business as conducted on the date of this Agreement, is approved and not suspended (i) by the FNMA and by the FHLMC as an approved seller/servicer of first lien residential mortgages; (ii) by the FHA as an approved non-supervised mortgagee for FHA loans, (iii) by the VA as an approved lender for VA loans, (iv) by the RHS as an approved lender for RHS loans and (v) by the VHDA as an approved lender for VHDA loans. FP lending has no knowledge of any intention of any Person to terminate or restrict the approvals described in the preceding sentence. FP Lending has all other material certifications, authorization, licenses, permits and other approvals, including without limitation those required by state governmental or regulatory bodies, that are necessary to conduct of its mortgage lending business as conducted on the date of this Agreement (or, where legally permissible, any waiver of or exemption from any of the foregoing by such federal or state governmental or regulatory body).
(c)    Each Loan of FP Lending originated since March 1, 2009 was made in material compliance with the provisions of applicable law and regulation, including but not limited to the RESPA, the Truth in Lending Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, and the regulations promulgated thereunder, and any other applicable fair lending laws and regulations.
(d)    No default (including any event or circumstance which with the passage of time or the giving of notice or both would constitute a default) in respect of any material provision (including any default in payment) of any Loan of FP Lending exists, and FP Holding, FP Lending and any other FP Subsidiary have no knowledge of any borrower’s inability to repay any of such loans when due, whether or not such borrower is currently in default, except as reflected on FP Holding’s classified asset schedule.
(e)    Neither FP Holding nor any FP Subsidiary is a party to any oral loan or oral extension of credit; neither FP Holding nor any FP Subsidiary is a lender under a loan or other extension of credit that is not secured by a lien on or other security interest in real estate.
(f)    Neither FP Holding nor any FP Subsidiary has any liability or obligation, and to FP Holding’s knowledge, no events have occurred and no threats have been made which would require FP Holding, FP Lending or any FP Subsidiary to repurchase or reacquire any Loan, or purchase collateral in respect of any Loan, which was held for sale and which has previously been sold in the ordinary course of FP Lending’s mortgage origination/brokerage business (whether or not such loan has subsequently been reacquired by FP Holding, FP Lending or any FP Subsidiary) since December 31, 2009 (“FP Holding Sold Loans”), or to make any payment on any FP Holding Sold Loan, or to make any payment to, reimburse, indemnify or hold harmless, or otherwise assume liability with respect to any loss, liability or expense incurred by, the purchaser (or subsequent purchaser or acquiror) of any FP Holding Sold Loan in respect of such FP Holding Sold Loan, or is otherwise subject to any liability or recourse in respect of any FP Holding Sold Loan. Neither FP Holding nor any FP Subsidiary, including but not limited to FP Lending, has any liability to any borrower as a result of the manner in which an FP Holding Sold Loan was originated. Section 4.17(f) of the FP Disclosure Schedule sets forth detail with respect to any exceptions hereto, including but not limited to the nature and extent of the liability, any limits (in time or dollar amount) on such liability, the basis of such liability, the instrument under which such potential liability arises, the nature and amount of FP Holding Sold Loans resulting in such liability and the identity of the party to whom FP Holding a FP Subsidiary may have such liability.
(g)    No FP Holding Sold Loan was originated in violation of the representations and warranties of FP Holding, FP Lending or any other FP Subsidiary contained or incorporated by reference in any contract or agreement pursuant to which such FP Holding Sold Loan was sold or assigned, including but not limited to any representation or warranty regarding the absence of fraud, misstatement of a material fact, omission of a material fact or a fact necessary to make the information provided not misleading, regarding the FP Holding Sold Loan, the loan collateral, the borrower or the credit-worthiness of borrower, and any representation or warranty of FP Holding, FP Lending or any other FP Subsidiary regarding the absence of any fact, circumstance or condition which would cause, or would reasonably be expected to cause, the purchaser of the FP Holding Sold Loan, any subsequent purchaser, securitizer or guarantor of such FP Holding Sold Loan (including but not limited to the Federal National Mortgage Association, the Federal Home Loan Mortgage Corporation, the Government National Mortgage Association, the Federal Housing Administration or the Department of Veteran Affairs) to regard such FP Holding Sold Loan as unacceptable as an investment, ineligible for insurance, or which would otherwise cause them to consider the value or marketability of such FP Holding Sold Loan to be materially adversely affected.
(h)    None of FP Holding, FP Lending or any FP Subsidiary currently services any Loan, including any FP Holding Sold Loan, not currently held in portfolio, for any third party. The servicing and collection practices of FP Holding and each FP Subsidiary with respect to FP Holding Sold Loans materially complied with applicable laws, and was in material accordance with the terms and conditions of the agreements pursuant to which such FP Holding Sold Loans were sold, whether such servicing was conducted by FP Holding, a FP Subsidiary, their respective affiliates, a third party or a servicing agent of any of the foregoing.
4.18    Absence of Certain Changes.  Between March 31, 2015 and the date of this Agreement, FP Holding has not:
(a)    issued or sold any capital stock of FP Holding, or any debt securities or other obligations of FP Holding;
(b)    declared or set aside or paid any dividend or other distribution in respect of the FP Holding Common Stock, or directly or indirectly purchased, redeemed or otherwise acquired any shares of FP Holding Common Stock;
(c)    incurred or assumed any obligations or liabilities (absolute or contingent), except obligations or liabilities incurred in the ordinary course of business, or mortgaged, pledged, or subjected to lien or encumbrances any of its assets or properties;
(d)    sold, exchanged or otherwise disposed of any of its capital assets other than in the ordinary course of business;
(e)    forgiven or cancelled any debts or claims other than in the ordinary course of business;
(f)    entered into or agreed to enter into any agreement or arrangement granting preferential rights to purchase any assets, properties or rights of FP Holding or any FP Subsidiary; or
(g)    materially changed the conduct of its business or the business of any FP Subsidiary.
4.19    Environmental Matters.  To the knowledge of FP Holding, no environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance is present at, or is or has been generated, used, stored, processed, disposed of, or discharged in violation of any local, state, or federal environmental statute, regulation, rule or ordinance at, any real estate now or previously owned or acquired (including without limitation any real estate acquired by means of foreclosure, transfer in lieu of foreclosure or by exercise of any other creditor’s right) or leased by FP Holding or any FP Subsidiary, or any real estate which is pledged or stands as collateral security for any Loan or other extension of credit by FP Holding or any FP Subsidiary, where such presence or violation would reasonably be expected to have a material adverse effect on the value of the property to FP Holding. None of FP Holding nor any FP Subsidiary has received written notice of, nor to the knowledge of FP Holding or any FP Subsidiary has FP Holding or any FP Subsidiary received an overt threat of, any legal, administrative, arbitral or other proceeding, claim, action, cause of action or governmental proceeding or investigation of any nature whatsoever, seeking to impose, or that would reasonably be expected to result in the imposition, on FP Holding or any FP Subsidiary of any liability arising under any local, state, or federal environmental statute, regulation, rule or ordinance, and neither FP Holding nor any FP Subsidiary is subject to any agreement, order, judgment, decree or memorandum of any court, governmental authority, regulatory agency or third party imposing any such liability.
4.20    Litigation and Other Proceedings.  As of the date of this Agreement, neither FP Holding nor any FP Subsidiary is a party to any pending, or, to the knowledge of FP Holding or the FP Subsidiaries, threatened claim, action, suit, investigation or proceeding or subject to any order, judgment or decree, except for matters which, in the aggregate, would not reasonably be anticipated to have a material adverse effect on the ability of FP Holding to consummate the transactions contemplated hereby or on FP Holding and the FP Subsidiaries taken as a whole. Section 4.20 of the FP Disclosure Schedule sets forth, as of the date of this Agreement, a complete and accurate list of all pending actions, suits, investigations or proceedings to which FP Holding or any FP Subsidiary is a party, and threatened actions, suits, investigation or proceedings of which FP Holding or any FP Subsidiary have knowledge, to which FP Holding or any FP Subsidiary believes one or more of them may become a party.
4.21    Absence of Undisclosed Liabilities.  Except as (i) reflected, noted and/or adequately reserved against in the FP Holding Consolidated Financial Statements as of March 31, 2015, and (ii) incurred since March 31, 2015 in the ordinary course of business consistent with past practice, FP Holding and the FP Subsidiaries have no material liabilities (whether accrued, absolute, contingent or otherwise) which were required by GAAP to be reflected, noted or reserved against in a balance sheet.
4.22    Compliance with Laws; Regulatory Examinations and Reports.  (a) FP Holding and the FP Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit them to carry on their business as presently conducted and the absence of which would have a material adverse effect on such business; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the knowledge of FP Holding and the FP Subsidiaries, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. FP Holding and the FP Subsidiaries are in compliance in all material respects with all applicable federal, state and local statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Dodd-Frank Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the USA Patriot Act, RESPA, the Flood Disaster Protection Act, the Investment Advisors Act of 1940, the applicable rules and regulations of self-regulatory organizations, and all other applicable fair lending laws and other laws relating to discriminatory business practices, anti-money laundering, foreign corrupt practices, privacy of personal and financial information, and similar matters, other than instances of non-compliance which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole. Neither FP Holding nor any FP Subsidiary is in default under any order, license, regulation or demand of any federal, state, local or other governmental agency or with respect to any order, writ, injunction or decree of any court, other than instances of default which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole.
(b)    Except for statutory or regulatory restrictions of general application, no federal, state, local or other governmental authority has placed any restrictions on the business of FP Holding or any of the FP Subsidiaries which reasonably could be expected to have a material adverse effect on FP Holding and the FP Subsidiaries taken as a whole. Neither FP Holding nor any FP Subsidiary is a party or subject to any order, decree, written agreement, memorandum of understanding or similar arrangement with, or a commitment letter, supervisory letter or similar submission or application to, or extraordinary supervisory letter from, any such governmental authority and neither FP Holding nor any FP Subsidiary has been advised in writing that any such governmental authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, written agreement, memorandum of understanding, commitment letter, supervisory letter or similar arrangement or submission or application.
(c)    FP Holding and each FP Subsidiary are in material compliance with the terms of any agreements with federal, state or local governmental or regulatory bodies, and FP Holding and each FP Subsidiary have no unresolved violations, criticisms, exceptions, penalties or other remedial actions with respect to any regulatory examination.
(d)    FP Holding and FP Lending are in material compliance with all applicable state mortgage lender or mortgage broker licensing requirements. Since December 31, 2009, with respect to all loans originated or brokered by FP Lending, FP Holding and FP Lending complied with all applicable state mortgage lender or mortgage broker licensing requirements.
4.23    Accuracy of Information.  None of the information supplied or to be supplied by and relating to FP Holding or any FP Subsidiary prior to the Closing for inclusion in any other documents to be filed prior to the Closing with any regulatory agency in connection with the transactions contemplated hereby will, at the respective times such information is supplied or such documents are filed or mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they are made, not misleading. Any documents which FP Holding or any FP Subsidiary file prior to the Closing with any regulatory agency in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable law.
4.24    Anti-Takeover Provisions.  FP Holding and each FP Subsidiary have taken all actions required to exempt such company, this Agreement, the Merger, and the transactions contemplated hereby from any provisions of an antitakeover nature contained in their organizational documents or the provisions of any federal or state “antitakeover”, “fair price”,

“moratorium”, “affiliate transaction”, “control share acquisition” or similar laws or regulations (“Takeover Laws”), including but not limited to Article 14 and Article 14.1 of the VSCA.
4.25    Derivative Instruments.  Neither FP Holding nor any FP Subsidiary is party to any interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative instruments or risk management arrangements, whether entered into for the account of FP Holding, or for the account of one or more of the FP Subsidiaries or their customers.
4.26    Tax and Regulatory Treatment.  Neither FP Holding nor any FP Subsidiary has taken or agreed to take any action, or has knowledge of any fact or circumstance, that would prevent the Merger from qualifying as a “reorganization” under Section 368(a) of the Code.
4.27    Brokers and Finders.  Neither FP Holding nor any FP Subsidiary, nor any of their officers, directors, employees, or shareholders has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder’s fees, which FP Holding or any FP Subsidiary has any obligation to pay, or to indemnify or reimburse any Person for, in connection with this Agreement or the transactions contemplated hereby.
4.28    Investment Advisory Business of FP Wealth. (a) FP Wealth is registered as an investment advisor under the Investment Advisers Act of 1940, as amended, and has conducted its business in compliance therewith in all material respects.
(b)    All of the arrangements of FP Wealth have with any banking institution are, in all material respects, completely and accurately described and summarized in Section 4.28(b) of the FP Disclosure Schedule, indicating with respect to each of the arrangements the type of arrangement maintained (such as checking account, borrowing or funding arrangements, etc.) and the Persons authorized in respect thereof.
(c)    FP Wealth is a party to an investment advisory agreement (each an “Investment Advisory Agreement”) with each client of FP Wealth as of the date of this Agreement (each, an “Advisory Client”). Except as disclosed in Section 4.28(c) of the FP Disclosure Schedule, for each Investment Advisory Agreement to which FP Wealth is a party on the date of this Agreement, FP Wealth has obtained or will obtain any written consent or negative consent of the Advisory Client that is required in connection with the transactions contemplated by this Agreement. FP Holding and FP Wealth will provide WFBI with copies of all such written consents or documentation adequate to evidence the granting of negative consent, and FP Holding and FP Wealth represent that each such written consent or negative consent will constitute a permissible and effective consent to assignment under the Investment Advisors Act of 1940, as amended, and the applicable Investment Advisory Agreement.
(d)    Section 4.28(d) of the FP Disclosure Schedule sets forth, with respect to each account that is opened and maintained by an Advisory Client:
(i)    the name of each Advisory Client that is (x) a shareholder, director, officer or employee of FP Holding or any FP Subsidiary, (y) an immediate family member or affiliate of any of the Persons described in clause (x), or (z) a trust or collective investment vehicle in which any of the Persons described in clauses (x) or (y) is a holder of a beneficial interest;

(ii)    the state (or, if the Advisory Client is not a U.S. citizen, the country) of which the Advisory Client is a citizen or resident (in the case of individuals) or domiciled (in the case of entities); and
(iii)    the value of each such account as of March 31, 2015, the fees earned on each such account during the year ended December 31, 2014, and the average assets under management for each such account during the year ended December 31, 2014.
(e)    None of the Investment Advisory Agreements will terminate according to its terms or as a result of any provisions of applicable law in connection with the transactions contemplated by this Agreement.
(f)    FP Wealth has no Advisory Clients with respect to which fees payable to FP Wealth are based on performance or otherwise provide for compensation on the basis of a share of capital gains or appreciation in respect of the funds or account value (or any portion thereof) of the Advisory Client.
(g)    No circumstances exist regarding the relationship between FP Wealth, on the one hand, and any of its Advisory Clients, on the other hand, that has had or could reasonably be expected to have a material adverse effect on FP Wealth or FP Holding, taken as a whole. To the knowledge of FP Holding, FP Wealth and each other FP Subsidiary, there is no Advisory Client whose investment or other activities, reputation or credit history would reasonably be expected to cause WFBI or any affiliate of WFBI any damages or impair the public reputation and standing of WFBI or any of its affiliates after consummation of the transactions contemplated by this Agreement.
(h)    FP Wealth does not conduct “trust business”, as such term is defined in the VFIC, or act as a fiduciary for any Advisory Client.
4.29    Non-Reliance. Except as expressly set forth in Article IV of this Agreement, neither FP Holding nor any FP Subsidiaries nor any of FP Holding’s agents, employees or representatives have made, nor are any of them making any representation or warranty, written or oral, express or implied, in respect of FP Holding, any FP Subsidiary or FP Holding’s business, including any representations and warranties about the accuracy or completeness of any information or documents previously provided, and any such other representations or warranties are hereby expressly disclaimed. WFBI expressly acknowledges and agrees that neither WFBI nor any of WFBI’s agents, employees or representatives is relying on any other representation or warranty of FP Holding, any FP Subsidiary or any of their agents, employees or representatives, including regarding the accuracy or completeness of any such other representations and warranties or the omission of any material information, whether express or implied.

4.30    Accredited Investors. As of the date of this Agreement, at least 70% of the outstanding shares of FP Holding Common Stock are held by Accredited Investors.
ARTICLE V
CONDUCT OF BUSINESS PRIOR TO THE EFFECTIVE TIME
5.1    Forbearance by FP Holding. From the date hereof until the earlier to occur of the termination of this Agreement and the Effective Time (the “Pre-Closing Period”), FP Holding covenants and agrees that, except as permitted or contemplated by this Agreement, or as required by applicable law, during the Pre-Closing Period, FP Holding will not do, or agree or commit to do, or permit any FP Subsidiary to do or agree or commit to do, any of the following without the prior written consent of WFBI (which consent shall not be unreasonably withheld):
(a)    (i)    except as in the ordinary course of business consistent with past practice, enter into or assume any Material Contract, make any material commitment, incur any material liabilities or material obligations, whether directly or by way of guaranty, including any obligation for borrowed money whether or not evidenced by a note, bond, debenture or similar instrument, acquire or dispose of any material property or asset, or subject any of FP Holding’s or any FP Subsidiary’s assets or properties to any lien, claim, charge or encumbrances whatsoever;
(ii)    engage in any material transaction not in the ordinary course of business consistent with past practice;
(b)    grant any increase in compensation to its employees or officers or directors, or pay any bonus, or effect any increase in benefits to any class of employees or its officers (unless any such change shall be required by applicable law), other than increases or payments with respect to employees who are not officers in the ordinary course of business and consistent with past practices;
(c)    declare, set aside or pay any stock dividend or other stock distribution on any class of its capital stock;
(d)    redeem, purchase or otherwise acquire any shares of its capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock; merge into any other corporation or permit any other corporation to merge into it, or consolidate with any other corporation ; liquidate, sell or dispose of any assets or acquire any assets, otherwise than in the ordinary course of its business consistent with past practice or as expressly required by this Agreement;
(e)    open, close or relocate any office, or acquire, establish or divest any office;
(f)    issue any shares of its capital stock except in connection with the exercise of FP Options or FP Warrants properly granted prior to the date hereof; issue or grant, or extend or modify the terms of any option, warrant, or other right to acquire FP Holding Common Stock;
(g)    issue any new or replacement certificate for any shares of FP Holding Common Stock purported to have been lost stolen or destroyed, except upon receipt of appropriate affidavits of loss and purchase by the shareholder of an indemnity bond from a third party insurer regularly engaged in the issuance of such bonds;
(h)    amend its Articles or Certificate of Incorporation or Association or Bylaws, or similar charter documents;
(i)    effect any capital reclassification, stock dividend, stock split, consolidation of shares or similar change in capitalization;
(j)     (i)    enter into any related party transaction of the type contemplated by Section 4.16 hereof, except for transactions in the ordinary course of business, on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with unaffiliated parties, and which do not present more than the normal risk of collectability or other unfavorable features, and in respect of which disclosure has been made to WFBI prior to such transaction;
(ii)    cancel without payment in full, or modify in any material respect any contract relating to, any loan or other obligation receivable from any 5% shareholder, director or officer of FP Holding or any FP Subsidiary, or any member of the immediate family of the foregoing, or any related interest of any of the foregoing;
(k)    solicit, knowingly encourage, or authorize any Person, including but not limited to directors, officers, shareholders, or employees, to solicit from, or engage in communications with, any third party, or knowingly facilitate inquiries or the making of proposals relating to any merger, consolidation, reorganization, share issuance, recapitalization, business combination, share purchase or exchange, purchase and assumption or similar transaction involving FP Holding or any FP Subsidiary, or any issuance, sale, lease, transfer, pledge, encumbrance or other disposition, directly or indirectly, of all, or any substantial portion of, the assets of FP Holding or any FP Subsidiary; or provide any such third party with information or assistance or negotiate or conduct any discussions with any such third party to facilitate such inquiries or to obtain such a proposal, or continue any such activities in progress on the date hereof;
(l)    knowingly take any action which would: (i) adversely affect the ability to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby; (ii) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a)of the Code; or (iii) adversely affect the ability to perform the covenants and agreements under the Agreement;
(m)    enter into any new line of business, or change its lending, investment, asset/liability management, risk management, or other material operating policies and procedures in any material manner;
(n)    adopt, renew, terminate, enter into or amend any employment, consulting, change in control, severance, stock option, warrant, restricted stock or other equity award, settlement or other compensatory agreement, arrangement, plan or policy with or with respect to any officer, employee or director;

(o)    purchase or otherwise acquire any investment security for its own account that is not a U.S. Treasury or U.S. government agency security having a remaining life to maturity of less than three years, other than commercial securities purchased or otherwise acquired in the ordinary course of business and provided that the forgoing shall not prevent FP Holding or the FP Subsidiaries or affiliates from purchasing or selling loans in the ordinary course of business;
(p)    make any capital expenditures individually in excess of $10,000, or in the aggregate in excess of $20,000;
(q)    make any material change in any accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in regulatory accounting requirements or GAAP;
(r)    take a deed or title to any commercial real estate or residential real estate without first conducting a Phase I environmental inspection of the property and confirming that such Phase I does not indicate the presence of any environmental contaminant, pollutant, petroleum product, toxic or hazardous waste or similar or like substance;
(s)    settle any material litigation or claim without prior notice to WFBI; or
(t)    grant any waiver of the time to assess any Tax or waiver of the statutory period of limitation with respect to any Tax except where in its reasonable judgment such waiver is necessary to avoid the assessment of any Tax it disputes in good faith; or grant any Person a power of attorney or authorization to represent it in connection with any Taxes, other than powers of attorney which terminate as of the Effective Time.
5.2    Conduct of Business by FP Holding. During the Pre-Closing Period, FP Holding covenants and agrees that, except as otherwise consented to by WFBI in writing (which consent shall not be unreasonably withheld), it shall, and FP Holding shall cause each FP Subsidiary to:
(a)    carry on its business, and maintain its books of account and other corporate records, in the ordinary course and in accordance with GAAP, consistent with past practice and applicable legal and regulatory requirements;
(b)    to the extent consistent with its past practice, use all commercially reasonable efforts to preserve its present business organization in all material respects, to retain the services of its officers and employees, and maintain customer and other business relationships in all material respects;
(c)    to the extent consistent with its past practice, use all commercially reasonable efforts to maintain all of the material structures, equipment, and other real and personal property of FP Holding and the FP Subsidiaries in good repair, order and condition, ordinary wear and tear and unavoidable casualty excepted;
(d)    use all reasonable efforts to preserve or collect all material claims or causes of action of FP Holding and the FP Subsidiaries;

(e)    to the extent consistent with its past practice, use all commercially reasonable efforts to keep in full force and effect all insurance coverage maintained by FP Holding or the FP Subsidiaries;
(f)    perform in all material respects all obligations under all Material Contracts and leases of real property, except where it will not have a material adverse affect on FP Holding’s or such FP Subsidiary’s rights under such Material Contract or lease, or on FP Holding and the FP Subsidiaries, taken as a whole;
(g)    comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to FP Holding and the FP Subsidiaries and the conduct of their respective businesses;
(h)    (i) at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of FP Holding Sold Loans, in accordance with GAAP and regulatory requirements, after taking any charge-offs required in accordance with GAAP and regulatory requirements; (ii) at all times make adequate provisions for loan losses and provisions for representations and warranties in respect of loans originated subsequent to March 31, 2015; and (iii) as of the Closing Date, have reserves equal to or greater than $440,000;
(i)    at all times promptly take and recognize appropriate charge-offs as may be required in accordance with GAAP and regulatory requirements;
(j)    promptly following receipt, and prior to taking any action in respect thereof, advise WFBI of any request to repurchase or reacquire any FP Holding Sold Loan, or to make any payment in respect of any FP Holding Sold Loan, or to indemnify any Person in respect of an FP Holding Sold Loan;
(k)    terminate, on or before the Closing Date, the FP Benefit Plan known as the 1st Portfolio Holding Corporation 401(k) Profit Sharing Plan (the “FP Holding 401(k) Plan”), a defined contribution plan described in Section 401(k) of the Code;
(l)    use commercially reasonable efforts to cooperate with WFBI upon reasonable notice by WFBI to make employees of FP Holding and any FP Subsidiary employees available at reasonable times for training prior to Closing, provided that such cooperation does not materially interfere with their duties with FP Holding or any FP Subsidiary, in the sole judgment of Mr. Rebibo;
(m)    use commercially reasonable efforts to make appropriate staff of FP Holding and any FP Subsidiary available upon reasonable notice by WFBI to assist in systems and operations conversions, provided that such cooperation does not materially interfere with their duties with FP Holding or any FP Subsidiary, in the sole judgment of Mr. Rebibo;
(n)    not later than immediately prior to Closing establish and take such charge-offs, reserves and accruals as WFBI may reasonably request to conform FP Holding’s and FP Subsidiaries’ loan, accrual, reserve and other accounting policies to those of WFBI; and

(o)    use its commercially reasonable efforts to obtain the consents and agreements and to provide the notices required by Section 7.2(i).
5.3    Approval of FP Holding Shareholders.  FP Holding shall use commercially reasonable efforts to solicit and obtain the FP Shareholder Approval through the execution and delivery to FP Holding of written consents approving the Merger and adopting this Agreement (the “FP Holding Written Consent”). FP Holding shall cause to be distributed to each shareholder of record of FP Holding (according to the transfer records of FP Holding as of the record date for the FP Holding Written Consent), such material as may be required by applicable statutes and regulations, provided that WFBI shall be given a reasonable opportunity to review and provide comment on such materials. The Board of Directors of FP Holding shall recommend to its shareholders that they vote the shares held by them (or execute a written consent in favor thereof) to approve the Merger and to adopt this Agreement and the Plan of Merger, and FP Holding shall use its commercially reasonable efforts in good faith to obtain its shareholders’ approval of the Merger, this Agreement and the Plan of Merger in accordance with Virginia law. FP Holding shall cause to be distributed a shareholder representation letter (a “Shareholder Representation Letter”) substantially in the form attached hereto as Exhibit D, pursuant to which holders of FP Holding Common Stock, FP Warrants and FP Director Options will be asked to indicate whether such holder qualifies as an Accredited Investor as of the date(s) specified therein.
5.4    Conduct of Business by WFBI.  During the Pre-Closing Period, WFBI covenants and agrees that, except as otherwise consented to by FP Holding in writing, it shall, and WFBI shall cause WF Bank to:
(a)    use its commercially reasonable efforts to: (i) preserve its business organization intact in all material respects; (ii) maintain good relationships with its employees; (iii) conduct its business in the ordinary course, consistent with past practice; and (iv) preserve for itself the goodwill of its customer and other business relationships;
(b)    not knowingly take any action which would: (i) adversely affect the status of the transactions contemplated hereby as a reorganization for purposes of Section 368(a) of the Code; or (ii) adversely affect the ability to perform the covenants and agreements under this Agreement;
(c)    not (i) amend, repeal or modify any provision of its Articles of Incorporation or bylaws in a manner which would adversely affect FP Holding, shareholders of FP Holding or the transactions contemplated by this Agreement; or (ii) make or pay any extraordinary one-time dividend or distribution on shares of WFBI Common Stock, other than any distribution or dividend payable in shares of WFBI Common Stock which would result in the adjustment of the Conversion Ratio pursuant to Section 2.2(f) hereof;
(d)    comply in all material respects with all statutes, laws, regulations, rules, ordinances, orders, decrees, consent agreements, examination reports and other federal, state and local governmental or regulatory directives applicable to WFBI and WF Bank and the conduct of their respective businesses;

(e)    at all times maintain the allowance for loan losses and the reserve for representations and warranties at levels which are adequate, respectively, to absorb reasonably anticipated losses in the loan portfolio and recourse obligations in respect of WFBI Sold Loans, in accordance with GAAP and regulatory requirements, after taking charge-offs required in accordance with GAAP and regulatory requirements;
(f)    use commercially reasonable efforts to maintain the listing of WFBI Common Stock on NASDAQ; and
(g)    use commercially reasonable efforts not to take any action that would result in a suspension of WFBI’s reporting obligations under the Exchange Act.
ARTICLE VI
ADDITIONAL AGREEMENTS
6.1    Access and Information.  (a) FP Holding and each FP Subsidiary shall afford to WFBI, and to WFBI’s accountants, counsel, financial advisors and other representatives, reasonable access upon reasonable notice during normal business hours of FP Holding and each FP Subsidiary, respectively, during the Pre-Closing Period, to all of its properties, books, contracts, commitments and records and, during such a period, shall furnish promptly to WFBI: (i) a copy of each report, schedule and other document filed or received by it during such period with or from (w) the Financial Industry Regulatory Authority; (x) the SCC and the VBFI; (y) the Maryland office of the Commissioner of Financial Regulation; or (z) any other federal, state or local governmental or regulatory agency or department; and (ii) all other information concerning its business, assets, properties and personnel as WFBI may reasonably request. WFBI and its accountants, counsel, financial advisors and other representatives will request permission for all such access reasonably in advance, and all such access will be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of FP Holding and each FP Subsidiary. WFBI shall cause all information obtained by it or its representatives from FP Holding and any FP Subsidiary pursuant to this Agreement or in connection with the negotiation thereof, including, without limitation, the schedules hereto, to be treated as confidential and shall not use, nor knowingly permit others to use, any such information for any purpose other than in connection with the transactions contemplated hereby, unless such information becomes generally available to the public or is required to be disclosed pursuant to the order of a court of competent jurisdiction or otherwise in accordance with applicable law, and in the event of the termination of this Agreement shall promptly return all documents (including copies thereof) obtained hereunder from FP Holding or any FP Subsidiary, and shall destroy all copies of any analyses, compilations, notes, studies or other documents prepared from any such material for their use.
6.2    Applications; Cooperation.  As promptly as practicable after the furnishing by FP Holding and FP Subsidiaries of all information regarding them required to be reflected therein, WFBI shall file: (i) any required applications and notices with the Federal Reserve Board, the SCC, the VBFI and any other regulatory agency having authority over the Merger and the transactions contemplated hereby, required by applicable law and regulation for the consummation of the transactions contemplated by this Agreement, and (ii) any other applications for regulatory or other approvals deemed necessary or appropriate by WFBI. To the extent available, WFBI shall request expedited treatment of such applications, and shall take reasonable steps to pursue approval of the applications. FP Holding agrees that it shall, and shall cause the employees, agents, representatives, and advisors of FP Holding and the FP Subsidiaries to, cooperate with WFBI in the preparation and filing of any regulatory applications, including, but not in limitation, by providing on a prompt basis information requested by WFBI or its advisors for inclusion in such documents.
6.3    Notice of Actual or Threatened Breach.  Each party will promptly give written notice to the other parties upon becoming aware of any impending or threatened occurrence of any event or the failure of any event to occur that is reasonably likely to cause any of the conditions set forth in Section 7.1 or Section 7.2 not to be satisfied or that would reasonably be expected to threaten consummation of the transactions contemplated hereby. The delivery of any notice or other information pursuant to this Section 6.3 shall not constitute an acknowledgement or admission of a breach of this Agreement.
6.4    Current Information.  (a) During the Pre-Closing Period, FP Holding will: (i) cause, at the request of WFBI, one or more of its representatives to confer on a regular and frequent basis during normal business hours of FP Holding with representatives of WFBI to report its financial condition and the general status of its ongoing operations; (ii) promptly notify WFBI of any material change in the normal course of its business or in the operation of its properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them; and (iii) keep WFBI fully informed with respect to such events.
(b)    During the Pre-Closing Period, WFBI will (i) cause, at the request of FP Holding, one or more of its representatives to confer on a regular and frequent basis during normal business hours of WFBI with representatives of FP Holding to report its financial condition and its ongoing operations; (ii) promptly notify FP Holding of any material change in the normal course of its business or in the operation of its properties and any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving them; and (iii) keep FP Holding fully informed with respect to such events.
(c)    During the Pre-Closing Period, FP Holding will continue to prepare financial statements in the ordinary course of business, which financial statements will be prepared in accordance with GAAP applied on a consistent basis, and shall present fairly, in all material respects, its financial position and its consolidated results of operations, changes in shareholders’ equity and cash flows as of the dates and for the periods therein (except that such financial statements may omit the footnote disclosures and are subject to normal year end audit adjustments, required by GAAP).
(d)    During the Pre-Closing Period, FP Holding will, and will cause FP Lending and FP Wealth to, timely file all required FP Reports and, as of their respective dates, such FP Reports will comply in all material respects with all the statutes, rules and regulations enforced or promulgated by the regulatory authority with which they are filed.

6.5    Expenses.  Each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and to the consummation of the Merger and the transactions contemplated hereby.
6.6    Filing with the SCC.  WFBI and FP Holding shall execute, deliver and file appropriate Articles of Merger with the SCC at the earliest practicable date after the Closing.
6.7    Miscellaneous Agreements and Consents.  Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, using reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby. WFBI, or FP Holding, as the case may be, will use their respective commercially reasonable efforts to obtain consents of all third parties (in the case of FP Holding, with respect to the consents referenced in Sections 7.1(c) and 7.2(i) hereof) and governmental bodies necessary for the consummation of the transactions contemplated by this Agreement.
6.8    Press Releases and Public Disclosures.  WFBI and FP Holding will consult with each other and jointly approve the form, substance and timing of any press release and any written disclosures to shareholders, staff, customers, and the public at large on matters related to this Agreement or any of the transactions contemplated hereby. Notwithstanding the foregoing, WFBI and FP Holding agree that WFBI and FP Holding shall, promptly following the execution hereof, issue a joint press release announcing the execution of the Agreement and the proposed Merger, and further agree that WFBI and FP Holding shall each be entitled to issue separate press releases, as such party may deem appropriate, announcing the execution of the Agreement and the proposed Merger, a copy of which release will be provided to the other party for its reasonable review and comment prior to issuance, and that WFBI shall file a Current Report on Form 8-K, in accordance with the Exchange Act, following execution hereof.
6.9    FP Employees.  (a) Subject to the terms of employment agreements in effect as of the date hereof and which have been disclosed to WFBI on the FP Disclosure Schedule, WFBI presently intends to offer continued employment to non-executive officer and executive officer employees of FP Holding, FP Lending and FP Wealth as of the Effective Time; provided that WFBI shall have no obligation to continue the employment of any employee of FP Holding or any FP Subsidiary after the Effective Time.
(b)    All employees of FP Holding and any FP Subsidiary who become employees of WFBI, WF Bank or any other subsidiary of WFBI upon consummation of the transactions contemplated hereby (“Continuing Employees”) will be eligible to participate in each employee benefit plan, program or arrangement provided by WFBI to similarly situated employees of WFBI (the “WFBI Benefit Plans”). To the extent the Continuing Employees participate in any of the WFBI Benefit Plans WFBI shall provide (or cause to be provided) to each such Continuing Employee the following to occur under each WFBI Benefit Plan in which such Continuing Employees participate after the Effective Time: (i) credit for prior years of service with FP Holding and any FP Subsidiary in determining eligibility and vesting (but not benefit accruals) under the WFBI Benefit Plans; (ii) for the calendar year in which the Effective Time occurs, waive any limitations regarding pre-existing conditions, evidence of insurability requirements and eligibility waiting periods under any WFBI Benefit Plan which is a welfare benefit plan to the extent such pre-existing conditions, evidence of insurability requirements, or waiting periods were inapplicable to, or had been satisfied by, such employee under a comparable FP Benefit Plan immediately prior to the Effective Time; and (iii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time for the calendar year in which the Effective Time occurs (to the same extent such credit was given under the analogous FP Benefit Plan prior to the Effective Time), in satisfying any applicable deductible or out-of-pocket requirements under such WFBI Benefit Plans which are welfare benefit plans. In the case of any such WFBI Benefit Plan under which benefits are provided through insurance, WFBI’s agreement to provide the above will be subject to the consent of the applicable insurer, which WFBI shall use commercially reasonable efforts to obtain.
(c)    Effective as of the day before the Effective Time, FP Holding shall terminate the FP Holding 401(k) Plan, and one hundred percent vest all benefits provided thereunder. As soon as administratively practicable following the Effective Time and in accordance with ERISA and the Code, WFBI shall cause the assets of the FP Holding 401(k) Plan to be distributed to the participants in the FP Holding 401(k) Plan and shall take all other actions necessary and proper in order to implement the termination of the FP Holding 401(k) Plan and related trust. As soon as administratively practicable following the Effective Time, to the extent allowed by applicable law, WFBI shall take such action as is reasonably necessary to enable the Continuing Employees who participate in the FP Holding 401(k) Plan as of the Effective Time (the “Hired Participants”) to transfer to the 401(k) plan established or maintained by WFBI, WF Bank or other WFBI subsidiary via direct rollover cash held in the account of the electing Hired Participants under the FP Holding 401(k) Plan.
(d)    No later than fifteen days prior to the Closing Date, WFBI or WF Bank shall provide to FP Holding a list of the FP Benefit Plans which FP Holding or any FP Subsidiary shall terminate on or before the Closing Date, and FP Holding or any such FP Subsidiary shall terminate such FP Benefit Plans on or before the Closing Date.
6.10    D&O Indemnification.  (a) From and after the Effective Time, and through the through the six year anniversary of the Effective Time, WFBI shall indemnify and hold harmless the current and former officers, employees, directors and agents of FP Holding and the FP Subsidiaries (each an “Indemnified Person”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of any act or omission or other matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director, officer, employee, fiduciary or agent of FP Holding or any FP Subsidiary or is or was serving at the request of FP Holding as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise, including without limitation matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger, to the fullest extent and on the same conditions which such Indemnified Parties would be entitled under applicable law, the FP Holding Articles of Incorporation and Bylaws, and/or any agreement between FP Holding or any FP Subsidiary and such Indemnified Person, as in effect on the date of this Agreement and which has been disclosed in Section 6.10 to the FP Disclosure Schedule, to the extent legally permitted to do so.
(b)    Any Indemnified Person wishing to claim indemnification under this Section  6.10 hereof, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify WFBI, but the failure to so notify shall not relieve WFBI of any liability it may have to such Indemnified Person if such failure does not actually prejudice WFBI. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) WFBI shall have the right to assume the defense thereof and WFBI shall not be liable to such Indemnified Persons for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Persons in connection with the defense thereof, except that if WFBI elects not to assume such defense or counsel for the Indemnified Persons advises that there are issues which raise conflicts of interest between WFBI and the Indemnified Persons, the Indemnified Persons may retain counsel which is reasonably satisfactory to WFBI, and WFBI shall pay, promptly as statements therefore are received, the reasonable fees and expenses of such counsel for the Indemnified Persons (which may not exceed one firm in any jurisdiction), (ii) the Indemnified Persons will cooperate in the defense of any such matter, (iii) WFBI shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld) and (iv) WFBI shall have no obligation hereunder to the extent that a federal or state banking agency or a court of competent jurisdiction shall determine that indemnification of an Indemnified Person in the manner contemplated hereby is prohibited by applicable laws and regulations.
(c)    For six years after the Effective Time, there shall be maintained in force (either through the purchase by FP Holding or a FP Subsidiary of tail coverage of such entities’ existing officers’ and directors’ liability insurance policy, under WFBI’s existing policy, or another policy), officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Indemnified Person covered by the officers’ and directors’ liability insurance policies of FP Holding and the FP Subsidiaries as of the Effective Time, on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof. Section 6.10 of the FP Disclosure Schedule sets forth each contract, agreement, plan, resolution, charter provision, bylaw provision or other arrangement or understanding pursuant to which FP Holding or any FP Subsidiary has or may have any obligation to indemnify any director, officer, employee or agent.
(d)    If WFBI or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of WFBI or the surviving company shall assume the obligations set forth in this Section 6.10 hereof prior to or simultaneously with the consummation of such transaction.

6.11    Disclosure.  The parties agree that (i) the disclosures set forth in the Disclosure Schedules delivered by FP Holding and WFBI shall be organized under separate section and subsection references that correspond to the sections and subsections of Articles III and IV, as applicable, to which such disclosure relates and (ii) the disclosure set forth in a particular section or subsection of the Disclosure Schedules delivered by FP Holding and WFBI shall qualify (A) the representations and warranties set forth in the corresponding section or subsections and (B) such other representations and warranties if, and solely to the extent that, upon a reading of the disclosure, without any independent knowledge of the subject matter thereof or the contents of any documents referenced therein, it is reasonably apparent that such disclosure is applicable to such other representations and warranties. The FP Disclosure Schedule and the WFBI Disclosure Schedule called for by this Agreement may be updated as of the Closing Date for comparative and information purposes. Disclosure of an item for the first time on such updated schedules shall not be considered in determining the truth or accuracy of any representation or warranty.
6.12    Indemnification of WFBI.  (a) Subject to the other provisions of this Section 6.12, each FP Indemnity Securityholder shall, severally and not jointly, indemnify and hold WFBI and each WFBI subsidiary (the “WFBI Indemnified Parties”) harmless from and against, and reimburse the WFBI Indemnified Parties for, its Pro Rata Share (for this purpose, Pro Rata Share calculated on an aggregate basis among the FP Indemnity Securityholders based on the portion of Merger Consideration payable to such FP Indemnity Securityholder) of any and all actual losses, liabilities, damages (excluding any punitive, incidental, special or speculative damages), and reasonable expenses (hereinafter collectively referred to as “WFBI Losses”) (provided, however, that for purposes of computing the amount of WFBI Losses incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Person in connection with such WFBI Losses or the circumstances giving rise thereto) that the WFBI Indemnified Parties have suffered, incurred or become subject to, during a period starting on the Closing Date and ending on the one year anniversary of the Closing Date (the “WFBI Indemnification Period”), as a result of or in connection with:
(i)    any inaccuracy in or breach of any of the representations or warranties of FP Holding contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(ii)    any breach of any of the covenants or agreements of FP Holding contained in this Agreement;
solely to the extent such WFBI Losses, in the aggregate, exceed the established reserves of FP Holding as of the Closing, (and, for the avoidance of doubt, shall then be entitled to recover such WFBI Losses in excess of such reserves) and provided that, subject to Section 6.12(i), recovery from the Escrow Fund shall be the sole and exclusive source of recovery by the WFBI Indemnified Parties for any claims by such parties for WFBI Losses for which they are entitled to recovery under this Article VI. Notwithstanding anything to the contrary in this Agreement, in no event shall the Merger Consideration be reduced, or the FP Indemnity Securityholders be required to indemnify any Person (including the WFBI Indemnified Parties) for any Tax imposed on FP Holding or any FP Subsidiary as a result of (i) the Merger failing to qualify as a reorganization under Section 368(a) of the Code (or similar provision of state, local or non-U.S. law), (ii) any election made under Section 338 of the Code (or similar provision of state, local or non-U.S. law), or (iii) any action taken by a WFBI Indemnified Party on or after the Closing Date.
(b)    Each claim for WFBI Losses that is to be satisfied from the Escrow Fund pursuant to this Article VI shall be satisfied by delivery to WFBI, on behalf of the applicable FP Indemnity Securityholder, of Escrow Shares or Escrow Cash, as applicable, in an amount equal to the WFBI Losses. The amount of Escrow Shares and Escrow Cash to be used to satisfy each such claim shall be determined by reference to each FP Indemnity Securityholder’s Pro Rata Share of the amount to be so delivered, to be calculated as follows: as to each FP Indemnity Securityholder, out of such FP Indemnity Securityholder’s Escrow Cash or Escrow Shares, as applicable, in the same proportion as the Escrow Cash and Escrow Shares deposited with respect to such FP Indemnity Securityholder pursuant to Article II.
(c)    Except as set forth below, no claims may be made or recovery from the Escrow Fund sought following the end of the WFBI Indemnification Period.
(d)    Promptly, and in any event within three business days, following the end of the WFBI Indemnification Period, the remaining portion of the Escrow Fund, less any amount of actual or reasonably estimated WFBI Losses in respect of any resolved claims that have yet to be satisfied or any unresolved and pending claims specified in any WFBI Claim (as defined in Section 6.12(h)) (“Unresolved Claims” ) delivered to the FP Representative in accordance with Section 6.12(h) on or prior to the end of the WFBI Indemnification Period, shall be distributed to the FP Indemnity Securityholders in accordance with clause (f) of this Section 6.12 and the terms of the Escrow Agreement.
(e)    In the event that there exist Unresolved Claims as of the expiration of the WFBI Indemnification Period, as soon as each such Unresolved Claim has been resolved, the Escrow Agent shall promptly, and in any event within three business days following the resolution or satisfaction of such Unresolved Claim, deliver in accordance with clause (f) of this Section 6.12 and the terms of the Escrow Agreement, the portion of the Escrow Fund that was retained for purposes of satisfying such Unresolved Claim that was not needed to satisfy such Unresolved Claim.
(f)    Delivery of the Escrow Fund or any portion thereof to the FP Indemnity Securityholders pursuant to this Section 6.12 shall be made by the Escrow Agent based on each FP Indemnity Securityholder’s Pro Rata Share of the Indemnity Escrow Amount to be so delivered, with such allocation comprising either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 2.2(e)), as would be payable to each FP Indemnity Securityholder pursuant to Section 2.2 of this Agreement.

(g)    WFBI and the FP Representative hereby agree to deliver any written notices or instructions requested by the Escrow Agent in order to effectuate any delivery or release of Escrow Shares or Escrow Cash to WFBI, on behalf of the WFBI Indemnified Parties, or to the FP Indemnity Shareholders, as the case may be, that is to be made in accordance with the terms hereof and of the Escrow Agreement. During the Indemnification Period, any WFBI Losses payable to the WFBI Indemnified Parties shall be aggregated; no earlier than 30 days prior to the end of the WFBI Indemnification Period and no later than the last day of the WFBI Indemnification Period, WFBI and the FP Representative shall instruct the Escrow Agent to release to the WFBI Indemnified Parties (in accordance with the provisions of this Agreement and the Escrow Agreement) the aggregate amount of WFBI Losses, if any, that it has been determined pursuant to the provisions of this Section 6.12 from the date of this Agreement through such date to be due and owing to the WFBI Indemnified Parties.
(h)    Any WFBI Indemnified Party may assert a claim for indemnification (a “WFBI Claim”) provided by this Section 6.12 by giving notice to the FP Representative, in accordance with Section 9.2 of this Agreement, specifying in reasonable detail (i) that the WFBI Indemnified Party has incurred or paid or reasonably anticipates that it may incur or pay WFBI Losses; (ii) the estimated amount of such WFBI Losses to the extent reasonably estimable (which, in the case of WFBI Losses not yet incurred or paid may be the maximum amount reasonably anticipated by the WFBI Indemnified Party to be incurred or paid); and (iii) the basis for such WFBI Claim, including the representation or warranty alleged to have been breached or to be inaccurate and/or the covenant or agreement alleged to have been breached. Any WFBI Claim made prior to the conclusion of the WFBI Indemnification Period shall survive until its final resolution. Upon receipt of a WFBI Claim, the FP Representative shall have 30 days to respond to the allegations set forth in the WFBI Claim (a “WFBI Claim Response”), which shall set forth, in reasonable detail and as applicable, any objections of the FP Representative to the WFBI Claim and the bases for any such objections. If the FP Representative fails to provide a WFBI Claim Response within such time period, the FP Representative will be deemed to have conceded the allegations set forth in the WFBI Claim. If FP Representative provides a WFBI Claim Response within such time period, the appropriate WFBI Indemnified Party and the FP Representative shall negotiate the resolution of the WFBI Claim for a period of not fewer than 20 business days after the WFBI Claim Response is provided. If the appropriate WFBI Indemnified Party and the FP Representative are unable to resolve any such claims within such time period, notwithstanding any language limiting remedies of WFBI or a WFBI Indemnified Party in this Agreement, the appropriate WFBI Indemnified Party shall be entitled to pursue any legal remedies available to the WFBI Indemnified Party with respect solely to the unresolved WFBI Claim.
(i)    Except for claims based on intentional breach, willful misrepresentation or fraud brought against the Person who committed such intentional breach, willful misrepresentation or fraud, and claims for any equitable relief that may be available, the indemnification rights set forth in this Section 6.12 shall constitute the exclusive remedy of all WFBI Indemnified Parties for claims for any breach of any representation, warranty, covenant or agreement under this Agreement by FP Holding or any other claims under this Agreement. WFBI and FP Holding agree and acknowledge that the Escrow Fund shall be the sole and exclusive remedy and source of satisfaction of any amounts determined pursuant to this Section 6.12 to be due to any WFBI Indemnified Party.
(j)    The FP Indemnity Securityholders who are entitled to receive Escrow Shares that constitute a portion of the Indemnity Escrow Amount shall be entitled to all rights in respect of such shares of WFBI Common Stock (such as voting rights and dividends payable thereon), and such shares shall be registered on the books of WFBI in the name of the Escrow Agent, as Escrow Agent nominee for the benefit of the FP Indemnity Securityholders in accordance with their respective Pro Rata Share. To the extent that any indemnification obligation is to be satisfied by delivery of shares of WBFI Common Stock that comprises a portion of the Indemnity Escrow Amount, the value of each such share of WFBI Common Stock shall be deemed to equal $16.00 per share.
(k)    In the event that WFBI becomes aware of a third-party action which constitutes a matter for which a WFBI Indemnified Party may be entitled to indemnification under Article VI (each such claim, a “Third Party Claim”), WFBI shall have the right in its sole discretion to conduct the defense of and to settle or resolve any such Third Party Claim. The FP Representative shall have the right to receive copies of all pleadings, notices and communications with respect to any Third Party Claim to the extent that receipt of such documents does not affect any privilege relating to any WFBI Indemnified Party and shall be entitled, at its expense, to participate in, but not to determine or conduct, any defense of the Third Party Claim or settlement negotiations with respect to the Third Party Claim. However, except with the consent of the FP Representative, the amount paid in the settlement or resolution of any such claim to the third-party claimant shall not be determinative of the existence of or amount of WFBI Losses relating to such matter. In the event that the FP Representative has consented to any such settlement or resolution, neither the FP Representative nor any FP Indemnity Securityholder shall have any power or authority to object under any provision of this Article VI to the amount of WFBI Losses incurred by or on behalf of any WFBI Indemnified Person against the Indemnity Escrow Amount.
(l)    All Tax Returns of FP Holding or any FP Subsidiary for any Taxable period (or portion thereof) ending on or before the Effective Time (a “Pre-Closing Tax Period”) shall be prepared consistently with reasonable past practices of such company, except to the extent that in the opinion of WFBI’s auditors such past practice is (i) incorrect, (ii) would require a FIN 48 reserve for GAAP purposes, or (iii) would be required to be disclosed on a Tax Return as an uncertain tax position.  Not later than 20 days before filing any such Tax Return, WFBI shall deliver, or cause to be delivered, to the FP Representative such Tax Return for the FP Representative’s review and comment, and the party responsible for preparing and filing such Tax Returns shall accept all such comments submitted by the FP Representative, unless they are unreasonable.  Unless required by applicable Tax law or to correct an error discovered after the Closing that could give rise to the imposition of a penalty, without the prior written permission of the FP Representative, WFBI shall not, and shall not allow FP Holding or any FP Subsidiary, to amend or modify any Tax Return with respect to a Taxable period, or portion thereof, ending on or before the Effective Time or take any other action in respect of Tax matters (including any election pursuant to Section 338(g) of the Code) if such amendment, action, or modification would result in a reduction to the Merger Consideration or the FP Indemnity Securityholders incurring a payment obligation pursuant to this Agreement.
(m)    Notwithstanding any of the foregoing, WFBI will have the sole right (but not the obligation) to conduct any Tax inquiry, investigation, audit or other Tax dispute or contest relating to the Company (each, a “Tax Claim”), subject to the procedures set forth in Section 6.12(k).  With respect to any Tax Claim that arose during the WFBI Indemnification Period and relates to a Pre-Closing Tax Period and that could give rise to an indemnification obligation of the FP Indemnity Securityholders or otherwise reduce the Merger Consideration, WFBI agrees to (i) provide the FP Representative commercially reasonable notification of the existence of such Tax claim, (ii) permit the FP Representative a reasonable opportunity to consult with WFBI regarding, and to participate in, such Tax claim at the FP Representative’s sole cost and expense, (iii) consider in good faith all of the FP Representative’s commercially reasonable comments with respect to such Tax Claims, and (iv) unless WFBI shall waive its right to indemnification with respect to such Tax Claim, not settle or compromise such Tax claim without the FP Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).
(n)    For purposes of this Agreement, in the case of any Taxes that are payable for a period that includes (but does not end on) the Closing Date, the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (i) in the case of any Taxes that are imposed on an annual or periodic basis, other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction, the numerator of which shall be the number of days in the Tax period ending on and including the Closing Date, and the denominator of which shall be the number of days in the entire Tax period, and (ii) in the case of any other Tax, be deemed equal to the amount that would be payable if the relevant Tax period ended on and included the Closing Date based on a hypothetical closing of the books of FP Holding and the FP Subsidiaries.
(o)    WFBI and FP Holding hereto agree to treat any payments made pursuant to Section 6.12 as adjustments to the Merger Consideration to the extent permitted by applicable law.
6.13    Summary Balance Sheet. On the date that is three business days prior to the Closing Date, FP Holding shall deliver to WFBI a summary balance sheet, certified by the Chief Executive Officer of FP Holding, setting forth in reasonable detail its calculation as of such date of (i) FP Holding’s Tangible Equity Capital, (ii) the resulting Excess Capital and (iii) FP Holding’s reserves, which reserves shall equal at least $440,000 (the “Summary Balance Sheet”). FP Holding shall pay no cash dividends or make any other cash distribution of any kind following the date of the Summary Balance Sheet.

ARTICLE VII
CONDITIONS
7.1    Conditions to WFBI’s and FP Holding’s Obligation to Effect the Merger.  The respective obligations of WFBI and FP Holding to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of each of the following conditions:
(a)    Shareholder Approval. The Merger, the Agreement and the Plan of Merger shall have been approved by the requisite vote of the shareholders of FP Holding (the “FP Shareholder Approval”).
(b)    Regulatory Approvals. WFBI and FP Holdings shall have received any required approval of the transactions contemplated by this Agreement from the Federal Reserve Board, the VBFI, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transactions (including those relating to mortgage banking, brokerage or lending activities), and all notice and waiting periods after the granting of any such approval shall have expired.
(c)    Third Party Consents, Notices and Agreements. FP Holding and the FP Subsidiaries shall have obtained all third party consents and given all notices set forth on Schedule 7.1(c) hereto.
(d)    Escrow Agreement. WFBI and the FP Representative shall have entered into the Escrow Agreement with the Escrow Agent.
(e)    Merger Consideration. The portion of the Merger Consideration payable in cash pursuant to Article II of this Agreement shall not exceed 55% of the aggregate Merger Consideration payable pursuant to Article II (including as Merger Consideration, for this purpose, payments with respect to Dissenting Shares).
7.2    Conditions to Obligation of WFBI to Effect the Merger.  The obligation of WFBI to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
(a)    Representations and Warranties; Corporate Proceedings. Each representation and warranty of FP Holding set forth in Article IV hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) as of the date of this Agreement and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and WFBI shall have received a certificate of the Chief Executive Officer of FP Holding to that effect (the “FP Holding Certificate”).
(b)    Performance of Obligations. FP Holding shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and WFBI shall have received confirmation of such in the FP Holding Certificate.

(c)    Permits, Authorizations, Etc. FP Holding and each FP Subsidiary shall have obtained the permits, authorizations, consents, waivers, clearances or approvals set forth on Schedule 7.2(c).
(d)    No Material Adverse Change. There shall not have been, since the date hereof, a material adverse change to FP Holding and the FP Subsidiaries, taken as a whole.
(e)    Regulatory Approvals. WFBI shall have received any required approval of the transactions contemplated by this Agreement from the Federal Reserve Board, the VBFI, the FDIC, the SCC and any other federal or state regulatory agencies whose approval is required for consummation of such transaction, without the imposition of any condition or conditions that would have a material adverse effect on the value of the Merger to WFBI (excluding conditions that are ordinarily imposed in connection with transactions of the type contemplated by this Agreement), and all notice and waiting periods after the granting of any such approval shall have expired.
(f)    No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.
(g)    Litigation. At the Effective Time, there shall not be pending against FP Holding or any FP Subsidiary or the officers, directors or employees thereof in their capacity as such, any suit, action or proceeding (including antitrust actions) which, if successful, would have a material adverse effect on FP Holding and the FP Subsidiaries, taken as a whole, or the Surviving Corporation.
(h)    Tax Certificate. FP Holding shall have delivered to WFBI (i) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), dated as of the Closing Date and executed by FP Holding, together with written authorization for WFBI to deliver such notice to the IRS on behalf of FP Holding, and (ii) a certification dated not more than 30 days prior to the Effective Time, and signed by FP Holding to the effect that FP Holding is not, nor has it been within five years of the date of the certification, a “United States real property holding corporation” as defined in Section 897 of the Code.
(i)    Third Party Consents, Notices and Agreements. (i) FP Holding and the FP Subsidiaries shall have obtained all third party consents and given all notices set forth on Schedule 7.2(i)(i) hereto.
(ii)    FP Holding and each FP Subsidiary shall have obtained the consent of the landlord under each real property lease set forth on Schedule 7.2(i)(ii) to the succession of WFBI or WF Bank thereunder.
(iii)    FP Holding and/or the appropriate FP Subsidiary shall have received all written consents from the FNMA, the FHLMC, the FHA, the RHS and the VHDA necessary to permit FP Lending and WF Bank to each operate as an approved seller/servicer or lender under the programs administered by such entities in which FP Lending participates as of the date of this Agreement.
(j)    Minimum Tangible Net Worth and Reserves. WFBI shall have received a Summary Balance Sheet indicating that FP Holding has Tangible Equity Capital of at least $2.5 million and reserves of at least $440,000, in each case as of the Closing, and stating FP Holding’s calculation of the amount of Excess Capital to be used for the purpose of calculating the Merger Consideration.
(k)    Assignment of Investment Advisory Agreements. FP Holding shall have delivered to WFBI (i) a certification signed by the Chief Executive Officer of FP Holding, to the effect that FP Wealth has obtained written consents of Advisory Clients approving the assignment of Investment Advisory Agreements in connection with the transactions contemplated herein related to (x) 90% or more of the assets under management held in client accounts with FP Wealth and (y) 90% or more of client accounts of FP Wealth and (ii) such other documentation related to the assignment of Investment Advisory Agreements as WFBI may reasonably request.
(l)    Accredited Investors. FP Holding shall have delivered to WFBI Shareholder Representation Letters indicating that at least 70% of the outstanding shares of FP Holding Common Stock are held by Accredited Investors.
7.3    Conditions to Obligation of FP Holding to Effect the Merger.  The obligation of FP Holding to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following additional conditions:
(a)    Representations and Warranties; Corporate Proceedings. Each representation and warranty of WFBI set forth in Article III hereof shall be true and correct in all material respects (except those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects ) as of the date of this Agreement and as of the Effective Time as though made at and as of the Effective Time (other than those limited to a specified date, which shall speak only as to such date), and FP Holding shall have received a certificate of the Chief Executive Officer of WFBI to that effect. All corporate action required to have been taken by, or on the part of, WFBI to authorize the execution, delivery and performance of this Agreement and the Merger, respectively, shall have been duly and validly taken, and FP Holding shall have received certified copies of the resolutions evidencing such authorizations.
(b)    Performance of Obligations. WFBI shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Effective Time, and FP Holding shall have received a certificate of the Chief Executive Officer of WFBI to that effect.
(c)    Permits, Authorizations, Etc. WFBI shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required to be obtained by it for the lawful consummation of the Merger in accordance with applicable law.

(d)    No Material Adverse Change. There shall not have been, since the date hereof, any material adverse change to WFBI and WF Bank and their respective subsidiaries, taken as a whole.
(e)    No Injunction. No injunction, restraining order, stop order or other order or action of any federal or state court or agency in the United States which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby, shall be in effect, and no action, suit or other proceeding seeking such shall have been instituted or threatened, and no statute, rule or regulation shall have been enacted, issued or promulgated, by any state or federal government or government agency, which prohibits, restricts or makes illegal the consummation of the transactions contemplated hereby.
(f)    Merger Consideration. WFBI shall have deposited with the Exchange Agent, or authorized and directed the Exchange Agent to issue, the Merger Consideration to be paid to holders of FP Holding Common Stock in accordance with the provisions of Article II hereof.
ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER
8.1    Termination.  This Agreement may be terminated at any time prior to the Effective Time:
(a)    by mutual consent of WFBI and FP Holding;
(b)    by either WFBI or FP Holding, at any time after September 30, 2015, if the Merger shall not theretofore have been consummated, unless: (i) the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants or agreements of such party set forth herein or; (ii) the date reflected in this Section 8.1(b) shall be extended in writing by all of the parties hereto;
(c)    (i) by FP Holding, in the event of the material breach by WFBI of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within 30 days of delivery of written notice of breach, or (ii) by WFBI, in the event of the material breach by FP Holding of any representation, warranty, covenant or agreement contained herein if such breach has not been, or cannot be, cured within of 30 days of delivery of written notice of breach, provided that no cure period shall be available for a breach of Section 5.1(k);
(d)    by either FP Holding or WFBI if any governmental or regulatory approval required for consummation of the transactions contemplated hereby shall have been denied by final, non-appealable order, or any such denial shall not have been appealed within the time available for such appeal;
(e)    by either FP Holding or WFBI, in the event that any of the conditions precedent to the obligation of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in 8.1(b) of this Agreement, provided that the terminating party(ies) shall not be in material breach of a representation, warranty or covenant of this Agreement at the time of termination pursuant to this Section 8.1(e);

(f)    by either FP Holding or WFBI, in the event that the Merger, the Agreement and the Plan of Merger are not approved by the requisite vote of the shareholders of FP Holding by the FP Holding Written Consent within five days following the date of this Agreement; or
(g)    by WFBI if the Dissenting Shares represent more than 30% in the aggregate of the shares of FP Holding Common Stock outstanding on the date of this Agreement.
8.2    Effect of Termination.  (a) In the event of termination of this Agreement by either FP Holding or WFBI as provided in Section 8.1 above, this Agreement shall forthwith become void and there shall be no liability on the part of either FP Holding or WFBI or their respective officers or directors, except that: (i) the provisions of this Section 8.2, the provisions regarding the confidentiality and return or destruction of documents of Section 6.1 and the provisions of Section 6.5 shall survive any such termination and abandonment; and (ii) a termination pursuant to Section 8.1 shall not relieve the breaching party from liability or action being taken in law or in equity by the non breaching party for any fraud, for any willful misconduct or willful breach of a material provision of this Agreement giving rise to such termination.
(b)    WFBI and FP Holding acknowledge that the business and assets of FP Holding, FP Lending and FP Wealth, and the combination of WFBI and FP Holding, are unique and that, if the parties fail to consummate the transactions contemplated by this Agreement, the parties may have no adequate remedy at law. WFBI and FP Holding shall each be entitled, in addition to its other remedies at law, to specific performance of this Agreement if the other party shall, without cause, refuse to consummate the transactions contemplated by this Agreement.
8.3    Amendment.  Subject to this Section 8.3, this Agreement may be amended by the parties hereto, with respect to WFBI and FP Holding by action taken by or on behalf of their respective Boards of Directors, at any time before or after approval of the Merger by the shareholders of FP Holding; provided, however, that after such approval no such amendment shall reduce the value of or change the form of the consideration to be delivered to each of FP Holding’s shareholders as contemplated by the Agreement, unless such amendment is subject to the obtaining of the approval of the amendment by the shareholders of FP Holding and such approval is obtained. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto that must approve such an amendment which expressly states its intention to amend this Agreement. With respect to:
(a)    amendments to Sections 1.8, 2.6, 2.10, 6.12, 8.3 and Article IX of this Agreement effected at or prior to the Effective Time, each of WFBI, FP Holding and the FP Representative must duly execute such amendment;
(b)    all other amendments to this Agreement effected at or prior to the Effective Time, WFBI and FP Holding must each duly execute such amendment, and approval of the FP Representative is not required to amend the Agreement; and
(c)    amendments to this Agreement effected after the Effective Time, WFBI and the FP Representative must each duly execute such amendment.

8.4    Waiver.  At any time prior to the Effective Time, WFBI and FP Holding, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed: (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.
ARTICLE IX
GENERAL PROVISIONS
9.1    Investigation; Survival of Agreements.  No investigation by the parties hereto made heretofore or hereafter shall affect the representations and warranties of the parties which are contained herein and each such representation and warranty shall survive such investigation. Except for those covenants and agreements expressly to be carried out after the first anniversary of the Closing Date, the agreements, representations, warranties and covenants in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date.
9.2    Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been duly received (i) on the date given if delivered prior to 5:00 PM on a business day, personally or by confirmed telecopier or email, in each case with a hard copy sent by registered or certified first class mail, personally or by commercial overnight delivery service; (ii) on the date received if sent by commercial overnight delivery service; and (iii) on the fifth calendar day after depositing in the mail, if mailed by registered or certified mail (return receipt requested), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):
(a)    if to WFBI:
Shaza L. Andersen, Chief Executive Officer
            11921 Freedom Drive
Suite 250
Reston, Virginia 20190
Fax: (703) 707-8307
            E-mail: sandersen@wfbi.com

Copies to:
Richard D. Horn, General Counsel
            11921 Freedom Drive
Suite 250
Reston, Virginia 20190
Fax: (703) 707-8307
            E-mail: rhorn@wfbi.com
Jacob A. Lutz III
            Troutman Sanders LLP
            Troutman Sanders Building
            1001 Haxall Point
            Richmond, Virginia 23219
            Fax (804) 698-6014
            E-mail: jake.lutz@troutmansanders.com
(b)    if to FP Holding:
Michael J. Rebibo, President and Chief Executive Officer
12700 Fair Lakes Circle
Suite 450
Fairfax, Virginia 22033
Fax: (703) 991-8534
Email: mrebibo@firstportfolio.com
Copy to:
Laura Medina
Cooley LLP
380 Interlocken Crescent
Suite 900
Broomfield, Colorado 80021
Fax: (720) 566-4099
Email: lmedina@cooley.com

(c)    if to the FP Representative:

    John Oswald
    c/o Capital Trust Group
8000 Towers Crescent Drive
Vienna, Virginia 22101
Email: jpo@capitaltrustintl.com

Copy to:
Laura Medina
Cooley LLP
380 Interlocken Crescent
Suite 900
Broomfield, Colorado 80021
Fax: (720) 566-4099
Email: lmedina@cooley.com
9.3    Material Adverse Effect.   As used herein, the term “material adverse effect”, “material adverse change”, or words of similar import shall mean any effect that (i) is materially adverse to the consolidated financial condition, assets, deposits, stockholders’ equity, results of operations, earnings, business, or cash flows of any party, taken as a whole, or (ii) prevents any Person from performing any of its obligations under this Agreement or consummating the Merger; provided, that the term “material adverse effect,” “material adverse change” or words of similar import shall not include the impact of: (i) changes, after the date hereof, in laws of general applicability or interpretations thereof by courts or governmental authorities but only to the extent the effect on such Person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated Persons; (ii) any change generally affecting the economy, financial and capital markets or political, economic or regulatory conditions in the United States; (iii) changes, after the date hereof, in GAAP principles or regulatory principles but only to the extent the effect on such Person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated Persons; (iv) changes, after the date hereof, resulting from expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement; (v) changes, after the date hereof, resulting from, acts of terrorism or war (whether or not declared), but only to the extent the effect on such person and its subsidiaries, taken as a whole, is not materially worse than the effect on similarly situated persons; (vi) changes, after the date hereof, resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof and disclosed in Section 6.9 of the FP Disclosure Schedule; (vii) events, changes, developments or other conditions resulting or arising solely from the announcement or pendency of the transactions contemplated by this Agreement; (viii) the failure of FP Holding or FP Subsidiaries to meet internal projections or (ix) actions and omissions of WFBI or FP Holding or any FP Subsidiary taken at the request of, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.
9.4    Certain Definitions.  (a) The term “affiliate” means, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, unless a different definition has been included in this Agreement for purposes of a particular provision hereof. For purposes of this definition, “control” (including the correlative terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting equity interest, by contract or otherwise.

(b)    The term “knowledge” or “belief”, when used with respect to FP Holding, FP Lending or any FP Subsidiary, means the conscious knowledge or belief, after reasonable inquiry of the applicable subject matter, of any one of Michael Rebibo, Banks Gatchel, Jay Curley and Patrick Gardner. The term “knowledge” or “belief,” when used with respect to WFBI or WF Bank, means the conscious knowledge or belief, after reasonable inquiry of the applicable subject matter, any one of Shaza L. Andersen, Matthew R. Johnson, and George Connors IV. For purposes of this Agreement, a review of an individual’s files and a reasonable inquiry of such individual’s direct reports shall constitute reasonable inquiry.
9.5    Severability.  Except to the extent that application of this Section 9.5 hereof would have a material adverse effect on WFBI or FP Holding and their respective Subsidiaries taken as a whole, any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. In all such cases, the parties shall use their reasonable best efforts to substitute a valid, legal and enforceable provision which, insofar as practicable, implements the original purposes and intents of this Agreement.
9.6    Headings.  The headings of the Articles and Sections of this Agreement are for convenience of reference only and shall not be deemed to be a part of this Agreement. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or ‘‘including’’ are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.
9.7    Attorneys’ Fees.  In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees in addition to any other remedy.
9.8    Schedules and Exhibits.  All schedules and exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement. The parties acknowledge and agree that the inclusion of an item in a Disclosure Schedule as an exception to a representation shall not be deemed an admission by a party that such item was required to be disclosed therein.
9.9    Attorney-Client Privilege. WFBI agrees not to assert any attorney-client privilege with respect to communications between Cooley LLP (“Cooley”), any officer, director or employee of FP Holding, or the FP Representative related to the Merger and occurring prior to the Closing, it being the intention of the parties hereto that such attorney-client-privilege shall be deemed to be the right of, and retained by, the FP Representative on behalf of the FP Indemnity Securityholders, and not that of WFBI, following the Closing; provided that the foregoing shall in no event limit or otherwise affect WFBI’s right to assert any attorney-client privilege with respect to any such communication against any Person other than the FP Representative or any officer or director of FP Holding prior to the Closing; provided further that the FP Representative will not waive such attorney-client privilege without the prior consent of WFBI, which consent shall not be unreasonably withheld.
9.10    Conflict of Interest.  If the FP Representative so desires, acting on behalf of the FP Indemnity Securityholders and without the need for any consent or waiver by WFBI, Cooley shall be permitted to represent the FP Representative, the FP Indemnity Securityholders or their agents or affiliates after the Closing in connection with any matter, including without limitation, anything related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Without limiting the generality of the foregoing, after the Closing, Cooley shall be permitted to represent the FP Representative, the FP Indemnity Securityholders, any of their agents and affiliates, or any one or more of them, in connection with any negotiation, transaction or dispute (including any litigation, arbitration or other adversary proceeding) with WFBI or any of its agents or affiliates under or relating to this Agreement, any transaction contemplated by this Agreement, and any related matter, such as claims or disputes arising under other agreements entered into in connection with this Agreement, including with respect to any indemnification claims. Upon and after the Closing, neither WFBI nor any FP Subsidiary shall have any attorney-client relationship with Cooley, unless and to the extent Cooley is specifically engaged in writing by WFBI or an FP Subsidiary to represent WFBI or an FP Subsidiary, respectively, after the Closing and either such engagement involves no conflict of interest with respect to the FP Indemnity Securityholders or the FP Representative consents in writing at the time to such engagement. Any such representation of WFBI or an FP Subsidiary by Cooley after the Closing shall not affect the foregoing provisions hereof.
9.11    Miscellaneous.  This Agreement (including schedules, exhibits, documents and instruments referred to herein)
(a)    together with all disclosure letters, schedules, exhibits, documents and instruments attached hereto or required to be delivered herewith, or at or prior to Closing, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof;
(b)    is not intended to confer upon any Person not a party hereto any rights or remedies hereunder;
(c)    shall not be assigned by operation of law or otherwise;
(d)    shall be governed in all respects by the laws of the Commonwealth of Virginia without regard to the choice of laws provisions thereof; and
(e)    may be executed in two or more counterparts which together shall constitute a single agreement.
[Signatures appear on following page]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

[Signature Page to Agreement and Plan of Reorganization]

Exhibit A

PLAN OF MERGER

merging

1ST PORTFOLIO HOLDING CORPORATION,
a Virginia corporation,

with and into

WASHINGTONFIRST BANKSHARES, INC.,
a Virginia bank holding company.
1.Merger. 1st Portfolio Holding Corporation (“FP Holding”), a Virginia corporation incorporated pursuant to the Virginia Stock Corporation Act (the “VSCA”), shall upon the Effective Time (as defined in Section 2.a of this Plan of Merger) be merged (the “Merger”) with and into WashingtonFirst Bankshares, Inc. (“WFBI”), a Virginia bank holding company incorporated pursuant to the VSCA, in accordance with the applicable provisions of the VSCA. As a result of the Merger, the separate corporate existence of FP Holding shall cease and WFBI shall continue as the surviving corporation (the “Surviving Corporation”) following the Merger. The corporate existence of WFBI, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected and unimpaired by the Merger.
2.Effective Time; Effects of the Merger.
a.The Merger shall become effective at the latest of (i) the issuance by the Virginia State Corporation Commission (the “SCC”) of a certificate of merger relating to the Merger; and (ii) the time set forth in articles of merger relating to the Merger filed with the SCC; such time referred to herein as the “Effective Time.”
b.At the Effective Time, the Merger shall have the effects set forth in Section 13.1-721 of the VSCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time the separate corporate existence of FP Holding shall cease and all of the properties, rights, powers, privileges, franchises, patents, trademarks, licenses, registrations, and other assets of every kind and description of FP Holding shall be vested in, and all debts, liabilities and obligations of FP Holding shall be the obligation of, WFBI as the Surviving Corporation, all without further act or deed, in accordance with the applicable provisions of the VSCA.
3.Articles of Incorporation. The Articles of Incorporation of WFBI in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.
4.Bylaws. The Bylaws of WFBI in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until the same shall thereafter be altered, amended or repealed as provided therein or by applicable law.

5.Board of Directors; Officers. From and after the Effective Time, the directors of WFBI immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors are duly appointed or elected. From and after the Effective Time, the officers of WFBI immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors are duly appointed or elected.
6.Consideration and Conversion of Shares.

a.	Definitions.
i. “FP Holding Common Stock” means the common stock, no par value per share, of FP Holding.
ii. “WFBI Common Stock” means the common stock, par value $0.01 per share, of WFBI.
iii. The “Base Consideration” shall be equal to $7,663,152.
iv. “Base FP Shares” means the number of shares of FP Holding Common Stock outstanding on the Closing Date (excluding Excluded Shares).
v. “Excluded Shares” means shares of FP Holding Common Stock that are cancelled and retired pursuant to Section 6.b.i of this Plan of Merger.
vi. “Excess Capital” means the excess of Tangible Equity Capital over $2,500,000, provided that Excess Capital shall not exceed $7,000,000.
vii. “Tangible Equity Capital” means a dollar amount equal to the total shareholders’ equity of FP Holding (calculated in accordance with accounting principles generally accepted in the United States (“GAAP”) measured as of the Closing) minus goodwill and any other intangible assets (calculated in accordance with GAAP); provided, however, that the following items shall be deducted in calculating Tangible Equity Capital if not otherwise reflected on the books of FP Holding as of the Closing:

A.
expenses payable to third-parties that have been incurred by FP Holding, but not paid, incident to preparing for, entering into and carrying out the Merger Agreement and this Plan of Merger, and to the consummation of the Merger and the transactions contemplated thereby and hereby;

B.
expenditures in excess of $425,485 (if any) in connection with the tenant improvements to and “build-out” of the premises leased by 1st Portfolio Lending Corporation, a Virginia corporation (“FP Lending”) pursuant to the lease, dated as of July 28, 2014, between SRI Seven Fair Lakes LLC and FP Lending; and

C.
the cost of any tail insurance coverage obtained pursuant to Section 6.10 of the Merger Agreement; provided, however, that the amount of such cost shall, for this purpose, be reduced by the lesser of 50% of such cost or $15,000.

viii. The “Preliminary FP Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital by (ii) the Base FP Shares; i.e., for clarity:

Base Consideration + Excess Capital
Base FP Shares
ix. “FP Warrants” means the warrants to purchase shares of FP Holding Common Stock issued and outstanding immediately prior to the Effective Time, as set forth on Schedule A to the Merger Agreement (which Schedule A shall be adjusted as necessary to reflect any decreases between the date of the Merger Agreement and the Closing). The “A Increment” means the product obtained by multiplying the aggregate number of FP Warrants by $3.62. The “Step A Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment by (ii) the sum of the Base FP Shares plus the FP Warrants; i.e., for clarity:

Base Consideration + Excess Capital + A Increment
Base FP Shares + FP Warrants
x. “Director $5.78 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP Holding, at an exercise price of $5.78 per share, as set forth on Schedule B to the Merger Agreement (which Schedule B shall be adjusted as necessary to reflect any decreases between the date of the Merger Agreement and the Closing). The “B Increment” means the product obtained by multiplying the aggregate number of Director $5.78 Options by $5.78. The “Step B Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment
Base FP Shares + FP Warrants + Director $5.78 Options
xi. “Director $7.00 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP

Holding, at an exercise price of $7.00 per share, as set forth on Schedule C to the Merger Agreement (which Schedule C shall be adjusted as necessary to reflect any decreases between the date of the Merger Agreement and the Closing). The “C Increment” means the product obtained by multiplying the aggregate number of Director $7.00 Options by $7.00. The “Step C Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment plus the C Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options plus the Director $7.00 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment + C Increment
Base FP Shares + FP Warrants + Director $5.78 Options + Director $7.00 Options
xii. “Director $7.55 Options” means the options to purchase shares of FP Holding Common Stock held by directors and former directors of FP Holding, at an exercise price of $7.55 per share, as set forth on Schedule D to the Merger Agreement (which Schedule D shall be adjusted as necessary to reflect any decreases between the date of the Merger Agreement and the Closing). The “D Increment” means the product obtained by multiplying the aggregate number of Director $7.55 Options by $7.55. The “Step D Share Value” shall be determined by dividing (i) the sum of the Base Consideration plus the Excess Capital plus the A Increment plus the B Increment plus the C Increment plus the D Increment by (ii) the sum of the Base FP Shares plus the FP Warrants plus the Director $5.78 Options plus the Director $7.00 Options plus the Director $7.55 Options; i.e., for clarity:

Base Consideration + Excess Capital + A Increment + B Increment + C Increment + D Increment
Base FP Shares + FP Warrants + Director $5.78 Options + Director $7.00 Options + Director $7.55 Options
xiii. “FP Director Option” means any of the Director $5.78 Options, the Director $7.00 Options or the Director $7.55 Options.
xiv. “FP Employee Option” means any of the options to purchase shares of FP Holding Common Stock that is outstanding under the FP Stock Incentive Plan and held by an employee of FP Holding (or any affiliate thereof) as set forth on Schedule E to the Merger Agreement (which Schedule E shall be adjusted as necessary to reflect any decreases between the date of the Merger Agreement and the Closing).

xv. “FP Stock Incentive Plan” means the 1st Portfolio Holding Corporation 2009 Stock Incentive Plan.
xvi. The “Diluted FP Share Value” means the least of the Preliminary FP Share Value, the Step A Share Value, the Step B Share Value, the Step C Share Value, and the Step D Share Value.
xvii. The “Conversion Ratio” means the quotient obtained by dividing (i) the Diluted FP Share Value by (ii) $16.00; i.e., for clarity:

Diluted FP Share Value
$16.00
xviii. The “FP Share Equivalent” means, for any FP Warrant or FP Director Option, (i) the number of shares of FP Holding Common Stock covered by such FP Warrant or FP Director Option, multiplied by (ii) the difference, if positive, between the Diluted FP Share Value and the exercise price per share of FP Holding Common Stock covered by such FP Warrant or FP Director Option (otherwise zero), divided by (iii) the Diluted FP Share Value; i.e., for clarity:

(Number of Shares) x (Diluted FP Share Value – Exercise Price)
Diluted FP Share Value

b.
Conversion of Shares. Subject to this Section 6 of this Plan of Merger, at the Effective Time, by virtue of the Merger and without any action on the part of WFBI, FP Holding or the holder of any of the shares thereof:

i.
All shares of FP Holding Common Stock, owned directly or indirectly by WFBI or any of WFBI’s or FP Holding’s respective wholly owned subsidiaries (other than shares in trust accounts, managed accounts and the like or shares held in satisfaction of a debt previously contracted) shall be cancelled and retired and shall not represent capital stock of the Surviving Corporation and shall not be exchanged for the Merger Consideration (as defined below).

ii. Each share of FP Holding Common Stock (other than Dissenting Shares (as defined in Section 9 of this Plan of Merger) and Excluded Shares) issued and outstanding immediately prior to the Effective Time shall be converted into and become the right to receive a number of validly issued, fully paid and nonassessable shares of WFBI Common Stock equal to the Conversion Ratio, subject to adjustment in accordance with Section 6.b.vi of this Plan of Merger (such per share amount, together with any cash in lieu of fractional shares of WFBI Common Stock to be paid pursuant to Section 6.b.v of this Plan of Merger, is hereinafter referred to as the “Merger Consideration”);

iii.Notwithstanding the provisions of Section 6.b.ii of this Plan of Merger, each share of FP Holding Common Stock held by a shareholder of FP Holding who is not an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) (an “Accredited Investor”) (such share, a “Non-Accredited Share”) as of the date of the Effective Time shall not be converted into and shall not become the right to receive any shares of WFBI Common Stock and each such share shall instead be converted into and shall become the right to receive cash in an amount equal to the product of (x) the number of shares of WFBI Common Stock that otherwise would have been issuable as Merger Consideration for such share and (y) $16.00.
iv.Effective as of the Effective Time, each share of FP Holding Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and Excluded Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of certificates which immediately prior to the Effective Time evidenced shares of FP Holding Common Stock (each a “Certificate”) (other than holders of Certificates representing Dissenting Shares and Excluded Shares) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon surrender of such Certificate in accordance with Section 7 of this Plan of Merger and Section 2.5 of the Merger Agreement.

v.
No fractional shares of WFBI Common Stock shall be issued in respect of shares of FP Holding Common Stock that are to be converted in the Merger into the right to receive shares of WFBI Common Stock. Each holder of a Certificate (other than holders of Certificates representing Dissenting and Excluded Shares) shall be entitled to receive in lieu of any fractional share of WFBI Common Stock to which such holder would otherwise have been entitled pursuant to Sections 6.b.ii and 7 of this Plan of Merger an amount in cash (without interest), rounded to the nearest whole cent (with one-half cent being rounded upwards), equal to the product obtained by multiplying (i) the fractional share of WFBI Common Stock to which such holder would otherwise be entitled (after taking into account all shares of FP Holding Common Stock held by such holder immediately prior to the Effective Time and the provisions of Section 7 of this Plan of Merger) by (ii) $16.00.

vi. If, on or after the date of the Merger Agreement and prior to the Effective Time, WFBI splits, combines into a smaller number of shares, or issues by reclassification any shares of WFBI Common Stock, then the Merger Consideration and any dependent items shall be appropriately adjusted to provide to the holders of FP Holding Common Stock the same economic effect as contemplated by the Merger Agreement and this Plan of Merger prior to such action, and as so adjusted shall, from and after the date of such event, be the Merger Consideration or other dependent item, as applicable, subject to further adjustment in accordance with this sentence.
vii. Anything herein to the contrary notwithstanding, the portion of the Merger Consideration payable pursuant to Section 6 of this Plan of Merger and Article II of the Merger Agreement (including as Merger Consideration, for this purpose, payments with respect to Dissenting Shares) shall not exceed 55% of the aggregate Merger Consideration. In the event the maximum cash payment threshold shall be reached, the balance of the Merger Consideration payable to shareholders of FP Holding who are not Accredited Investors shall be paid in WFBI Common Stock.

c.	Effect of the Merger on FP Warrants and FP Director Options.

i.
At the Effective Time, each FP Warrant and FP Director Option issued and outstanding immediately prior to the Effective Time will by virtue of the Merger and without any action on the part of any holder of an FP Warrant or FP Director Option be cancelled as of the Effective Time solely in exchange for the right to receive as soon as reasonably practicable following the Effective Time a number of shares of WFBI Common Stock equal to the product of (i) the Conversion Ratio multiplied by (ii) the FP Share Equivalent of such FP Warrant or FP Director Option (with cash in lieu of fractional shares of WFBI Common Stock pursuant to Section 6.b.v of this Plan of Merger); provided that if such product is equal to or less than zero, such FP Warrant or FP Director Option will be cancelled as of the Effective Time without being exchanged for the right to receive any shares of WFBI Common Stock or any other consideration.

ii. Notwithstanding the provisions of Section 6.c.i of this Plan of Merger, each FP Warrant or FP Director Option held by a person who is not an Accredited Investor as of the Effective Time shall not be converted into and shall not become the right to receive any shares of WFBI Common Stock and each such option or warrant shall instead be converted into and shall become the right to receive cash in an amount equal to the product of (i) the Conversion Ratio multiplied by (ii) the FP Share Equivalent of such FP Warrant or FP Director Option, multiplied by (iii) $16.00.

d.	Effect of the Merger on FP Employee Options.

i.
At the Effective Time, each FP Employee Option issued and outstanding immediately before the Effective Time, whether vested or unvested, shall, automatically and without any required action on the part of any holder or beneficiary thereof, be assumed by WFBI and converted into an option to purchase shares of WFBI Common Stock (each, a “Converted Option”). Each Converted Option shall continue to have and be subject to substantially the same terms and conditions as were applicable to such FP Employee Option immediately before the Effective Time (including expiration date, vesting conditions and exercise provisions), except that (i) each Converted Option shall be exercisable for that number of shares of

WFBI Common Stock equal to the product (rounded down to the nearest whole number) of (A) the number of shares of FP Holding Common Stock subject to the FP Employee Option immediately before the Effective Time and (B) the Conversion Ratio, subject to adjustment in accordance with Section 6.b.vi of this Plan of Merger; and (ii) the per share exercise price for each share of WFBI Common Stock issuable upon exercise of the Converted Option shall be equal to the quotient (rounded up to the nearest whole cent) obtained by dividing (A) the exercise price per share of FP Holding Common Stock of such FP Employee Option immediately before the Effective Time by (B) the Conversion Ratio, subject to adjustment in accordance with Section 6.b.vi of this Plan of Merger; provided, however, that the exercise price and the number of shares of WFBI Common Stock purchasable under each Converted Option shall be determined in a manner consistent with the requirements of Section 409A of the Code and the applicable regulations promulgated thereunder; provided, further, that in the case of any FP Employee Option to which Section 422 of the Code applies, the exercise price and the number of shares of WFBI Common Stock purchasable under such Converted Option shall be determined in accordance with the foregoing in a manner that satisfies the requirements of Section 424(a) of the Code.
ii. As soon as practicable after the Effective Time, WFBI shall deliver to the holders of the Converted Options appropriate notices setting forth the effect of the Merger on such holders’ rights and describing the treatment of such awards pursuant to this Section 6.d of this Plan of Merger.
iii. Before the Effective Time, FP Holding shall provide such notice, if any, to the extent required under the terms of the FP Stock Incentive Plan, obtain any necessary consents, waivers or releases; adopt applicable resolutions; and take all other appropriate actions to: (a) effectuate the provisions of this Section 6.d of this Plan of Merger; and (b) ensure that after the Effective Time, neither any holder of Converted Options, any beneficiary thereof, nor any other participant in the FP Stock Incentive Plan shall have any right thereunder to acquire any securities of WFBI or to receive any payment or benefit with respect to any award previously granted under the FP Stock Incentive Plan, except as provided in this Section 6.d of this Plan of Merger; provided that FP Holding shall not pay any amounts for such consents, waivers or releases without the prior written consent of WFBI. At the Effective Time, WFBI shall assume the FP Stock Incentive Plan, provided that all references to FP Holding in the FP Stock Incentive Plan and the documents governing the Converted Options after the Effective Time will be deemed references to WFBI and the number of shares of WFBI Common Stock available for awards under the FP Stock Incentive Plan shall be determined by adjusting the number of shares of FP Holding Common Stock available for awards under the FP Stock Incentive Plan immediately before the Effective Time in accordance with the Conversion Ratio, subject to adjustment in accordance with Section 6.b.vi of this Plan of Merger, and provided further that such assumption shall only be with respect to the Converted Options and WFBI shall have no obligation to make any additional grants or awards under the FP Stock Incentive Plan.
iv. WFBI will (a) reserve for issuance the number of shares of WFBI Common Stock that will become subject to the Converted Options, (b) issue or cause to be issued the appropriate number of shares of WFBI Common Stock upon the exercise of the Converted Options, and (c) file with the Securities and Exchange Commission a registration statement on Form S-8 (or any successor form), if available for use by WFBI, relating to the shares of WFBI Common Stock issuable with respect to the Converted Options that are eligible for registration on Form S-8.

7.	Exchange Procedures.

a.
WFBI shall appoint (at its expense) its transfer agent, Computershare Trust Company, N.A., or, with the written consent of FP Holding, which shall not be unreasonably withheld, another agent independent of and unaffiliated with WFBI or FP Holding (the “Exchange Agent”), for the purpose of exchanging Certificates for the Merger Consideration. At or prior to the Effective Time, WFBI shall deposit, or cause to be deposited, with the Exchange Agent, for the benefit of the holders of FP Holding Common Stock and for exchange in accordance with this Section 7 of this Plan of Merger, or shall duly authorize and direct issuance by the Exchange Agent in accordance with this Section 7 of this Plan of Merger of (i) certificates representing the shares of WFBI Common Stock that constitute the Merger Consideration (less the Escrow Shares) and (ii) an amount of cash necessary to pay the Merger Consideration (less the Escrow Cash) payable pursuant to Section 6.b.iii of this Plan of Merger and cash in lieu of fractional shares pursuant to Section 6.b.v of this Plan of Merger.

b.
As promptly as commercially practicable following the date of the FP Shareholder Approval, FP Holding shall cause to be mailed to (i) each holder of FP Holding Common Stock a letter of transmittal in substantially the form attached as Exhibit C to the Merger Agreement (the “Letter of Transmittal”) and (ii) with respect to any holder of FP Holding Common Stock, FP Warrants or FP Director Options who has not returned a completed Shareholder Representation Letter, a Shareholder Representation Letter. The Letter of Transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the completed Letter of Transmittal and any Certificates to the Exchange Agent. FP Holding shall mail the Letter of Transmittal and, as applicable, the Shareholder Representation Letter to all Persons who are record holders of shares of FP Holding Common Stock as of the record date for the FP Holding Written Consent. A “Person” shall mean any person or entity, whether an individual, trustee, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, business association, firm, joint venture or any governmental entity.

The good faith determination of the Exchange Agent (or the joint determination of WFBI and FP Holding, in the event that the Exchange Agent declines to make any such determination) shall be conclusive and binding as to whether or not a Letter of Transmittal has been properly submitted pursuant to this Section 7 of this Plan of Merger. The Exchange Agent shall have reasonable discretion to disregard immaterial defects in the Letters of Transmittal.

c.
Any share of FP Holding Common Stock (other than Excluded Shares) (including those underlying FP Warrants and FP Director Options) with respect to which a properly completed and signed Shareholder Representation Letter has not been received by the Exchange Agent at its designated office by close of business one business day prior to the Closing Date shall, at the election of WFBI, be deemed to be a Non-Accredited Share. WFBI will determine, in its reasonable judgment, whether or not a Shareholder Representation Letter has been properly and timely submitted pursuant to this Section 7 of this Plan of Merger, and such judgment shall be conclusive and binding.

d.
All Certificates must be surrendered to the Exchange Agent within twelve months of the Effective Time. In the event that any former shareholder of FP Holding shall not have properly surrendered his or her Certificates within such period, the shares of WFBI Common Stock that would otherwise have been issued to such shareholder may, at the option of WFBI, be canceled and an amount of cash equal to the product of the number of such shares canceled multiplied by the closing sales price of the WFBI Common Stock as quoted on The NASDAQ Stock Market on the day of cancelation, together with any cash in respect of fractional shares and any previously accrued dividends, shall be held by WFBI for such shareholder’s benefit in a non-interest bearing deposit account at WashingtonFirst Bank or another depository institution, the deposits of which are insured by the Federal Deposit Insurance Corporation (the “FDIC”), chosen by WFBI in its discretion, and the sole right of such shareholder shall be the right to receive any certificates for WFBI Common Stock which have not been so sold, and to collect cash in such account, without interest. Subject to all applicable laws of escheat, such amounts shall be paid to such former shareholder of FP Holding, without interest, upon proper surrender of his or her Certificates.

e.
All dollar amounts payable to any securityholder as a result of the payment of cash pursuant to Section 6.b.iii or Section 6.c.ii of this Plan of Merger, or cash in lieu of fractional shares will be rounded to the nearest whole cent (with one-half cent being rounded upward), based on the aggregate amount payable for all shares registered in such shareholder’s name.

f.
Following the Effective Time, Certificates which formerly represented shares of FP Holding Common Stock which are to be converted into the Merger Consideration shall be deemed for all purposes to represent the number of whole shares of WFBI Common Stock into which they have been converted, except that until exchanged in accordance with the provisions of this Section 7 of this Plan of Merger, the holders of such shares shall not be paid any dividends or other distributions or payments in respect of WFBI Common Stock.

g.
If any Certificates shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of FP Holding Common Stock represented by such Certificate.

h.	Any portion of the aggregate Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to WFBI upon demand.

8.	Escrow.

a.
At the Effective Time, a portion of the Merger Consideration in an amount equal to 10% of the Base Consideration (consisting, more specifically, of 10% of the shares of WFBI Common Stock that comprise the Base Consideration (the “Escrow Shares”), together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 6.b.v of this Plan of Merger and 10% of the cash that comprises the Base Consideration (the “Escrow Cash”), and together with the Escrow Shares, the “Indemnity Escrow Amount”, and together with interest and earnings thereon, the “Escrow Fund”) shall be deposited into escrow with Computershare Trust Company, N.A. (the “Escrow Agent”) pursuant to an escrow agreement in substantially the form attached as Exhibit E to the Merger Agreement (the “Escrow Agreement”), as security for the indemnification obligations of the holders of FP Holding Common Stock (other than holders of Dissenting Shares or Excluded Shares), FP Warrants and FP Director Options (each, an “FP Indemnity Securityholder”) set forth in Section 6.12 of the Merger Agreement and to make the payments contemplated by Section 6.12 of the Merger Agreement. A pro rata portion (the “Pro Rata Share”) of the Indemnity Escrow Amount shall be allocated to each FP Indemnity Securityholder, with such allocation comprising either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 6.b.v of this Plan of Merger), as would be payable to each FP Indemnity Securityholder pursuant to Section 2.2 of the Merger Agreement. The portion of the Indemnity Escrow Amount attributable to each FP Indemnity Securityholder shall be withheld from the portion of the Merger Consideration payable to the FP Indemnity Securityholders at the Effective Time pursuant to Sections 6.b and 6.c of this Plan of Merger.

b.
In the event that there is a distribution of a portion of the Escrow Fund to WFBI pursuant to Section 6.12 of the Merger Agreement, then the amount of such distribution shall be allocated in the form of Escrow Cash and Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 6.b.v of this Plan of Merger) in the same proportion as the Escrow Cash and Escrow Shares were deposited with respect to each FP Indemnity Securityholder, in order to proportionately reduce the Pro Rata Share allocated to each FP Indemnity Securityholder.

c.
Each claim for WFBI Losses that is to be satisfied from the Escrow Fund pursuant to Article VI of the Merger Agreement shall be satisfied by delivery to WFBI, on behalf of the applicable FP Indemnity Securityholder, of Escrow Shares or Escrow Cash, as applicable, in an amount equal to the WFBI Losses. The amount of Escrow Shares and Escrow Cash to be used to satisfy each such claim shall be determined by reference to each FP Indemnity Securityholder’s Pro Rata Share of the amount to be so delivered, to be calculated as follows: as to each FP Indemnity Securityholder, out of such FP Indemnity Securityholder’s Escrow Cash or Escrow Shares, as applicable, in the same proportion as the Escrow Cash and Escrow Shares deposited with respect to such FP Indemnity Securityholder pursuant to this Section 8 of this Plan of Merger.

d.	Except as specifically authorized in Section 6.12 of the Merger Agreement, no claims may be made or recovery from the Escrow Fund sought following the end of the WFBI Indemnification Period.

e.
Promptly, and in any event within three business days, following the end of the WFBI Indemnification Period, the remaining portion of the Escrow Fund, less any amount of actual or reasonably estimated WFBI Losses in respect of any resolved claims that have yet to be satisfied or any unresolved and pending claims specified in any WFBI Claim) (“Unresolved Claims”) delivered to the FP Representative in accordance with Section 6.12(h) of the Merger Agreement on or prior to the end of the WFBI Indemnification Period, shall be distributed to the FP Indemnity Securityholders in accordance with Section 8.g of this Plan of Merger and the terms of the Escrow Agreement.

f.
In the event that there exist Unresolved Claims as of the expiration of the WFBI Indemnification Period, as soon as each such Unresolved Claim has been resolved, the Escrow Agent shall promptly, and in any event within three business days following the resolution or satisfaction of such Unresolved Claim, deliver in accordance with Section 8.g of this Plan of Merger and the terms of the Escrow Agreement, the portion of the Escrow Fund that was retained for purposes of satisfying such Unresolved Claim that was not needed to satisfy such Unresolved Claim.

g.
Delivery of the Escrow Fund or any portion thereof to the FP Indemnity Securityholders pursuant to this Section 8 of the Plan of Merger and Section 6.12 of the Merger Agreement shall be made by the Escrow Agent based on each FP Indemnity Securityholder’s Pro Rata Share of the Indemnity Escrow Amount to be so delivered, with such allocation comprising either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 6.b.v of this Plan of Merger), as would be payable to each FP Indemnity Securityholder pursuant to Section 6.b of this Plan of Merger.

9.	Appraisal Rights.

a.
Notwithstanding anything in this Plan of Merger or the Merger Agreement to the contrary and unless otherwise provided by applicable law, each share of FP Holding Common Stock which is issued and outstanding immediately prior to the Effective Time and which is owned by a shareholder of FP Holding who (i) shall not have voted or caused or permitted any of his, her or its shares to be voted in favor of the Merger, and (ii) pursuant to Section 13.1-729 et seq. of the VSCA, duly and validly exercises and perfects his, her or its appraisal rights with respect to his, her or its shares of FP Holding Common Stock (the “Dissenting Shares”), shall not be converted into the right to receive the Merger Consideration, but, instead, the holder thereof, with respect to such Dissenting Shares, shall be entitled to payment in cash from the Surviving Corporation of the appraised value of the Dissenting Shares in accordance with the provisions of the VSCA. If any such holder shall have failed to duly and validly exercise or perfect or shall have effectively withdrawn or lost such appraisal rights, each share of FP Holding Common Stock of such holder as to which appraisal rights were not duly and validly exercised or perfected, or were effectively withdrawn or lost, shall not be deemed a Dissenting Share and shall automatically be converted into and shall thereafter be exchangeable only for the right to receive the Merger Consideration as provided in this Plan of Merger and the Merger Agreement.

b.
FP Holding will provide WFBI (i) prompt notice of any written demands received by FP Holding for appraisal of shares of FP Holding Common Stock, attempted withdrawals of such demands and any other instruments served on and received by FP Holding pursuant to the VSCA, and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any demands for appraisal under the VSCA. FP Holding shall not, except with the prior written consent of WFBI, make any payment with respect to any demands for appraisal, settle or offer to settle any such demands, or approve any withdrawal of any such demands.

10.
Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with the transactions shall be paid by WFBI when due, and WFBI will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, a holder of FP Holding Common Stock will join in the execution of any such Tax Returns and other documentation.

11.
FP Representative. By approving the Merger Agreement and this Plan of Merger, and the transactions contemplated thereby and hereby, each FP Indemnity Securityholder shall have irrevocably authorized and appointed John Oswald as the FP Representative, to act as the agent and representative of the FP Indemnity Securityholders to take the applicable actions as set forth in the Merger Agreement. All such actions shall be deemed to be facts ascertainable outside the Merger Agreement and this Plan of Merger and shall be binding on the FP Indemnity Securityholders.

12.Amendment. Subject to the terms of the Merger Agreement, this Plan of Merger may be amended by the Boards of Directors of WFBI and FP Holding at any time prior to the Effective

Time; provided, however, that any amendment made subsequent to the approval of this Plan of Merger by the shareholders of FP Holding shall not:
a.    alter or change the amount or kind of shares or other securities, eligible interests, obligations, rights to acquire shares, other securities or eligible interests, cash or other property or rights to be received under this Plan of Merger by the shareholders of FP Holding;
b.    alter or change any of the other terms or conditions of this Plan of Merger if the change would adversely affect the shareholders of FP Holding in any material respect; or
c.    alter or change any term of the Articles of Incorporation of FP Holding or WFBI.
13.Abandonment. At any time prior to the Effective Time, the Merger may be abandoned, subject to the terms of the Merger Agreement, without further shareholder action in the manner determined by the Boards of Directors of WFBI and FP Holding. Written notice of such abandonment shall be filed with the SCC prior to the Effective Time.
14.Additional Defined Terms. As used in this Plan of Merger, the following terms shall have the meaning set forth below:
a.    “Code” means the Internal Revenue Code of 1986, as amended.
b.    “Closing Date” means the date at which the closing of the Merger occurs.
c.    “FP Representative” means John Oswald, solely in his capacity as the agent and representative of the FP Indemnity Securityholders with respect to the Merger Agreement and this Plan of Merger and transactions contemplated therein and herein.
d.    “FP Shareholder Approval” means the approval by the shareholders of FP Holding of the Merger, the Merger Agreement, and this Plan of Merger.
e.    “FP Subsidiary” means a subsidiary of FP Holding.
f.    “Merger Agreement” means the the Merger Agreement and Plan of Reorganization, dated May 13, 2015, by and among WFBI, FP Holding and the FP Representative.
g.    “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
h.    “Shareholder Representation Letter” shall mean a shareholder representation letter distributed by FP Holding to holders of FP Holding Common Stock, FP Director Options and FP Warrants, pursuant to which such holders will be required to indicate whether each such holder qualifies as an Accredited Investor as of the date(s) specified therein.
i.    “Taxes” means all foreign, federal, state, provincial, county, local and other taxes, levies, assessments, and withholdings, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income or capital gain, gross receipts, profits, goods and services, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and all other taxes and import duties, and shall include any interest, penalties or additions thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
j.    “Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any governmental agency in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any requirement of law relating to any Tax, including, without limitation, any report required in connection with foreign financial accounts.
k.    “WBFI Claim” means a claim for indemnification asserted by a WFBI Indemnified Party under Section 6.12 of the Merger Agreement.
l.    “WFBI Indemnification Period” means the period starting on the Closing Date and ending on the one year anniversary of the Closing Date.
m.    “WFBI Losses” means any and all actual losses, liabilities, damages (excluding any punitive, incidental, special or speculative damages), and reasonable expenses (provided, however, that for purposes of computing the amount of WFBI Losses incurred or paid by a Person, there shall be deducted an amount equal to the amount of any insurance proceeds, indemnification payments, contribution payments or reimbursements that are actually received by such Person in connection with such WFBI Losses or the circumstances giving rise thereto) that the WFBI Indemnified Parties have suffered, incurred or become subject to, during WFBI Indemnification Period, as a result of or in connection with:

i.
any inaccuracy in or breach of any of the representations or warranties of FP Holding contained in the Merger Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

ii. any breach of any of the covenants or agreements of FP Holding contained in the Merger Agreement;
solely to the extent such WFBI Losses, in the aggregate, exceed the established reserves of FP Holding as of the Closing.

*        *        *        *

Exhibit B

ARTICLES OF MERGER
merging
1ST PORTFOLIO HOLDING CORPORATION
(a Virginia corporation)
into
WASHINGTONFIRST BANKSHARES, INC.
(a Virginia corporation)
____________________________________
Pursuant to Section 13.1-720 of the Virginia Stock Corporation Act
____________________________________
Pursuant to the provisions of Section 13.1-720 of the Virginia Stock Corporation Act (the “VSCA”), WashingtonFirst Bankshares, Inc., a Virginia corporation (“WFBI”), and 1st Portfolio Holding Corporation, a Virginia corporation (“FP Holding” and, together with WFBI, the “Constituent Corporations”), hereby adopt the following Articles of Merger:
I.
The Plan of Merger (the “Plan”), pursuant to which FP Holding will merge with and into WFBI (the “Merger”), with WFBI as the surviving corporation following the Merger, is attached hereto as Exhibit A and made a part hereof.
II.
The articles of incorporation of WFBI, as amended, existing prior to the Merger shall be the articles of incorporation of the surviving corporation after the Merger without further amendment thereto.
III.
The Plan was duly and unanimously approved on April 27, 2015 by the Board of Directors of WFBI at a duly called meeting of such Board of Directors at which a quorum was present and acting throughout. Approval of the shareholders of WFBI is not required because the conditions specified in Section 13.1-718.F of the VSCA have been satisfied.
IV.
The Plan was duly and unanimously adopted and approved effective May 13, 2015 by the Board of Directors of FP Holding by unanimous written consent as permitted by the Articles of Incorporation of FP Holding and Section 13.1-685 of the VSCA. The Board of Directors of FP Holding submitted the Plan to the shareholders of FP Holding for their approval by written consent as permitted by the Articles of Incorporation of FP Holding and Section 13.1-657 of the VSCA. The Plan of Merger was adopted by written consent of the shareholders of FP Holding effective May 13, 2015.

(a)	The designation, number of outstanding shares, and the number of votes entitled to be cast by each voting group entitled to vote separately on the Plan were:

Designation	Number of Outstanding Shares	Number of Votes Entitled to be Cast
Common Stock, no par value per share (the “FP Holding Common Stock”)	1,565,018	1,565,018

(b)
Holders of 1,113,293 shares of FP Holding Common Stock (such shares, the “Approving Shares”) executed and delivered to the Secretary of FP Holding written consents approving the Plan, with such written consents effective May 13, 2015.

(c)
The number of votes represented by the Approving Shares is sufficient for approval of the Plan by the holders of FP Holding Common Stock under the Articles of Incorporation of FP Holding and the VSCA, including Sections 13.1-657 and 13.1-718 thereof.

V.
Pursuant to Section 13.1-606 of the VSCA, the effective time and date of the Merger shall be ● p.m. Eastern Time on ●, 2015.
[Signature Page Immediately Follows]

IN WITNESS WHEREOF, these Articles of Merger have been duly executed by the duly authorized persons of WFBI and FP Holding in accordance with the laws of the Commonwealth of Virginia on this ● day of ●, 2015.

WASHINGTONFIRST BANKSHARES, INC.

By:
Shaza L. Andersen
Chief Executive Officer

1ST PORTFOLIO HOLDING CORPORATION

By:
Michael J. Rebibo
President and Chief Executive Officer

Exhibit A

Plan of Merger

[See Exhibit A to the Merger Agreement]

Exhibit C

Computershare Trust Company, N.A.
P.O. Box 43011
Providence, Rhode Island 02940-3011

1st Portfolio Holding Corporation

PLEASE COMPLETE AND RETURN PROMPTLY
IN ACCORDANCE WITH THE ENCLOSED INSTRUCTIONS.

LETTER OF TRANSMITTAL

To accompany certificates of common stock, no par value per share, of 1st Portfolio Holding Corporation (“FP Holding”)

Pursuant to the merger of FP Holding with and into WashingtonFirst Bankshares, Inc. (“WFBI”), the undersigned encloses herewith and surrenders the following certificate(s) representing shares of FP Holding common stock:

Certificate Numbers	Shares	Certificate Numbers	Shares

To receive your merger consideration for your shares of FP Holding common stock, this Letter of Transmittal must be properly completed, signed and delivered to the Exchange Agent at one of the addresses listed in the Instructions for Completing the Letter of Transmittal, together with your stock certificate(s), or a properly completed Notice of Guaranteed Delivery by ●, 2016. Do not send your Letter of Transmittal or stock certificates to FP Holding or WFBI.

SIGNATURE(S) REQUIRED. Signature of Record Holder(s) or Agent

Must be signed by the record holder(s) EXACTLY as name(s) appear(s) on stock certificate(s). If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 7, 8, 9 and 11.

By signing below, I represent and warrant as follows:

(1) I have full power and authority to surrender the FP Holding shares represented by the stock certificate(s) surrendered herewith, or covered by a guarantee of delivery, free and clear of all liens, claims and encumbrances. I will, upon request, execute and deliver any additional documents reasonably deemed by the Exchange Agent to be appropriate or necessary to complete the surrender and exchange of my FP Holding shares.

(2) I understand that no surrender is made until receipt by the Exchange Agent of this Letter of Transmittal, duly completed and manually signed, together with any stock certificate(s) representing FP Holding shares and all accompanying evidences of authority. I agree that all questions as to validity, form and eligibility of any surrender of the FP Holding shares will be determined by the Exchange Agent.

(3) I acknowledge that, until I properly surrender the certificate(s) representing the FP Holding shares to which this Letter of Transmittal relates, I will not receive any consideration issuable or payable in connection with the merger. Delivery of such certificate(s) will be effected, and risk of loss and title to such certificate(s) will pass, only upon proper delivery of such certificates and this Letter of Transmittal, duly completed, to the Exchange Agent in the appropriate manner to one of the addresses listed in the Transmittal Instructions.

Sign and provide your tax ID number on the Substitute Form W-9 provided herein (or the appropriate IRS Form W-8 if you are a non-U.S. shareholder, a copy of which can be obtained at www.irs.gov). See Instruction 12.

Signature of owner	Signature of co-owner, if any	Area Code/Phone Number

SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 7.

Unless the shares were tendered by the record holder(s) of the common stock, or for the account of a member of a Eligible Institution, your signature(s) must be guaranteed by an Eligible Institution.

Authorized Signature	Name of Firm

Address of Firm - Please Print

¨ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 10.
SPECIAL PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the new certificate(s) and/or check is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:

Name: ____________________________________
Address: ____________________________________
____________________________________
____________________________________
____________________________________
(Please also complete Substitute Form W-9 (enclosed) or an appropriate Form W-8 AND see instructions regarding signature guarantee. See Instructions 7, 8 and 9.)

Complete ONLY if the new certificate(s) and/or check is to be mailed to some address other than the address reflected above. See Instructions 9. Mail to:

Name: ____________________________________
Address: ____________________________________
____________________________________
____________________________________
____________________________________
____________________________________

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

These instructions (“Instructions”) are for the accompanying Letter of Transmittal for the former record shareholders of 1st Portfolio Holding Corporation (“FP Holding”), a corporation that was organized and existing under the laws of the Commonwealth of Virginia (referred to herein as “FP Holding”), in connection with FP Holding’s merger with and into WashingtonFirst Bankshares, Inc., a corporation organized and existing under the laws of the Commonwealth of Virginia (referred to herein as “WFBI”), which merger closed on ●, 2015. These Instructions describe the procedures for the former record shareholders of FP Holding to surrender their FP Holding stock certificates and receive the merger consideration that each such certificate now represents the right to receive.

On May 13, 2015, an Agreement and Plan of Reorganization (the “merger agreement”) was entered into among WFBI, FP Holding and John Oswald, solely in his capacity as the agent and representative of the holders of FP Holding common stock (other than holders of Dissenting Shares or Excluded Shares (as those terms are defined in the merger agreement), FP Warrants (as defined in the merger agreement) and FP Director Options (as defined in the merger agreement) (such securites referred to herein as “FP Holding Securities”). The merger agreement, a copy of which is attached hereto as Exhibit A, provides for the merger of FP Holding with and into WFBI (the “merger”). The merger was approved by the requisite vote of FP Holding shareholders via written consent and closed at ● p.m. on ●, 2015 (the “effective time”).

Pursuant to the merger agreement, as a result of the closing of the merger, as of the effective time, each FP Security issued and outstanding immediately prior to the effective time became the right to receive the merger consideration provided for in Article II of the merger agreement.

Only holders of record of FP Holding Securities who were accredited investors as defined in Rule 501 under the Securities Act of 1933, as amended, at the effective time and who properly complete and return Shareholder Representation Letters will be entitled to receive stock merger consideration for their FP Holding Securities. Any holder of record of FP Holding Securities who was an not accredited investor at the effective time or who does not properly complete and return a Shareholder Representation Letter will only be entitled to receive cash merger consideration for his FP Holding Securities. The Shareholder Representation Letter requests information as to your accredited investor status in order to determine your eligibility to receive stock merger consideration. If you have not previously returned a properly completed Shareholder Representation Letter, a Shareholder Representation Letter for you to complete and return accompanies this Letter of Transmittal.

These Instructions provide information and instructions on how to submit your stock certificate(s) in order to receive your merger consideration. We urge you to review the Instructions below carefully.

After reviewing these materials, please complete the Letter of Transmittal and return it as directed. If you have additional questions after reading these materials, you should contact ●. The deadline for surrendering your FP Holding stock certificates to receive merger consideration from Computershare Trust Company, N.A. (the “Exchange Agent”) is ●, 2016 (the “Surrender Deadline”), which is twelve months after the effective time of the merger. Letters of Transmittal (and Shareholder Representation Letters, if applicable) must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the Surrender Deadline.

1. What is the Letter of Transmittal?

The Letter of Transmittal is to be completed and submitted to the Exchange Agent, along with the stock certificate(s) being surrendered in order to receive merger consideration for your shares of FP Holding common stock. If you also hold shares with a broker, dealer, commercial bank, trust company or other nominee, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other nominee. Note that these instructions may require that you deliver all documentation to the broker, dealer, commercial bank, trust company or other nominee several days in advance of the Surrender Deadline, to enable them to get the forms delivered in turn to the Exchange Agent.

You will not receive your merger consideration unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your FP Holding shares and any required accompanying evidences of authority.

2. How do I complete the Letter of Transmittal?

When completed, please sign and date the Letter of Transmittal and send it to the Exchange Agent in the enclosed envelope along with your stock certificate(s) in order to receive merger consideration for your shares of FP Holding common stock. Please note that if your shares of FP Holding are held jointly, signatures of both owners are required. However, you may receive instructions from your broker, dealer, commercial bank, trust company or other nominee to return the materials to them rather than the Exchange Agent.

Please return your stock certificate(s) along with the Letter of Transmittal in the enclosed envelope.

3. When is my Letter of Transmittal due?

You should return your Letter of Transmittal as promptly as possible, as you will not receive merger consideration for your shares of FP Holding common stock until your Letter of Transmittal is RECEIVED by Computershare Trust Company, N.A. (the “Exchange Agent”).

In any case, your Letter of Transmittal must be RECEIVED by the Exchange Agent no later than 5:00 p.m., New York time, on the Surrender Deadline. If you hold your shares through a broker, bank, commercial bank, trust company or other nominee, you must return your Letter of Transmittal to them in time for them to respond by the time specified by such broker, bank, or other nominee. Please refer to the instructions provided by your broker, bank, commercial bank, trust company or other nominee. Neither FP Holding, nor WFBI nor the Exchange Agent will be responsible for the consequences of any failure by any third party to act on a timely basis to transmit or process your Letter of Transmittal and any related documents.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and WFBI and such determination shall be final and binding. Exchange Agent and WFBI reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

4. I have received more than one Letter of Transmittal. Do I need to complete them all?

Yes, if you own stock in more than one manner, or you own stock in more than one name, you need to complete a separate Letter of Transmittal for each block of stock. For example, you may have shares registered directly with FP Holding; you may own FP Holding shares through a third party, such as a broker; or you may own shares in both single name and joint name. Each separate Letter of Transmittal you receive is specific to the manner in which you hold your shares of FP Holding common stock.

5. Will I receive any fractional shares?

No fractional shares of WFBI common stock will be issued in connection with the merger. Instead, you will be entitled to receive cash, without interest, for any fractional share of WFBI common stock you might otherwise have been entitled to receive, based on the fraction of a share (if any) you are due multiplied by $16.00.

6. How long will it take to receive the merger consideration?

Subject to the escrow of 10% of the merger consideration (as described in the merger agreement), upon the surrender of your stock certificate(s) (if applicable) (or effective affidavits of loss in lieu of such stock certificate(s)), together with a properly completed Letter of Transmittal, duly executed and completed in accordance with the instructions thereto, and a properly completed Shareholder Representation Letter (if applicable), together with such other documents as may be reasonably required by the Exchange Agent, you will receive the stock merger consideration or cash merger consideration as soon as practicable from the Exchange Agent.

Shares of WFBI common stock will be issued via a Direct Registration System® (DRS) stock distribution statement. You will not receive a stock certificate unless requested.

The portion of the merger consideration that is held in escrow will be distributed in accordance with the terms of the merger agreement and the related escrow agreement at the end of the indemnification period on ●, 2016.

7. Should my signature on the Letter of Transmittal be guaranteed?

No signature guarantee is required on the Letter of Transmittal if: (a)(i) the Letter of Transmittal is signed by the record holder(s) of shares surrendered with the Letter of Transmittal and (ii) such record holder has not requested the issuance of the merger consideration in another name(s) or to an address other than that set forth next to the signature of the record holder; or (b) such shares are surrendered for the account of a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents’ Medallion Program (each, an “Eligible Institution”). In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution.

8. What if I want to submit special payment and issuance instructions?

If the merger consideration is to be made payable to or registered in a name other than the name(s) that appear(s) on the surrendered certificate(s), indicate the name(s) and address in the box captioned “Special Payment Instructions.” The shareholder(s) named will be considered the record owner(s) and should complete the section entitled “Signatures Required” and the Substitute Form W-9 (or the appropriate Internal Revenue Service (“IRS”) Form W-8 if you are a non-U.S. shareholder, a copy of which can be obtained at www.irs.gov). If the section entitled “Special Payment Instructions” is completed, then signatures on the Letter of Transmittal must be guaranteed by a firm that is an Eligible Institution. If the surrendered stock certificate(s) are registered in the name of a person other than the signer of the Letter of Transmittal, or if issuance is to be made to a person other than the signer of the Letter of Transmittal or if the issuance is to be made to a person other than the record owner(s), then the surrendered certificate(s) must be endorsed or accompanied by duly executed stock powers, in each case signed exactly as the name(s) of the record owner(s) appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

9. What if I want the merger consideration delivered to a different address?

If the merger consideration is to be delivered to another address than that set forth next to the signature of the record holder, indicate the address in the box captioned “Special Delivery Instructions.” If the section entitled “Special Delivery Instructions” is completed, then signatures on the Letter of Transmittal must be guaranteed by a firm that is an Eligible Institution.

10. What if I cannot locate my stock certificate(s)?

The Letter of Transmittal must be accompanied by the original certificate(s) evidencing your shares of FP Holding common stock and any required accompanying evidences of authority. If any of your certificate(s)

representing shares of FP Holding common stock has been lost, stolen or destroyed, contact the Exchange Agent at ● before submitting your Letter of Transmittal.

11. How should I send in my signed documents and stock certificates?

An envelope addressed to the Exchange Agent is enclosed with this package. You may use this envelope to return your Letter of Transmittal, your stock certificate(s) and any additional documentation that may be required to make your surrender complete. If you do not have the envelope, you may send such materials to:

If delivering by Registered Certified or Express Mail:	If delivering by Overnight Courier:

Computershare Trust Company, N.A. c/o Voluntary Corporate Actions P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A. c/o Voluntary Corporate Actions Suite V 250 Royall Street Canton, MA 02021

If you are mailing stock certificate(s), we recommend that they be sent (using the return envelope provided) by registered mail, properly insured, with return receipt requested. You may instead choose to send your documentation to the Exchange Agent by an overnight delivery service, also properly insured. The amount of insurance that may be purchased from overnight delivery services may be greater than is available if you send the documents by mail.

If you also hold shares with a broker, dealer, commercial bank, trust company or other nominee, you will receive separate instructions from that broker, dealer, commercial bank, trust company or other nominee. Note that these instructions may require that you deliver all documentation to the broker, dealer, commercial bank, trust company or other nominee several days in advance of the Surrender Deadline, to enable them to get the forms delivered in turn to the Exchange Agent.

Do not send such materials to FP Holding or WFBI because they will not be forwarded to the Exchange Agent. The method of delivery is at the option and risk of the surrendering shareholder. Registered mail, appropriately insured, with return receipt requested, is suggested. A return envelope is enclosed for your convenience. Delivery shall be effected, and risk of loss and title will pass, only upon proper delivery of the certificate(s) to the Exchange Agent.

If the Letter of Transmittal is signed by the record holder(s) of the shares surrendered, the signature(s) must correspond exactly with the name(s) as written on the face of the certificate(s) surrendered or on the assignment authorizing transfer, without alteration, enlargement or any change whatsoever. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign the Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal (and Shareholder Representation Letters, if applicable) as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity who are not identified as such to the registration must be accompanied by proper evidence of the signatory’s authority to act.

12. Am I required to submit any tax forms?

Under current U.S. federal income tax law, a shareholder who receives payments pursuant to the merger may be subject to backup withholding. To avoid such backup withholding, a shareholder who is a “United States person” for U.S. federal income tax purposes must provide such shareholder’s correct taxpayer identification number (“TIN”) and certify that the shareholder is not subject to such backup withholding, and is a “United States person” for U.S. federal income tax purposes, by completing and submitting an IRS Form W-9 to the Exchange Agent. A Substitute Form W-9, in addition to instructions for completing such form, is enclosed. In general, if a shareholder is an individual, the TIN is the Social Security number of such individual. For other entities, the TIN is generally the employer identification number. For more information, including which TIN to provide if the shares are in more than one name or if the record shareholder is not the actual owner, consult the instructions to the Substitute Form W-9. If the correct TIN or an adequate basis for an exemption from backup withholding is not provided, you may be subject to various penalties. In addition, reportable payments made to FP Holding shareholders pursuant to the merger may be subject to backup withholding. For further information concerning backup withholding and instructions for completing the Substitute Form W-9 (including how to obtain a taxpayer identification number if you do not have one), consult the instructions accompanying the Substitute Form W-9.

Certain shareholders (including, among others, certain corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. To avoid possible erroneous backup withholding, a shareholder who is a “United States person” for U.S. federal income tax purposes and who is exempt from backup withholding should complete the Substitute Form W-9 by providing such holder’s correct TIN, signing and dating the form, and checking the box labeled “Exempt payee.” Shareholders who are not “United States persons” for U.S. federal income tax purposes should submit a statement, signed under penalties of perjury, attesting to such shareholder’s exempt status, on an applicable, properly completed IRS Form W-8. IRS Forms W-8, in addition to instructions for completing such forms, are available online at http://www.irs.gov.

Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is properly furnished to the IRS in a timely manner.

You are urged to consult your own tax advisors to determine whether you are exempt from these backup withholding and reporting requirements and to determine which form should be used to avoid backup withholding.

FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9, OR APPROPRIATE IRS FORM W-8, MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO SHAREHOLDERS PURSUANT TO THE MERGER. PLEASE REVIEW THE INSTRUCTIONS TO THE SUBSTITUTE FORM W-9, OR THE INSTRUCTIONS TO THE APPROPRIATE IRS FORM W-8, FOR ADDITIONAL DETAILS.

13. What are the United States federal income tax consequences of the merger to me as a FP Holding shareholder?

Provided that the merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, you will not recognize gain or loss for United States federal income tax purposes as a result of your receipt of stock merger consideration, except with respect to the receipt of cash in lieu of fractional shares of WFBI common stock. If you receive cash merger consideration you will recognize gain or loss. You are strongly urged to consult with your tax advisors regarding the tax consequences of the merger to you, including the effects of United States federal, state, local and non-United States tax laws.

14. Who do I call if I have additional questions?

You may contact the Exchange Agent, by calling toll-free at ●.

PAYER’S NAME: Computershare Trust Company, N.A

SUBSTITUTE FORM W-9 Department of the Treasury Internal Revenue Service	Part 1 — PLEASE PROVIDE YOUR TIN IN THE BOX AT RIGHT AND CERTIFY BY SIGNING AND DATING BELOW	______________ Social Security Number OR __________________ Employer Identification Number
	Part 2 — FOR PAYEES EXEMPT FROM BACKUP WITHHOLDING (See Page 2 of enclosed Guidelines)	__________________
Payer’s Request for Taxpayer Identification Number (TIN) and Certification
Part 3—Certification Under Penalties of Perjury, I certify that:
(1) The number shown on this form is my current taxpayer identification number (or I am waiting for a number to be issued to me),
(2) I am not subject to backup withholding either because I have not been notified by the Internal Revenue Service (the “IRS”) that I am subject to backup withholding as a result of failure to report all interest or dividends, or the IRS has notified me that I am no longer subject to backup withholding and
(3) I am a U.S. person (including a U.S. resident alien).

Part 4— Awaiting TIN £

Certification instructions — You must cross out item (2) in Part 3 above if you have been notified by the IRS that you are subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you are subject to backup withholding you receive another notification from the IRS stating that you are no longer subject to backup withholding, do not cross out item (2).

SIGNATURE______________________________________ DATE ____________________

NAME_______________________________________________________________________

ADDRESS___________________________________________________________________

CITY____________________ STATE____________ ZIP CODE______________________

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU
CHECK THE BOX IN PART 4 OF SUBSTITUTE FORM W-9

PAYER’S NAME: Computershare Trust Company, N.A
CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify, under penalties of perjury, that a taxpayer identification number has not been issued to me, and either (a) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (b) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number before payment is made, a portion of such reportable payment will be withheld.

Signature	Date

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENT MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.
GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Guidelines for Determining the Proper Identification Number to Give the Payer — Social Security Numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer Identification Numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

For this type of account:	Give the SOCIAL SECURITY number of -	For this type of account:	Give the EMPLOYER IDENTIFICATION number of -
1. An individual’s account	The individual	8. Sole proprietorship account	The owner(4)
2. Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account(1)	9. A valid trust, estate or pension trust	The legal entity(5)
3. Husband and wife (joint account)	The actual owner of the account or, if joint funds, the first individual on the account (1)	10. Corporate account	The corporation
4. Custodian account of a minor (Uniform Gift to Minors Act)	The minor(2)	11. Religious, charitable, or educational organization account	The organization
5. Adult and minor (joint account)	The adult or, if the minor is the only contributor, the minor(1)	12. Partnership account held in the name of the business	The partnership
6. Account in the name of guardian or committee for a designated ward, minor, or incompetent person	The ward, minor, or incompetent person(3)	13. Association, club, or other tax-exempt organization	The organization
7. a. The usual revocable savings trust account (grantor is also trustee)	The grantor-trustee(1)	14. A broker or registered nominee	The broker or nominee
b. So-called trust account that is not a legal or valid trust under state law	The actual owner(1)	15. Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
(1)	List first and circle the name of the person whose number you furnish. If only one person on a joint account has a social security number, that person’s number must be furnished.
(2)	Circle the minor’s name and furnish the minor’s social security number.
(3)	Circle the ward’s, minor’s or incompetent person’s name and furnish such person’s social security number.
(4)
You must show your individual name, but you may also enter your business or “doing business as” name. You may use either your social security number or employer identification number (if you have one).

(5)
List first and circle the name of the legal trust, estate, or pension trust. Do not furnish the taxpayer identification number of the personal representative or trustee unless the legal entity itself is not designated in the account title.

Note:	If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.
GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9

Obtaining a Number

If you do not have a taxpayer identification number or if you do not know your number, obtain Form SS-5, Application for Social Security Card, or Form SS-4, Application for Employer Identification Number, at the local office of the Social Security Administration or the Internal Revenue Service (the “IRS”) and apply for a number. Section references in these guidelines refer to sections under the Internal Revenue Code of 1986, as amended.

Payees specifically exempted from backup withholding include:

•
An organization exempt from tax under Section 501(a), an individual retirement account (IRA), or a custodial account under Section 403(b)(7), if the account satisfies the requirements of Section 401(f)(2).

•
The United States or a state thereof, the District of Columbia, a possession of the United States, or a political subdivision or wholly-owned agency or instrumentality of any one or more of the foregoing.

•	An international organization or any agency or instrumentality thereof.

•	A foreign government or any political subdivision, agency or instrumentality thereof.

Payees that may be exempt from backup withholding include:

•	A corporation.

•	A financial institution.

•	A dealer in securities or commodities required to register in the United States, the District of Colombia, or a possession of the United States.

•	A real estate investment trust.

•	A common trust fund operated by a bank under Section 584(a).

•	An entity registered at all times during the tax year under the Investment Company Act of 1940, as amended.

•	A middleman known in the investment community as a nominee or custodian.

•	A futures commission merchant registered with the Commodity Futures Trading Commission.

•	A foreign central bank of issue.

•	A trust exempt from tax under Section 664 or described in Section 4947.

Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

•	Payments to nonresident aliens subject to withholding under Section 1441.

•	Payments to partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident alien partner.

•	Payments of patronage dividends where the amount received is not paid in money.

•	Payments made by certain foreign organizations.

•	Section 404(k) payments made by an ESOP.

Payments of interest not generally subject to backup withholding include the following:

•
Payments of interest on obligations issued by individuals. Note: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer’s trade or business and you have not provided your correct taxpayer identification number to the payer.

•	Payments of tax-exempt interest (including exempt-interest dividends under Section 852).

•	Payments described in Section 6049(b)(5) to nonresident aliens.

•	Payments on tax-free covenant bonds under Section 1451.

•	Payments made by certain foreign organizations.

•	Mortgage or student loan interest paid to you.
Exempt payees described above should file Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER, FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE “EXEMPT” IN PART 2 OF THE FORM, SIGN AND DATE THE FORM AND RETURN IT TO THE PAYER.

Certain payments other than interest, dividends, and patronage dividends, which are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under Sections 6041, 6041A, 6045, 6050A and 6050N.

Privacy Act Notice. — Section 6109 requires most recipients of dividend, interest, or certain other income to give taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes and to help verify the accuracy of tax returns. The IRS may also provide this information to the Department of Justice for civil and criminal litigation and to cities, states and the District of Columbia to carry out their tax laws. The IRS may also disclose this information to other countries under a tax treaty, or to Federal and state agencies to enforce Federal nontax criminal laws and to combat terrorism. Payers must be given the numbers whether or not recipients are required to file tax returns. Payers must generally withhold a portion of taxable interest, dividend, and certain other payments to a payee who does not furnish a taxpayer identification number to a payer. Certain penalties may also apply.

Penalties
(1) Penalty for Failure to Furnish Taxpayer Identification Number. — If you fail to furnish your taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

(2) Civil Penalty for False Information With Respect to Withholding. — If you make a false statement with no reasonable basis which results in no imposition of backup withholding, you are subject to a penalty of $500.

(3) Criminal Penalty for Falsifying Information. — Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

(4) Misuse of Taxpayer Identification Numbers.—If the requester discloses or uses taxpayer identification numbers in violation of federal law, the requester may be subject to civil and criminal penalties.

FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.

Exhibit A – Copy of Merger Agreement

Exhibit D

1st Portfolio Holding Corporation

Ladies and Gentlemen:

On May 13, 2015, 1st Portfolio Holding Corporation (“FP Holding”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with WashingtonFirst Bankshares, Inc. (“WFBI”) and John Oswald, solely in his capacity as agent and representative (the “FP Representative”) for holders of shares of common stock of FP Holding (other than Dissenting Shares and Excluded Shares, as such terms are defined in the Merger Agreement) and the options and warrants to purchase shares of common stock of FP Holding specified in Schedules A through D of the Merger Agreement (such shares, options and warrants, the “Participating FP Securities”). The Merger Agreement provides for the merger of FP Holding with and into WFBI (the “Merger”).

The Merger Agreement further provides that, at the effective time of the Merger, each Participating FP Security that is held by an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, who has properly completed and returned the enclosed Shareholder Representation Letter will be converted into the right to receive shares of WFBI common stock as Merger consideration, in an amount calculated pursuant to the Merger Agreement. Participating FP Securities that are held by an investor who is not an “accredited investor” or who does not properly complete and return the enclosed Shareholder Representation Letter will be converted into the right to cash in an amount calculated pursuant to the Merger Agreement.

We are asking that you promptly complete and return to the Exchange Agent the enclosed Shareholder Representation Letter in order to determine whether or not you are an “accredited investor” eligible to receive common stock of WFBI as Merger consideration. Your prompt attention to this matter is appreciated, as it is a condition to the closing of the Merger that completed and returned Shareholder Representation Letters indicate that at least 70% of the outstanding shares of FP Holding common stock is held by “accredited investors.”

Only a holder of Participating FP Securities who is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, and who properly completes and returns the Shareholder Representation Letter may receive Merger consideration in shares of WFBI common stock. The Merger Agreement describes how the Merger consideration will be determined, as well as the conditions to the closing of the Merger, and you should review the Merger Agreement carefully for this information.

The Shareholder Representation Letter is being sent by to you as a holder of Participating FP Securities in connection with the Merger to determine your eligibility to receive the Merger Consideration in WFBI Common Stock. Please complete, sign and return the Shareholder Representation Letter to the Exchange Agent – Computershare Trust Company, N.A. – in the accompanying envelope or by overnight delivery service no later than the close of business one business day prior to the closing date of the merger, which date shall not be earlier than July 1, 2015.

Do not send your Shareholder Representation Letter or any other documents to FP Holding or WFBI.

If you have any questions regarding the Shareholder Representation Letter, please call the Exchange Agent at .

Michael J. Rebibo
President and Chief Executive Officer

PLEASE COMPLETE AND RETURN NO LATER THAN THE CLOSE OF BUSINESS
ONE BUSINESS DAY PRIOR TO THE CLOSING DATE OF THE MERGER,
WHICH DATE SHALL NOT BE EARLIER THAN JULY 1, 2015.

SHAREHOLDER REPRESENTATION LETTER
PLEASE RETURN THIS FORM USING THE ACCOMPANYING ENVELOPE OR
SEND BY OVERNIGHT DELIVERY

Mail or send by overnight delivery service this Shareholder Representation Letter to Computershare Trust Company, N.A. (the “Exchange Agent” or “Computershare”):

If delivering by mail: Computershare Trust Company, N.A. ●	If delivering by overnight delivery service: Computershare Trust Company, N.A. ●

On May 13, 2015, 1st Portfolio Holding Corporation (“FP Holding”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with WashingtonFirst Bankshares, Inc. (“WFBI”) and John Oswald, solely in his capacity as agent and representative (the “FP Representative”) for holders of shares of common stock of FP Holding (other than Dissenting Shares and Excluded Shares, as such terms are defined in the Merger Agreement) and the options and warrants to purchase shares of common stock of FP Holding specified in Schedules A through D of the Merger Agreement (such shares, options and warrants, the “Participating FP Securities”). The Merger Agreement provides for the merger of FP Holding with and into WFBI (the “Merger”).

The Merger Agreement further provides that, at the effective time of the Merger, each Participating FP Security that is held by an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, who has properly completed and returned the enclosed Shareholder Representation Letter will be converted into the right to receive shares of WFBI common stock as Merger consideration, in an amount calculated pursuant to the Merger Agreement. Participating FP Securities that are held by an investor who is not an “accredited investor” or who does not properly complete and return the enclosed Shareholder Representation Letter will be converted into the right to cash in an amount calculated pursuant to the Merger Agreement.

Only a holder of Participating FP Securities who is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, and who properly completes and returns the Shareholder Representation Letter may receive Merger consideration in shares of WFBI common stock. The Merger Agreement describes how the Merger consideration will be determined, as well as the conditions to the closing of the Merger, and you should review the Merger Agreement carefully for this information.

You are encouraged to return this Shareholder Representation Letter no later than June 30, 2015. Non-accredited investors should complete Part A: Non-Accredited Investors below; accredited investors should complete Part B: Accredited Investors below.

IMPORTANT INFORMATION FOR FP HOLDING SHAREHOLDERS
NEITHER THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR ANY STATE REGULATORY AUTHORITY HAS PASSED UPON THE ADEQUACY OR ACCURACY OF ANY INFORMATION ABOUT THE MERGER OR ENDORSED THE MERITS OF THE OFFERING OF SHARES OF WFBI COMMON STOCK PURSUANT THERETO. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO OFFER IS BEING MADE TO SELL WFBI SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.
THE SHARES OF WFBI COMMON STOCK TO BE ISSUED IN THE MERGER HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED, AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR ANY OTHER DOMESTIC OR FOREIGN JURISDICTION AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HYPOTHECATED, TRANSFERRED, ASSIGNED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF (I) AN EFFECTIVE REGISTRATION FOR SUCH TRANSACTION UNDER THE SECURITIES ACT OR (II) A VALID EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT FOR SUCH TRANSACTION.
FOR NEW HAMPSHIRE RESIDENTS:
NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER THIS CHAPTER WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GIVEN APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.
This Shareholder Representation Letter is being sent by to you as a holder of Participating FP Securities in connection with the Merger described above to determine your eligibility to receive the Merger Consideration in WFBI Common Stock (the “Shares”). Only a holder of Participating FP Securities who is an “accredited investor” as defined in Rule 501 under the Securities Act of 1933, as amended, and who properly completes and returns this Shareholder Representation Letter may receive Merger Consideration in WFBI Common Stock.

Part A: Non-Accredited Investors

By signing this Shareholder Representation Letter, you hereby agree and acknowledge that you are not an “accredited investor” as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended.

NON- ACCREDITED INVESTOR
RECORD HOLDER(S) MUST SIGN IN THE BOX BELOW

SIGNATURE(S) REQUIRED Signature of Record Holder(s) or Agent

Must be signed by the record holder(s) EXACTLY as name(s) appear(s) on stock certificate. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4.

Record Holder

Record Holder

Title, if any

Important: Area Code/Phone No.

Signed this ___ day of __________, 2015.

Part B: Accredited Investors

By signing this Shareholder Representation Letter, you hereby agree and acknowledge that:

1.
The Shares are being acquired for your account for investment only and not with a view towards, or with any intention of, a distribution or resale thereof, in whole or in part, or the grant of any participation therein by subdivision or otherwise.

2.
The Shares have not been registered under the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or the securities laws of any state or any other domestic or foreign jurisdiction and may not be offered for sale, sold, pledged, hypothecated, transferred, assigned or otherwise disposed of in the absence of (i) an effective registration for such transaction under the Securities Act or (ii) a valid exemption from the registration requirements of the Securities Act for such transaction. In addition, the Shares will contain a legend to this effect, and stop transfer instructions may be given to WFBI’s transfer agent to this effect.

3.	It may not be possible for you to liquidate your investment in the Shares, and you are prepared, therefore, to hold the Shares indefinitely.

4.
As indicated by checking the appropriate box below and initialing alongside the box, the following information is true with respect to you for the reasons set forth below, and you agree to notify Computershare Shareowner Services in writing immediately of any changes in the information set forth in this Section 4.

Initial:	_____	☐
You are an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act (“Regulation D”), for the reasons specified below (please check each applicable certification and initial such check or checks):

	Initial:	_____	☐	You are an employee benefit plan within the meaning of Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and
	Initial:	_____	☐	(i) investment decisions are made by a plan fiduciary, as defined in Section 3(21) of ERISA, that is a bank, savings and loan association, insurance company or registered investment adviser,
	Initial:	_____	☐	(ii) the employee benefit plan has total assets in excess of $5,000,000, or
	Initial:	_____	☐	(iii) if the employee benefit plan is a self-directed plan, investment decisions are made solely by persons that are “accredited investors.”
	Initial:	_____	☐
You (i) are either a corporation, a partnership, a tax-exempt organization described in Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or a Massachusetts or similar business trust, (ii) were not formed for the specific purpose of acquiring the Shares and (iii) have total assets in excess of $5,000,000.

	Initial:	_____	☐
You are a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees and have total assets in excess of $5,000,000.

Initial:	_____	☐
You are a trust with total assets in excess of $5,000,000 which was not formed for the specific purpose of acquiring the Shares, and whose investment decisions are directed by a “sophisticated person” as defined in Rule 506(b)(2)(ii) under Regulation D.

Initial:	_____	☐
You are a bank as defined in Section 3(a)(2) of the Securities Act, or a savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity; a broker-dealer registered pursuant to Section 15 of the U.S. Securities Exchange Act of 1934, as amended; an insurance company as defined in Section 2(a)(13) of the Securities Act; an investment company registered under the U.S. Investment Company Act of 1940, as amended (the “Investment Company Act”); a business development company as defined in Section 2(a)(48) of the Investment Company Act; a small business investment company licensed by the Small Business Administration under Section 301(c) or (d) of the U.S. Small Business Investment Act of 1958, as amended; or an insurance company as defined in Section 2(13) of the Securities Act.

Initial:	_____	☐	You are a private business development company as defined in Section 202(a)(22) of the U.S. Investment Advisers Act of 1940, as amended.
Initial:	_____	☐
You are a natural person whose individual net worth or joint net worth with your spouse exceeds $1,000,000 as of the date hereof. (Note: For purposes of calculating “net worth”: (A) your primary residence shall not be included as an asset; (B) indebtedness that is secured by your primary residence, up to the estimated fair market value of the primary residence at the time of the Merger, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of the Merger exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and (C) indebtedness that is secured by your primary residence in excess of the estimated fair market value of the primary residence at the time of the Merger shall be included as a liability.)

Initial:	_____	☐
You are a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with your spouse in excess of $300,000 in each of those years, and has a reasonable expectation of reaching the same income level in the current year.

Initial:	_____	☐	You are a director or executive officer of WFBI.
Initial:	_____	☐
You are an entity in which all of the equity owners satisfy the requirements of at least one of the above categories. If this box is checked, each equity owner must complete and submit to Computershare a copy of the questions in this Section 4 along with an original executed signature page to this Shareholder Representation Letter.

5.
You have received and carefully reviewed the Merger Agreement. You recognize that an investment in the Shares involves investment risks and you have taken full cognizance of and understand the risks relating to an investment in the Shares.

6.	You have such knowledge and experience in financial and business matters that you are capable of evaluating the merits and risks of an investment in the Shares.

7.
You are able to bear the substantial economic risks related to an investment in the Shares for an indefinite period of time, have no need for liquidity in such investment and, at the present time, can afford a complete loss of such investment.

8.	With respect to tax and other economic considerations involved in the Merger, you are not relying on WFBI, FP Holding or their respective affiliates (or any of its or their agents or representatives).

9.
You have had the opportunity to ask questions and receive written answers concerning WFBI, as well as the opportunity to obtain any additional information necessary to verify the accuracy of information about WFBI or can acquire such information without unreasonable effort or expense.

10.
In connection with the Merger, you are not making an investment decision as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media, or broadcast over television or radio, or presented at any seminar or meeting whose attendees have been invited by any general solicitation or general advertising.

11.
You agree not to sell, pledge, hypothecate, transfer, assign or otherwise dispose of your shares of FP Holding common stock prior to the consummation of the Merger or termination of the Merger Agreement without the prior written consent of WFBI.

12.
WFBI is not obligated to file and has no present intention of filing with the United States Securities and Exchange Commission or with any state securities commission any registration statement in respect of resales of the Shares in the United States.

13.
WFBI is relying, and is entitled to rely, on the representations and agreements contained in this Shareholder Representation Letter to determine your eligibility to receive the Shares as Merger Consideration.

ACCREDITED INVESTOR
RECORD HOLDER(S) MUST SIGN IN THE BOX BELOW

SIGNATURE(S) REQUIRED Signature of Record Holder(s) or Agent

Must be signed by the record holder(s) EXACTLY as name(s) appear(s) on stock certificate. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation, or other person acting in a fiduciary or representative capacity, please set forth full title. See Instruction 4.

Record Holder

Record Holder

Title, if any

Important: Area Code/Phone No.

Signed this ___ day of __________, 2015.

INSTRUCTIONS
(Please read carefully the instructions below)

1.      Shareholder Representation Letter Deadline: To confirm that you are an accredited investor, the Shareholder Representation Letter, properly completed and signed, must be received by Computershare at the address set forth on the front of the Shareholder Representation Letter no later than 5:00 P.M., Eastern Time, one business day prior to the closing date of the Merger (the “Shareholder Representation Letter Deadline”), which date shall not be earlier than July 1, 2015.  Computershare, in its sole discretion, will determine whether a Shareholder Representation Letter has been received and properly completed.

2.       Change of Shareholder Representation Letter: If you determine that the information you submitted in your Shareholder Representation Letter is incorrect and/or that you are not an accredited investor, you are required to notify Computershare promptly.

3.     Method of Delivery: You may deliver the Shareholder Representation Letter to Computershare by mail (including by using the accompanying envelope) or by overnight delivery service.  Do not send any documents to WFBI or FP Holding.  The method of delivery (mail or overnight delivery service) of the Shareholder Representation Letter is at the option and risk of the shareholder.  Delivery will be deemed effective only when received.

4.      Signatures: If any of the shares of FP Holding common stock that are the subject of the Shareholder Representation Letter are owned by two or more joint owners, all such owners must sign the Shareholder Representation Letter exactly as written on the face of the certificate(s). Shareholder Representation Letters executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity who are not identified as such on the transfer records of FP Holding must be accompanied by proper evidence of the signing person’s authority to act on behalf of the record holder.

5.    Valid Representation: The Shareholder Representation Letter will not be complete unless the first box under Section 4 above is checked and initialed. In addition, the Shareholder Representation Letter will not be complete unless the appropriate box under Section 4 above is checked and initialed to confirm the basis on which you are an accredited investor.

Exhibit E

ESCROW AGREEMENT

This Escrow Agreement (as the same may be amended or modified from time to time pursuant hereto, this “Agreement”) is made and entered into as of this [___] day of May, 2015, by and among WashingtonFirst Bankshares, Inc. (“WFBI”), a corporation organized and existing under the laws of the Commonwealth of Virginia, John Oswald solely in his capacity as the FP Representative under the Merger Agreement (as defined below) (the “FP Representative,” and together with WFBI, sometimes referred to individually as a “Merger Party” or collectively as the “Merger Parties”), and Computershare Trust Company, N.A., a national banking association (the “Escrow Agent”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in that certain Agreement and Plan of Reorganization, dated as of May [___], 2015, by and among WFBI, 1st Portfolio Holding Corporation (“FP Holding”), a corporation organized and existing under the laws of the Commonwealth of Virginia, and the FP Representative (the “Merger Agreement”), a copy of which is attached hereto as Exhibit A.

WHEREAS, pursuant to and subject to the terms and conditions of the Merger Agreement, FP Holding will merge with and into WFBI (the “Merger”) with WFBI continuing as the surviving corporation following the Merger.

WHEREAS, pursuant to the Merger Agreement, at the Effective Time of the Merger WFBI is delivering the Indemnity Escrow Amount (as defined below) (consisting of the Escrow Cash (as defined below) and the Escrow Shares (as defined below)) to the Escrow Agent for deposit into the Escrow Account (as defined below) to be held and distributed in accordance with the terms of the Merger Agreement and this Agreement.

WHEREAS, the Merger Parties wish to engage the Escrow Agent to act, and the Escrow Agent is willing to act, as escrow agent hereunder and, in that capacity, to hold, administer and distribute the amounts deposited in escrow hereunder in accordance with, and subject to, the terms of this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the premises and the mutual covenants and agreements hereinafter set forth, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1.Appointment. The Merger Parties hereby appoint the Escrow Agent as their escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment under the terms and conditions set forth herein.

.2.    Escrow Account.
(a)    Establishment. On the date of this Agreement, the WFBI is depositing in an escrow account (the “Escrow Account”, together with all interest and earnings thereon, the “Escrow Fund”) established with the Escrow Agent (i) [___] shares of WFBI Common Stock

(the “Escrow Shares”) by delivery of shares into a book position in the name of Computershare Trust Company, N.A. as Escrow Agent for the benefit of the FP Indemnity Securityholders (as defined in the Merger Agreement), and (ii) cash in an amount equal to [______] Dollars ($[______]) (the “Escrow Cash,” and, collectively with the Escrow Shares, the “Indemnity Escrow Amount”).
(b)    Escrow Shares.
(i)    The Escrow Shares shall be held by the Escrow Agent in accordance with the terms set forth herein. The Escrow Agent shall hold the Escrow Shares as a book position registered in the name of the Escrow Agent, as Escrow Agent nominee for the benefit of the FP Indemnity Securityholders in accordance with their respective Pro Rata Share (as defined below) of the Escrow Shares. During the term of this Agreement, while any Escrow Shares are held as part of the Escrow Fund, each FP Indemnity Securityholder shall have the ability to exercise all rights with respect to the FP Indemnity Securityholder’s Pro Rata Share (as defined below) of the Escrow Shares, including voting rights, except (i) the right of possession thereof, and (ii) the right to pledge, encumber, sell, assign or transfer such Escrow Shares or any interest therein except as contemplated herein. The FP Representative (on behalf of the FP Indemnity Securityholders) shall direct the Escrow Agent in writing as to the exercise of any such voting rights, and the Escrow Agent shall comply, to the extent it is able to do so, with any such directions of the FP Representative. In the absence of such directions, the Escrow Agent shall not vote any of the shares comprising the Escrow Shares.
(ii)    All regular cash dividends paid to holders of WFBI Common Stock in respect of the Escrow Shares shall be delivered to the appropriate FP Indemnity Securityholder, based on the Pro Rata Share (as defined below) of each FP Indemnity Securityholder.
(iii)    In the event of any stock split, reverse stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of WFBI Common Stock, other than a regular cash dividend, the Escrow Shares shall be appropriately adjusted.
(c)    Escrow Cash.
(i)    The Escrow Agent offers the custody of funds placed, at the direction of the Merger Parties, in bank account deposits. The Escrow Agent will not provide any investment advice in connection with this service. Until released pursuant to Section 3(e), the Escrow Cash shall be held in a bank account, and shall be deposited in one or more interest-bearing accounts to be maintained by the Escrow Agent in the name of the Escrow Agent at the bank listed in Schedule 1 to this Agreement, which shall be a commercial bank with capital exceeding $500,000,000 (the “Approved Bank”). The deposit of the Escrow Cash with the Approved Bank shall be deemed to be at the direction of the Merger Parties. At any time and from time to time, the Merger Parties may direct the Escrow Agent by written notice (1) to withdraw all or any of the Escrow Cash that may then be deposited with the Approved Bank specified in the notice and (2) to deposit the Escrow Cash with another bank reasonably acceptable to the Merger Parties and the Escrow Agent (an “Alternative Bank”). With respect to any withdrawal notice, the Escrow Agent will endeavor to withdraw such amount specified in the notice as soon as reasonably practicable and the Merger Parties acknowledge and agree that such specified amount remains at the sole risk of the Merger Parties prior to and after such withdrawal, unless a loss thereof results from the gross negligence, bad faith or willful misconduct of the Escrow Agent.

Such withdrawn amounts shall be deposited with any Alternative Bank specified by the Merger Parties in the notice.
(ii)    The Escrow Agent shall pay interest on the Escrow Cash at such rate as may be from time to time applicable to the Escrow Account. Such interest shall accrue and be added to the Escrow Cash within three (3) business days of each month end. The Escrow Agent shall be entitled to retain for its own benefit, as partial compensation for its services hereunder, any amount of interest earned on the Escrow Cash that is not payable pursuant to this Section 2(c)(ii). With respect to an FP Indemnity Securityholder whose Pro Rata Share of the Indemnity Escrow Amount consists entirely of a portion of the Escrow Cash, WFBI and the FP Representative agree that: in no event shall the aggregate payments under this Escrow Agreement to the Exchange Agent (as defined in the Merger Agreement) on behalf of such FP Indemnity Securityholder with respect to such FP Indemnity Securityholder’s FP Holding Common Stock exceed the Maximum Amount, as defined below (the “Escrow Earnings Limitation”). Any amount otherwise distributable to the Exchange Agent on behalf of such FP Indemnity Securityholders with respect to their stock but which cannot be so distributed due to the Escrow Earnings Limitation shall be distributed to WFBI. For the purposes of this paragraph, the “Maximum Amount” shall mean an amount equal to (i) each such FP Indemnity Securityholder’s Pro Rata Share of the Escrow Cash multiplied by (ii) the greater of (x) 105% or (y) 100% plus 5 times the “Federal mid-term rate” as defined in Section 1274(d)(1) of the Code (expressed as a percentage) in effect at the time the Escrow Account is funded.
(iii)    The investment of the amounts held in custody by the Escrow Agent pursuant to this Agreement are at the sole risk of the Merger Parties and, without limiting the generality of the foregoing, the Escrow Agent shall have no responsibility or liability for any diminution of the Escrow Cash which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or an Alternative Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder.  The Merger Parties acknowledge and agree that the Escrow Agent is acting at their direction when depositing the Escrow Cash at any Approved Bank or Alternative Bank, and the Escrow Agent is not required to make any further inquiries in respect of any Approved Bank or Alternative Bank.
(d)    Pro Rata Share. A pro rata portion (the “Pro Rata Share”) of the Indemnity Escrow Amount shall be allocated to each FP Indemnity Securityholder, with such allocation comprising either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares (together with any cash in lieu of fractional shares of WFBI Common Stock to be paid with respect to such Escrow Shares pursuant to Section 2.2(e) of the Merger Agreement), as would be payable to each FP Indemnity Securityholder pursuant to Section 2.2 of the Merger Agreement. Concurrently with depositing the Escrow Amount, WFBI will deliver to the Escrow Agent a schedule (the “Pro Rata Schedule”) setting forth the Pro Rata Share, including the allocation of such Pro Rata Share among Escrow Cash and Escrow Shares, of each FP Indemnity Securityholder.

3.    Disposition and Termination.
(a)    Indemnification Claims.
(i)    If at any time prior to the one year anniversary of the Closing Date (the “Escrow Release Date”), WFBI (or any other WFBI Indemnified Party) makes a claim for indemnification (a “WFBI Claim”) pursuant to Section 6.12 of the Merger Agreement, then WFBI shall promptly give written notice (a “WFBI Indemnification Notice”) to the FP Representative as required by Section 6.12(h) of the Merger Agreement, and WFBI shall promptly deliver to the Escrow Agent a copy of each such WFBI Indemnification Notice.
(ii)    In the event that it is determined pursuant to Section 6.12 of the Merger Agreement that WFBI (or any other WFBI Indemnified Party) is entitled to a payment pursuant to a WFBI Claim, then WFBI and the FP Representative shall, subject to the last sentence of this clause (ii), jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Escrow Account a corresponding amount of Escrow Shares valued at $16.00 per share (the “WFBI Stock Value”) and Escrow Cash, in the same proportion as the Escrow Shares and Escrow Cash were deposited in the Escrow Account with respect to the FP Indemnity Securityholders; provided, however, that in lieu of such notice, WFBI may deliver a final nonappealable order of a court of competent jurisdiction instructing the Escrow Agent to make such release. Within five (5) business days of the receipt of such written notice or order, the Escrow Agent shall deliver to WFBI the Escrow Shares and the Escrow Cash set forth in such written notice or order. Notwithstanding the foregoing, any WFBI Losses payable to the WFBI Indemnified Parties shall be aggregated through the Escrow Release Date; no earlier than thirty (30) days prior to the Escrow Release Date and no later than the Escrow Release Date, WFBI and the FP Representative shall instruct the Escrow Agent to release to the WFBI Indemnified Parties (in accordance with the provisions of this Agreement and the Merger Agreement) the aggregate amount of WFBI Losses, if any, that it has been determined from the date of the Merger Agreement through such date to be due and owing to the WFBI Indemnified Parties.
(b)    Escrow Release Date; Resolution and Payment of Unresolved Claims.
(i)    Within fifteen (15) business days after the Escrow Release Date, the Escrow Agent shall release from the Escrow Fund to the Exchange Agent the remaining portion of the Escrow Fund held in the Escrow Account as of the Escrow Release Date, less Escrow Shares and Escrow Cash (in the same proportion as the Escrow Shares and Escrow Cash were deposited in the Escrow Account with respect to the FP Indemnity Shareholders) in amounts that, when taken together, equal the sum of the aggregate amount of actual or reasonably estimated WFBI Losses in respect of any Unresolved Claims, as specified in notices delivered to the FP Representative in accordance with Section 6.12(h) of the Merger Agreement prior to the Escrow Release Date. The Escrow Agent shall continue to hold the Escrow Shares and Escrow Cash corresponding to each Unresolved Claim until the final resolution of such claim. In the event that it is determined pursuant to the Merger Agreement that WFBI (or any other WFBI Indemnified Party) is entitled to a payment in respect of an Unresolved Claim, then WFBI and the FP Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release from the Escrow Account to WFBI (or any other WFBI Indemnified Party) a corresponding amount of Escrow Shares (valued at the WFBI Stock Value) and Escrow Cash, in the same proportion as the Escrow Shares and Escrow Cash were deposited in the Escrow Account with respect to the FP Indemnity Securityholders; provided, however, that in lieu of such notice, WFBI may deliver a final nonappealable order of a court of competent jurisdiction instructing the Escrow Agent to make such release. Within five (5) business days of the receipt of such written notice or order, the Escrow Agent shall deliver to WFBI the Escrow Shares and the Escrow Cash set forth in such written notice or order.

(ii)    Within three (3) business days after the resolution of each Unresolved Claim, WFBI and the FP Representative shall jointly execute and deliver to the Escrow Agent a written notice instructing the Escrow Agent to release any remaining Escrow Fund that was being retained to satisfy such claim to the Exchange Agent; provided, however, that in lieu of such notice, the FP Representative may deliver a final nonappealable order of a court of competent jurisdiction instructing the Escrow Agent to make such release.
(iii)    The Escrow Agent shall cooperate with the Exchange Agent to deliver the Indemnity Escrow Amount, or any portion thereof, to the FP Indemnity Securityholders pursuant to this Agreement and in compliance with Sections 2.6(c) and 6.12 of the Merger Agreement based on each FP Indemnity Securityholder’s Pro Rata Share of the Escrow Fund. For the avoidance of doubt, delivery of any portion of the Escrow Fund to any FP Indemnity Securityholder will be in the form of either (i) a pro rata portion of the Escrow Cash or (ii) a pro rata portion of the Escrow Shares, as specified in the Pro Rata Schedule.
(c)    Distributions to WFBI or a WFBI Indemnitee. In the event that there is a distribution of a portion of the Indemnity Escrow Amount to WFBI or a WFBI Indemnitee, then the amount of such distribution shall be allocated in the form of Escrow Shares and Escrow Cash in the same proportion as the Escrow Cash and Escrow Shares were deposited in the Escrow Account with respect to the FP Indemnity Securityholders, in order to proportionately reduce the Pro Rata Share allocated to each FP Indemnity Securityholder.
(d)    Escrow Deficiency. Notwithstanding anything to the contrary in this Agreement, if any amount to be released at any time or under any circumstances exceeds the then current value of the cash and other property remaining in the Escrow Account, the Escrow Agent shall release the remaining portion of the cash and other property in the Escrow Account and shall have no liability or responsibility to the Merger Parties for any deficiency.
(e)    Termination of Escrow. Upon delivery of any and all remaining cash and property in the Escrow Account by the Escrow Agent, this Agreement shall terminate, subject to the provisions of Section 7 of this Agreement.

4.    Escrow Agent.
(a)    The Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document between the Merger Parties, in connection herewith, if any, including, without limitation, the Merger Agreement (other than the defined terms of the Merger Agreement used in this Agreement), nor shall the Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Merger Parties, (i) the terms and conditions of this Agreement shall control only in connection with any matter related to the Escrow Agent and (ii) the Merger Agreement shall control in all other respects. The Escrow Agent may reasonably rely upon and shall not be liable for acting or refraining from acting upon any written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Merger Party or Merger Parties without inquiry and without requiring substantiating evidence of any kind. The Escrow Agent shall not be liable to any Merger Party, any beneficiary or other person for refraining from acting upon any instruction setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Indemnity Escrow Amount, or any portion thereof, unless such instruction shall have been delivered to the Escrow Agent in accordance with Section 10 below and the Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 10. The Escrow Agent shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Escrow Agent shall have no duty to solicit any payments which may be due it or the Escrow Account nor shall the Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any amounts deposited with it hereunder.
(b)    The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it except to the extent that a final adjudication of a court of competent jurisdiction determines that the Escrow Agent’s gross negligence, bad faith or willful misconduct was the cause of any loss to either Merger Party. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through its affiliates or agents. The Escrow Agent may consult with counsel and accountants to be selected and retained by it. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in reasonable reliance upon the advice or opinion of any such counsel or accountants. In the event that the Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Merger Party hereto which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Merger Parties which eliminates such ambiguity or uncertainty to the satisfaction of the Escrow Agent or by a final and nonappealable order or judgment of a court of competent jurisdiction. Anything in this Agreement to the contrary notwithstanding, in no event shall the Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits) even if the Escrow Agent has been advised of the likelihood of such loss or damage.

5.    Succession.
(a)    The Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice in writing of such resignation to the Merger Parties specifying a date when such resignation shall take effect. If the Merger Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following receipt of the notice of resignation, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Merger Parties hereto. The Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Indemnity Escrow Amount (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery the Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 7 hereunder. For purposes of determining the number of Escrow Shares, if any, to be withheld by the Escrow Agent in accordance with this Section 5(a), the dollar amount due and owing to the Escrow Agent (less the amount of Escrow Cash withheld by the Escrow Agent) shall be divided by the WFBI Stock Value.
(b)    Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Escrow Agent under this Agreement without further act.

6.    Compensation and Reimbursement. The Escrow Agent shall be entitled to compensation for its services under this Agreement as the Escrow Agent and for reimbursement for its reasonable out-of-pocket costs and expenses, in the amounts and payable as set forth on Schedule 2. All amounts owing under the foregoing sentence shall be paid by WFBI. The Escrow Agent shall also be entitled to payment of any amounts to which the Escrow Agent is entitled under the indemnification provisions contained herein as set forth in Section 7.

7.    Indemnity. WFBI shall indemnify, defend and save harmless the Escrow Agent and its affiliates and their respective successors, agents, assigns, directors, officers, managers, attorneys, accountants, experts, and employees (the “Indemnitees”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, actions, suits, proceedings, litigation, investigations or reasonable costs and expenses (including, without limitation, the reasonable fees and expenses of outside counsel and experts and their staffs and the reasonable expense of document location, duplication and shipment) (collectively, “Losses”) arising out of or in connection with (a) the Escrow Agent’s execution and performance of this Agreement, tax reporting or withholding, the enforcement of any rights or remedies under or in connection with this Agreement, or as may arise by reason of any act, omission or error of any Indemnitee, except in the case of any Indemnitee to the extent that such Losses are finally adjudicated by a court of competent jurisdiction to have been caused by the gross negligence, bad faith or willful misconduct of such Indemnitee, or (b) its following any instructions or other directions, whether joint or singular, from the Merger Parties, except to the extent that its following any such instruction or direction is expressly forbidden by the terms hereof. No party shall be liable for any incidental, indirect, special or consequential damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages. The parties hereto acknowledge that their indemnity obligations set forth in this Section 7 shall survive the resignation, replacement or removal of the Escrow Agent or the termination of this Agreement.

8.    Patriot Act Disclosure; Tax Matters.
(a)    Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Merger Parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the Merger Parties’ identity including, without limitation, name, address and organizational documents (collectively, “Identifying Information”). The Merger Parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such Identifying Information required as a condition of opening an account with or using any service provided by the Escrow Agent.
(b)    Tax Matters. WFBI and the FP Representative (on behalf of each FP Indemnity Securityholder) agree to treat (i) the Escrow Cash as owned by WFBI and not received by the FP Indemnity Securityholder, to the extent not paid to the FP Indemnity Securityholder pursuant to the provisions of this Agreement and the Merger Agreement, and (ii) the Escrow Shares as outstanding for tax purposes while held in the Escrow Account, and in each case, to file all tax returns on a basis consistent with such treatment. In furtherance of the foregoing, WFBI will report all earnings, if any, earned on, or derived from, the Escrow Cash held in the Escrow Account as its income (and any related expenses as its expense), in the taxable year or years in which such income (or related expense) is properly includible and pay any taxes attributable thereto. WFBI, on its own behalf, and the FP Representative, on behalf of the FP Indemnity Securityholders, shall provide the Escrow Agent with the certified tax identification number of WFBI and each FP Indemnity Securityholder, as applicable, by furnishing an appropriate and properly completed and executed Internal Revenue Service (“IRS”) Form W-8 (in the case of non-U.S. persons) or properly completed and executed IRS Form W-9 (in the case of U.S. persons), as applicable, and/or such other required documentation as the Escrow Agent may reasonably request. All earnings earned on the Escrow Cash shall be allocated to WFBI and reported, as and to the extent required by law, by the Escrow Agent to the IRS, or any other taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income of WFBI whether or not said income has been distributed during such year, and the Escrow Agent shall provide to WFBI any required payee statements documenting any such earnings. The Escrow Agent shall withhold from any disbursement of amounts in the Escrow Account any taxes it reasonably deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities. To the extent that amounts are so withheld by the Escrow Agent and paid over to the appropriate tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by the Escrow Agent. WFBI shall, or shall cause FP Holding to, deliver to the Escrow Agent a copy of the certificate described in Section 7.2(i) of the Merger Agreement certifying that FP Holding is not, nor has it been within five (5) years of the date of the certification, a “United States real property holding corporation” as defined in Section 897(c) of the Internal Revenue Code of 1986, as amended (the “Code”), in the underlying transaction giving rise to this Agreement; provided, however, that recovery for any losses arising from the inaccuracy of such certificate shall be made solely from the FP Indemnity Securityholders. Any disbursement of amounts in the Escrow Fund to an FP Indemnity Securityholder whose Pro Rata Share of the Escrow Fund consists entirely of a portion of the Escrow Cash shall be treated for U.S. federal income tax purposes as consisting, in part, of imputed interest in accordance with the Code and Treasury Regulations promulgated thereunder. The Escrow Agent shall timely file information statements with the IRS and provide payee statements to the FP Indemnity Securityholders documenting imputed interest or any payment made hereunder. The Escrow Agent shall inform WFBI that the Escrow Agent filed such information returns and provided such payee statements.

9.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, or if sent by United States certified mail, return receipt requested, postage prepaid, shall be deemed duly given on delivery by United States Postal Service, or if sent by facsimile/telecopy or receipted overnight courier services shall be deemed duly given on the Business Day received if received prior to 5:00 p.m. local time or on the following business day if received after 5:00 p.m. local time or on a non-business day, addressed to the respective parties hereto as follows:
To WFBI:            WashingtonFirst Bankshares, Inc.
11921 Freedom Drive
Reston, Virginia 20190
Attention: Shaza L. Andersen, Chief Executive Officer
Fax: (703) 707-8307
E-mail: sandersen@wfbi.com

with a copy to:            Richard D. Horn
General Counsel, WashingtonFirst Bankshares, Inc.
11921 Freedom Drive
Reston, Virginia 20190
Fax: (703) 707-8307
E-mail: rhorn@wfbi.com

with a copy to:            Jacob A. Lutz, III
Troutman Sanders LLP
Troutman Sanders Building
1001 Haxall Point
Richmond, Virginia 23219
Fax: (804) 698-6014
E-mail: jake.lutz@troutmansanders.com

To the Shareholder
Representative:         John Oswald
c/o Capital Trust Group
8000 Towers Crescent Drive
Vienna, Virginia 22101
E-mail: jpo@capitaltrustintl.com

with a copy to:            Laura M. Medina
Cooley LLP
380 Interlocken Crescent, Suite 900
Broomfield, Colorado 80023
Fax: (720) 566-4099
E-mail: lmedina@cooley.com

To the Escrow Agent:        Computershare Trust Company, N.A.
[address]

[city, state, zip]
Attention:
Fax:
E-mail:

or to such other representative or at such other address as such person may furnish to the other parties in writing.

10.    Security Procedures.
(a)    Notwithstanding anything to the contrary as set forth in Section 9, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution, including, but not limited to, any joint transfer instructions that may otherwise be set forth in a written instruction permitted pursuant to the Merger Agreement, may be given to the Escrow Agent only by confirmed facsimile/telecopy or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Indemnity Escrow Amount, or any portion thereof, shall be deemed delivered and effective unless the Escrow Agent actually shall have received such instruction by facsimile/telecopy or other electronic transmission (including e-mail) at the number or e-mail address provided to the Merger Parties by the Escrow Agent in accordance with Section 9 of this Agreement and as further evidenced by a confirmed transmittal to that number.
(b)    In the event transfer instructions are so received by the Escrow Agent by facsimile/telecopy or other electronic transmission (including e-mail), the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 3 hereto, and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 3, the Escrow Agent is hereby authorized both to receive written instructions from and seek confirmation of such instructions by telephone call-back to any one or more of WFBI’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chairman, Chief Executive Officer, General Counsel and/or Chief Financial Officer, as the Escrow Agent may select. Such Executive Officer shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer.
(c)    The FP Representative acknowledges that the Escrow Agent is authorized to deliver the Indemnity Escrow Amount to the custodian account or recipient designated by the FP Representative in writing. WFBI acknowledges that the Escrow Agent is authorized to deliver the Indemnity Escrow Amount to the address provided for notice to WFBI in Section 9 hereof or any address provided in a Claims Notice.

11.    Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent reasonably obeys or complies with any such writ, order or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

12.    Assignment; Successors in Interest. Subject to the terms and provisions of Section 5 hereof, no assignment or transfer by any party hereto of such party’s rights and obligations hereunder shall be made except without the prior written consent of the other parties hereto; provided that replacement of the person serving as the FP Representative pursuant to Section 2.10(a) of the Merger Agreement shall not constitute an assignment or transfer by the FP Representative of the FP Representative’s rights and obligations hereunder. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns, and any reference to a party hereto shall also be a reference to the successors and permitted assigns of such party.

13.    Captions. The titles and captions contained herein are inserted herein only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

14.    Governing Law; Venue. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable conflicts of laws or choice of laws rules or principles. All actions arising out of or relating to this Agreement shall be heard and determined exclusively in any federal court sitting in the City of Alexandria in the Commonwealth of Virginia; provided, however, that if such federal court does not have jurisdiction over such action, such action shall be heard and determined exclusively in any state court sitting in the County of Fairfax in the Commonwealth of Virginia. Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Commonwealth of Virginia for the purpose of any action arising out of or relating to this Agreement brought by either party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above named courts.

15.    Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement. Each of the parties hereto hereby (a) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 15.

16.    Severability. If any term or provision of this Agreement or the application thereof to any circumstance shall, in any jurisdiction and to any extent, be invalid or unenforceable, such term or provision shall be ineffective as to such jurisdiction to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable such term or provision in any other jurisdiction, the remaining terms and provisions of this Agreement or the application of such terms and provisions to circumstances other than those as to which it is held invalid or enforceable.

17.    Counterparts. This Agreement may be executed by facsimile/telecopy and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.    Parties in Interest. Nothing expressed or implied herein is intended, or shall be construed, to confer upon or give any person other than the parties hereto, and their successors and permitted assigns, any right, remedy, obligation or liability under or by reason of this Agreement, or result in such person being deemed a third-party beneficiary hereof, other than the provisions of Section 7 hereof (which are intended for the benefit of the persons covered thereby or the persons entitled to payment thereunder and may be enforced by such persons).

19.    Amendment; Waiver.
(a)    This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Merger Parties and the Escrow Agent.
(b)    Any agreement on the part of a party hereto to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such party. A waiver by a party hereto of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

20.    Entire Agreement; Relationship to Merger Agreement. This Agreement, together with schedules hereto, constitutes the entire agreement among the parties hereto with respect to its subject matter and supersedes all prior and contemporaneous agreements, understandings and negotiations, both written and oral, among the parties with respect to such subject matter. Notwithstanding the foregoing, with respect to the rights, duties and obligations of WFBI and the FP Representative contained in this Agreement, this Agreement shall not supersede Sections 2.6, 2.10, and 6.12 of the Merger Agreement.

21.    Specific Performance. Each of the parties to this Agreement acknowledges and agrees that the other parties to this Agreement would be irreparably damaged in the event that any of the terms or provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Therefore, notwithstanding anything to the contrary set forth in this Agreement, each of the parties to this Agreement hereby agrees that the other parties to this Agreement shall be entitled to an injunction or injunctions to prevent breaches of any of the terms or provisions of this Agreement, and to enforce specifically the performance by the other party under this Agreement, and each party to this Agreement hereby agrees to waive the defense in any such suit that the other parties to this Agreement have an adequate remedy at law, and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief.

22.    Cumulative Remedies. All rights and remedies of any party hereto are cumulative of each other and of every other right or remedy such party may otherwise have at law or in equity, and the exercise of one or more rights or remedies shall not prejudice or impair the concurrent or subsequent exercise of other rights or remedies.

23.     Force Majeure. The Escrow Agent is not liable to any Merger Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, or other causes reasonably beyond its control.

*    *    *    *    *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Agreement as of the date set forth above.

WASHINGTONFIRST BANKSHARES, INC.

By:

Name:    Shaza L. Andersen

Title:    Chief Executive Officer

Telephone: (703) 840-2420

JOHN OSWALD
as FP Representative

By:

Name:    John Oswald

Title:    FP Representative

Telephone:

COMPUTERSHARE TRUST COMPANY, N.A.
as Escrow Agent

By:

Name:

Title:

SCHEDULE 1 – Approved Banks

SCHEDULE 2 – Schedule of Fees for Escrow Agent Services

Computershare Trust Company, N.A.

Escrow Fee Schedule

Account Set Up Fee                        [______]

Annual Administration Fee                    [______]

Investment Fee                            n/a

Out-of-Pocket Expenses                        [______]
(Postage, Stationary, etc.)

Overnight Delivery Charges                    [______]

This proposal is subject to final review of the governing documents.

SCHEDULE 3

Telephone Number(s) and Authorized Signature(s) for
Person(s) Designated to give Indemnity Escrow Amount Transfer Instructions

If from WFBI:

Name                Telephone Number        Signature

1.

2.

3.

If from the FP Representative:

Name                Telephone Number        Signature

1.

2.

3.

Telephone Number(s) for Call-Backs and
Person(s) Designated to Confirm Indemnity Escrow Amount Transfer Instructions

If from WFBI:

Name                Telephone Number

1.

2.

3.

If from the FP Representative:

Name                Telephone Number

1.

2.

3.

EXHIBIT A – Copy of Merger Agreement

[insert copy of Merger Agreement]

Schedule A – FP Warrants

	Issue Date	Underlying Shares of FP Holding Common Stock	Strike Price	Increment
	5/13/2015	128,537	$ 3.62	$ 465,303.94
	5/13/2015	128,537	$ 3.62	465,303.94
Total Shares		257,074		$ 930,607.88

Sch. A-1

Schedule B – Director $5.78 Options

	Issue Date	Underlying Shares of FP Holding Common Stock	Vesting	Strike Price	Expiration	Increment
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	$ 28,900.00
	1/11/2011	20,000	3yr annual	$ 5.78	12/31/2016	115,600.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	5,000	immediate	$ 5.78	4/17/2017	28,900.00
	4/18/2012	25,000	immediate	$ 5.78	4/17/2017	144,500.00
Total Shares		80,000				$ 462,400.00

Sch. B-1

Schedule C – Director $7.00 Options

	Issue Date	Underlying Shares of FP Holding Common STock	Vesting	Strike	Expiration	Increment
	1/27/2015	5,000	immediate	$ 7.00	1/27/2020	$ 35,000.00
	1/27/2015	5,000	immediate	$ 7.00	1/27/2020	35,000.00
	1/27/2015	5,000	immediate	$ 7.00	1/27/2020	35,000.00
	1/27/2015	5,000	immediate	$ 7.00	1/27/2020	35,000.00
	1/27/2015	11,550	immediate	$ 7.00	1/27/2020	80,850.00
	1/27/2015	5,000	immediate	$ 7.00	1/27/2020	35,000.00
	1/27/2015	12,500	immediate	$ 7.00	1/27/2020	87,500.00
Total Shares		49,050				$ 343,350.00

Sch. C-1

Schedule D – Director $7.55 Options

	Issue Date	Underlying Shares of FP Holding Common Stock	Vesting	Strike	Expiration	Increment
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	$ 37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	5,000	immediate	$ 7.55	1/28/2019	37,750.00
	1/29/2014	12,500	immediate	$ 7.55	1/28/2019	94,375.00
Total Shares		52,500				$ 396,375.00

Sch. D-1

Schedule E – Employee FP Options

	Issue Date	Underlying Shares of FP Holding Common Stock	Vesting	Strike	Expiration
	7/31/2011	2,000	3-Year Cliff	$5.78	7/30/2016
	9/5/2013	8,000	3-Year Cliff	$7.00	9/4/2018
	12/12/2012	3,000	3-Year Cliff	$5.78	12/11/2017
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	1/27/2015	3,000	3-Year Cliff	$7.00	1/26/2020
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	3/16/2011	5,000	3-Year Cliff	$5.78	3/15/2016
	1/1/2013	8,000	3-Year Cliff	$5.78	12/30/2017
	8/24/2011	4,000	3-Year Cliff	$5.78	8/23/2016
	12/12/2012	3,000	3-Year Cliff	$5.78	12/11/2017
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	1/27/2015	3,000	3-Year Cliff	$7.00	1/26/2020
	4/30/2014	2,000	3-Year Cliff	$7.61	4/29/2019
	2/16/2011	25,000	3-Year Cliff	$5.78	2/15/2016
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	11/5/2012	10,000	3-Year Cliff	$5.78	11/4/2017
	1/27/2015	3,000	3-Year Cliff	$7.00	1/26/2020
	12/12/2012	3,000	3-Year Cliff	$5.78	12/11/2017
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	1/27/2015	3,000	3-Year Cliff	$7.00	1/26/2020
	4/30/2014	5,000	3-Year Cliff	$7.61	4/29/2019
	10/17/2013	3,000	3-Year Cliff	$7.00	10/16/2018
	10/17/2012	2,000	3-Year Cliff	$5.78	10/16/2017
	12/12/2012	3,000	3-Year Cliff	$5.78	12/11/2017
	1/27/2015	3,000	3-Year Cliff	$7.00	1/26/2020
	1/29/2014	2,500	3-Year Cliff	$7.55	1/28/2019
	4/24/2013	5,000	3-Year Cliff	$8.00	4/23/2018
	4/24/2013	5,000	3-Year Cliff	$8.00	4/23/2018
Total		126,000

Sch. E-1